                                                Filed pursuant to Rule 424(b)(1)
                                                      Registration No. 333-52137


PROSPECTUS

                                3,000,000 SHARES
                                                           EFTC CORPORATION LOGO

                                EFTC CORPORATION
                                  COMMON STOCK
                               ------------------
     Of the 3,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of EFTC Corporation (the "Company" or "EFTC") offered hereby, 1,600,000 shares are being offered by the Company and 1,400,000 shares are being offered by the Selling Shareholders (as defined herein). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.


     The Common Stock is quoted on the Nasdaq National Market under the symbol "EFTC." The reported last sale price of the Common Stock as reported by the Nasdaq National Market on June 1, 1998 was $14.75 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==================================================================================================================
                                                          UNDERWRITING                             PROCEEDS TO
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO           SELLING
                                         PUBLIC          COMMISSIONS(1)        COMPANY(2)         SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------
Per Share.........................       $14.00              $0.7525            $13.2475            $13.2475
------------------------------------------------------------------------------------------------------------------
Total(3)..........................     $42,000,000         $2,257,500          $21,196,000         $18,546,500
==================================================================================================================


   (1) For information regarding indemnification of the Underwriters, see "Underwriting."


   (2) Before deducting offering expenses estimated at $375,000, all of which will be payable by the Company.



   (3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $48,300,000, $2,596,125, $27,157,375 and $18,546,500,
       respectively. See "Underwriting."

                               ------------------


     The shares of Common Stock are being offered by the several Underwriters named herein subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about June 5, 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York, 10001 or through the facilities of The Depository Trust Company.

                               ------------------
SALOMON SMITH BARNEY
                         J.C. BRADFORD & CO.
                                                  BANCAMERICA ROBERTSON STEPHENS
                                                         NEEDHAM & COMPANY, INC.

June 1, 1998

     THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "PSLRA"), THAT INVOLVE KNOWN AND UNKNOWN RISKS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "ESTIMATES," "EXPECTS," "MAY" AND WORDS OF SIMILAR IMPORT OR STATEMENTS OF MANAGEMENT'S OPINION. IN ADDITION, THIS PROSPECTUS CONTAINS, ON PAGES 3, 26 AND 27, FORECASTS OF FUTURE GROWTH IN MARKETS SERVED BY THE COMPANY. THESE FORECASTS WERE PREPARED BY ENTITIES THAT ARE NOT AFFILIATED WITH THE COMPANY OR THE UNDERWRITERS AND ARE BASED ON ASSUMPTIONS FORMULATED BY SUCH ENTITIES WITHOUT CONSULTATION WITH THE COMPANY OR THE UNDERWRITERS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND FORECASTS" AND "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS AND THEIR POTENTIAL IMPACT ON THE FORWARD LOOKING STATEMENTS AND FORECASTS CONTAINED HEREIN.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN OF THE UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. The term "Company" refers to EFTC Corporation and its wholly-owned subsidiaries -- Current Electronics, Inc. ("CEI"), Circuit Test, Inc. ("CTI"), Airhub Service Group L.C. ("Airhub"), CTI International, L.C. ("CTI LLC"), CTLLC Acquisition Corp. ("CAC" ) and RM Electronics, Inc., doing business as Personal Electronics ("Personal Electronics"). CEI's affiliate, Current Electronics (Washington) Inc. ("CEWI"), was merged into CEI in September 1997. CEI and, with respect to any period prior to its merger into CEI, CEWI are hereinafter referred to as the "CE Companies." CTI, Airhub, CTI LLC and CAC are hereinafter referred to as the "CTI Companies." Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Investors should carefully consider the information set forth in "Risk Factors," beginning at page 8.

                                  THE COMPANY

GENERAL

     The Company is a leading independent provider of "high-mix" electronic manufacturing services, including quick-turn manufacturing, prototype services, high-mix production, and aftermarket repair and warranty services, to original equipment manufacturers ("OEMs") and is initiating "build-to-order" services ("BTO"). The Company's manufacturing services focus on high-speed production of high-mix electronic products -- products that are characterized by small lot sizes with differences in configuration in each lot. The Company provides "hub-based" repair and warranty services that are marketed as part of the logistics service offerings of the two largest transportation companies that specialize in overnight delivery services in the United States. These hub-based services are provided principally through facilities located inside such transportation companies' national sorting, warehouse and logistics hub facilities (the "Overnight Delivery Hubs") in Memphis, Tennessee and Louisville, Kentucky. Since acquiring the CTI Companies, the Company has invested in creating a BTO manufacturing capability at the Memphis, Tennessee Overnight Delivery Hub. In May 1998, the Company signed its first BTO contract with Fujitsu PCCorporation ("Fujitsu") to provide BTO services for a line of notebook computers. The Company believes it is well positioned to capitalize on the industry shift away from mass production to mass customization because it specializes in small-lot processing associated with high-mix manufacturing and because of the logistics advantages associated with its hub-based BTO and repair and warranty services. The Company's ten largest customers on a revenue basis for the first quarter of 1998, taking into account the Acquisitions (as defined below), were: AlliedSignal, Inc. ("AlliedSignal"), Apple Corporation, Inc., Credence Systems Corporation, Electro Scientific Industries, Inc., Exabyte Corporation, Gateway 2000, Inc., Hewlett-Packard Company ("HP"), Honeywell Inc., Kentrox Industries, Inc. and Ohmeda Inc.

INDUSTRY OVERVIEW

     Outsourcing of electronic manufacturing services continues to grow as OEMs increasingly focus on their core competencies of designing and marketing their products. According to Technology Forecasters, an independent market research firm, the worldwide market for electronic manufacturing services is expected to grow from $60 billion in 1996 to $178 billion in 2001, representing a compound annual growth rate of 24%. The Company believes that the growth of outsourcing combined with the increasing number of types of electronic products that have emerged over the last decade is fundamentally changing the nature of the electronic manufacturing industry. In particular, the Company believes that OEMs are offering, and in the future will increasingly offer, electronic products that are mass customized -- that is, products that are customized to the diverse specifications of end users and therefore OEMs will require more services from electronic manufacturing service providers. The Company believes that such additional services will include full product design, sophisticated quick-turn manufacturing and prototype services, high-mix manufacturing capability, "box-build" and BTO capabilities, inventory and logistics management, and integrated repair and warranty services.

STRATEGY

     The Company's objective is to emerge as a premier mass customizer of electronic products. The Company has assembled a full range of electronic manufacturing services that focus on small lot processing. The Company believes its customers are increasingly focused on strategic supply chain management, reduced time to market, BTO production, access to leading-edge manufacturing technology and reduced capital investment. The Company is differentiating itself by creating specific manufacturing techniques and service offerings solely focused on small-lot processing and creating integrated partnerships with logistics providers, component suppliers and customers to integrate its partners' core competencies through all levels of the Company's operations. The Company is also differentiating itself by integrating state-of-the-art information technology into its operations including an internal Oracle ERP (Enterprise Resource Planning) system and external service offerings through the Internet. These attributes allow the Company to provide customized solutions to customers' product needs. The Company's strategy is to provide a unique set of capabilities derived from its two key core competencies:

          "High-mix" manufacturing competence. The Company's high-mix manufacturing competence is based on the Company's capabilities in small-lot processing at high production speeds. This allows the Company to produce high-mix products with increased responsiveness and flexibility to changes in customers' needs. The nature of high-mix products makes them difficult to manufacture at high production speeds or with a high level of responsiveness.

          "Hub-based" repair and warranty services. The Company provides its customers with enhanced services through the integration of the Company's repair and warranty services with the facilities of the overnight delivery service providers located at the Overnight Delivery Hubs. This integration enables the Company to simplify inventory and logistics management for its customers and to provide high-speed fulfillment of repair and warranty service orders. The two overnight delivery service providers market the Company's repair and warranty services as part of their own logistics services offerings. The Company is planning to use the high-speed order fulfillment advantages of the hub-based facilities to provide a platform from which the Company can provide BTO services.

ACQUISITIONS

     Through the Acquisitions (as defined below) completed in 1998 and 1997, the Company has expanded its operations from one facility in Colorado at the beginning of 1997 to nine facilities throughout the United States as of the date of this Prospectus. The Acquisitions, described below, have strategically expanded the Company's breadth of high-mix service offerings to include quick-turn manufacturing, prototype services, concurrent engineering, subassembly manufacturing, next-day delivery of assemblies and warranty and post-warranty repair services.

DATE OF ACQUISITION                 COMPANY/ASSETS ACQUIRED                DESCRIPTION
-------------------                 -----------------------                -----------
March 1998.......................  Personal Electronics         The Company acquired a quick-turn
                                     (the "PE Merger")          manufacturing and prototype
                                                                services company located in
                                                                Manchester, New Hampshire.
September 1997...................  CTI Companies                The Company acquired repair and
                                     (the "CTI Merger")         warranty services companies with
                                                                three sites, including two
                                                                located at the Overnight Delivery
                                                                Hubs.

DATE OF ACQUISITION                 COMPANY/ASSETS ACQUIRED                DESCRIPTION
-------------------                 -----------------------                -----------
August and September 1997........  AlliedSignal Assets          The Company subleased a
                                     (the "AlliedSignal         production facility, acquired
                                     Asset Purchase")           related equipment and inventory
                                                                and hired personnel located in
                                                                Ft. Lauderdale, Florida. The
                                                                Company acquired the inventory
                                                                and equipment and has hired
                                                                personnel located in Tucson,
                                                                Arizona.
February 1997....................  CE Companies                 The Company acquired manufactur-
                                     (the "CE Merger")          ing companies with two sites
                                                                located in Newberg, Oregon and
                                                                Moses Lake, Washington.

     For further descriptions of the PE Merger, the CTI Merger, the AlliedSignal Asset Purchase and the CE Merger (collectively, the "Acquisitions"), see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Acquisitions."

     The Company operates high-mix manufacturing facilities in five plants located in Arizona, Colorado, Florida, Oregon and Washington and has one replacement plant under construction. Personal Electronics is an EFTC Express location, specializing in quick-turn manufacturing and prototype services and is located in Manchester, New Hampshire. The Company's repair and warranty services are carried out in three locations: Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida. For further descriptions of the Company's properties, see "Business and Properties -- Description of Property." The principal executive offices of the Company are located at 9351 Grant Street, Denver, Colorado 80229 and the telephone number is (303) 451-8200.

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

     The following tables present for the Company summary consolidated historical financial data as of and for each of the three years ended December 31, 1997, as of and for the three months ended March 31, 1998 and 1997. All financial data has been restated for the PE Merger, as described elsewhere herein, as if the PE Merger had occurred on January 1, 1995. The summary consolidated historical financial data set forth below as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 have been derived from the Company's financial statements audited by KPMG Peat Marwick LLP included elsewhere in this Prospectus. The summary historical financial data set forth below as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of the Company's results of operations for the period. All of the financial data set forth below is qualified in its entirety by and should be read in conjunction with such financial statements and the notes thereto and the Company's "Management's Discussion and Analysis of Financial Condition and Results of

Operations" included elsewhere in this Prospectus. The results of operations of the Company for the interim period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

                                                                 THREE MONTHS
                                                               ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                                              ------------------    ------------------------------
                                                               1998       1997        1997      1996(1)     1995
                                                              -------    -------    --------    -------    -------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................................................  $54,200    $16,041    $122,079    $60,910    $51,580
Cost of goods sold..........................................   44,297     13,941     102,166    56,277      46,437
                                                              -------    -------    --------    -------    -------
  Gross profit..............................................    9,903      2,100      19,913     4,633       5,143
Impairment of fixed assets..................................       --         --          --       726          --
Goodwill amortization.......................................      391         23         547        --          --
Merger costs................................................    1,048(2)      --          --        --          --
Selling, general and administrative expenses................    5,321      1,213      12,712     5,916       4,324
                                                              -------    -------    --------    -------    -------
  Operating income (loss)...................................    3,143        864       6,654    (2,009)        819
Other income (expense):
  Interest expense..........................................     (908)      (212)     (2,411)     (576)       (432)
  Other, net................................................       39         20       1,296(3)    100          92
                                                              -------    -------    --------    -------    -------
                                                                 (869)      (192)     (1,115)     (476)       (340)
Income (loss) before income taxes...........................    2,274        672       5,539    (2,485)        479
Income tax expense (benefit)................................      935         73       2,118      (867)        130
                                                              -------    -------    --------    -------    -------
  Net income (loss).........................................  $ 1,339    $   599    $  3,421    $(1,618)   $   349
                                                              =======    =======    ========    =======    =======
Pro forma information(4):
  Historical net income.....................................    1,339        599       3,421    (1,618)        349
  Pro forma adjustment to income tax expense (benefit)......      317        179          41       (10)         (2)
                                                              -------    -------    --------    -------    -------
  Pro forma net income......................................  $ 1,022    $   420    $  3,380    $(1,608)   $   351
                                                              =======    =======    ========    =======    =======
  Pro forma income (loss) per share:
  Basic.....................................................  $  0.07    $  0.06    $   0.40    $(0.28)    $  0.06
                                                              =======    =======    ========    =======    =======
  Diluted...................................................  $  0.07    $  0.06    $   0.38    $(0.28)    $  0.06
                                                              =======    =======    ========    =======    =======
  Pro forma weighted average shares outstanding:............
  Basic.....................................................   13,645      6,658       8,502     5,742       5,762
                                                              =======    =======    ========    =======    =======
  Diluted...................................................   14,400      6,658       8,954     5,742       5,762
                                                              =======    =======    ========    =======    =======


                                                                MARCH 31, 1998                   DECEMBER 31,
                                                          --------------------------    ------------------------------
                                                          AS ADJUSTED(5)     ACTUAL     1997(6)      1996       1995
                                                          --------------    --------    --------    -------    -------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................................     $ 48,537       $ 43,537    $ 43,634    $ 9,284    $ 9,878
Goodwill................................................       46,018         46,018      46,372         --         --
Total assets............................................      171,633        171,633     148,825     24,037     25,724
Notes payable and current portion of long-term debt.....        3,350          8,350       3,150      1,970        196
Long-term debt, net of current portion..................       30,015         45,836      41,809      3,947      3,081
Shareholders' equity....................................       98,784         77,963      75,221     13,850     15,462


---------------

(1) As part of a corporate restructuring, the Company expensed $2.1 million for restructuring costs in the third quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Merger costs related to the PE Merger which was accounted for as a pooling of interests.

(3) Includes gain of approximately $1.2 million on the sale of a building used in the Company's manufacturing operations.

(4) The net income of Personal Electronics, which was not subject to income taxes due to its S corporation status, has been tax effected and included as a pro forma adjustment to income tax expense. See Note 1 to the Consolidated Financial Statements of the Company.


(5) Adjusted to reflect the issuance of shares in the offering made hereby, the application of the proceeds, net of related expenses, and the repayment of the $5 million Bank One Note (as defined herein) with the proceeds of additional borrowings under the amended Bank One Loan (as defined herein) subsequent to March 31, 1998 as described in "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources."


(6) Includes the effects of the CE Merger, the AlliedSignal Asset Purchase, the CTI Merger and a public offering of the Common Stock completed in 1997.

                                  THE OFFERING

Common Stock Offered by the Company...     1,600,000 Shares

Common Stock Offered by the Selling
Shareholders..........................     1,400,000 Shares

Common Stock to be Outstanding After
the Offering(1).......................     15,429,476 Shares


Use of Proceeds.......................     to pay down a portion of a revolving
                                           loan which, as of May 29, 1998, had
                                           outstanding borrowings of
                                           approximately $34.8 million. See "Use
                                           of Proceeds."


Nasdaq National Market Symbol.........     "EFTC"
---------------

(1) Includes 13,649,676 shares outstanding as of March 31, 1998, as well as 9,800 shares issued pursuant to the exercise of options from March 31, 1998 to the date of this Prospectus and 170,000 shares expected to be issued upon the exercise of outstanding options by certain Selling Shareholders in connection with this Offering. Does not include 2,588,020 shares of Common Stock issuable upon exercise of other outstanding options and 80,000 shares of Common Stock issuable upon exercise of outstanding warrants. See "Description of Capital Stock and Other Securities."

                 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
                            STATEMENTS AND FORECASTS


     Certain statements in this Prospectus, including statements contained in the Summary, and under the captions "Business and Properties," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the PSLRA, that involve known and unknown risks, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import or statements of management's opinion. In addition, this Prospectus contains, on pages 3, 26 and 27, forecasts of future growth in markets served by the Company. These forecasts were prepared by entities that are not affiliated with the Company or the Underwriters and are based on assumptions formulated by such entities without consultation with the Company or the Underwriters. The aforementioned forward-looking statements, forecasts and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company, growth of the electronic manufacturing services industry, or growth of the electronic hardware maintenance market to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, forecasts and assumptions. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general or affecting the electronic products industry in particular, changes in the use of outsourcing by OEMs, increased material prices and service competition within the electronic component, contract manufacturing and repair industries, changes in the competitive environment in which the Company operates, the continued growth of the industries targeted by the Company or its competitors or changes in the Company's management information needs, difficulties in implementing the Company's new management information system, difficulties in managing the Company's growth or in integrating new businesses, changes in customer needs and expectations and the Company's ability to keep pace with technological developments and governmental actions.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information before making an investment in the Common Stock offered hereby.

MANAGEMENT OF GROWTH; GEOGRAPHIC EXPANSION

     The Company has experienced rapid growth since February 1997 and intends to pursue continued growth through internal expansion and acquisitions. The Company's rapid growth has placed, and could continue to place, a significant strain on the Company's management information, operating and financial systems. In order to maintain and improve results of operations, the Company's management will be required to manage growth and expansion effectively. The Company's need to manage growth effectively will require it to continue to implement and improve its management information, operating and financial systems and internal controls. Moreover, the Company will be required to augment its management team, to develop the management skills of its operations managers and supervisors and to train, motivate and manage its employees. There can be no assurance that the Company's historical revenue growth will continue. The Company's failure to effectively manage growth could adversely affect the Company's results of operations. See "-- Acquisition Strategy."

     Beginning in 1997, the Company has acquired, and undertaken the construction of, facilities in several locations and the Company may acquire or build additional facilities from time to time in the future. The Company's results of operations could be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with growth of operations and geographic expansion. Should the Company increase its expenditures in anticipation of a future level of sales which does not materialize, its results of operations would be adversely affected. As the Company continues to expand, it may become more difficult to manage geographically-dispersed operations. There can be no assurance that the Company will successfully manage other plants it may acquire or build in the future.

ACQUISITION STRATEGY

     The Company has actively pursued in the past, and expects to actively pursue in the future, acquisitions to expand its operations, geographic markets, service offerings, customer base and revenue base. Acquisitions, including the PE Merger, CTI Merger, the AlliedSignal Asset Purchase, and the CE Merger, involve numerous risks, including difficulties in the integration of the operations, technologies and products and services of the acquired companies and assets, the diversion of management's attention and the Company's financial resources from other business activities, the potential to enter markets in which the Company has no or limited prior experience and where competitors in such markets have stronger market positions and the potential loss of key employees and customers of the acquired companies. In addition, during the integration of an acquired company, the financial performance of the Company will be subject to the risks commonly associated with an acquisition, including the financial impact of expenses necessary to realize benefits from the acquisition and the potential for disruption of operations. For instance, during the Company's integration of assets purchased pursuant to the AlliedSignal Asset Purchase, the Company experienced significant shortages of materials that have adversely affected operations at its Tucson facility. Such shortages resulted primarily from the Company's lack of familiarity with the procurement procedures applicable to the Tucson facility. Although the effects of such shortages have not had a significant adverse impact on the Company's operations as a whole, there can be no assurance that the Company will not experience other difficulties integrating operations that have been or may be acquired in the future, or that any such shortages or difficulties will not have a material adverse effect on the Company's business or results of operations in the future.

     Acquisitions by the Company have in some cases been financed with substantial borrowings. Although the Company intends to use the net proceeds of the offering made hereby to retire a portion of its outstanding indebtedness, the Company may incur significant amounts of indebtedness in connection with future acquisitions, other transactions or funding expansions of the Company's operations. Future acquisitions may also involve potentially dilutive issuances of equity securities.

     There can be no assurance that the Company will be able to identify suitable acquisition opportunities, to consummate acquisitions successfully or, with respect to recent or future acquisitions, integrate acquired personnel and operations into the Company successfully.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

     The Company has historically relied on a small number of customers to generate a significant percentage of its revenue. In the first quarter of 1998, AlliedSignal accounted for 38.6% of the Company's net revenues and was the only customer that accounted for more than 10% of the Company's net revenues. The Company's ten largest customers accounted for 69.9% of the Company's net revenues in the first quarter of 1998 and 70.8% of the Company's net revenues in 1997. The loss of AlliedSignal as a customer would, and the loss of any other significant customer could, have a material adverse effect on the Company's financial condition and results of operations.

     If the Company's efforts to expand its customer base are not successful, the Company will continue to depend upon a relatively small number of customers for a significant percentage of its net sales. There can be no assurance that current customers, including AlliedSignal, or future customers of the Company will not terminate their manufacturing arrangements with the Company or significantly change, reduce or delay the amount of manufacturing services ordered from the Company. Ohmeda, Inc. ("Ohmeda") which has been one of the Company's ten largest customers, is consolidating its outside manufacturing arrangements with another electronic contract manufacturer and will cease using the Company's services in 1998. See "-- Absence of Long-Term Manufacturing Contracts." In addition, the Company may from time to time hold significant accounts receivable from sales to certain customers. The insolvency or other inability of a significant customer to pay outstanding receivables could have a material adverse effect on the Company's results of operations and financial condition.

RELATIONSHIPS WITH TRANSPORTATION PROVIDERS

     The Company's repair and warranty operations are built around their principal locations at the Overnight Delivery Hubs of the two largest transportation companies that specialize in overnight delivery services in the

United States and are integrated with the logistics operations of these overnight delivery service providers and participate in joint marketing programs to customers of these overnight delivery service providers. See
"-- Competition." The Company believes that the location of its repair facilities at the Overnight Delivery Hubs is a significant competitive advantage for the Company's repair and warranty service offerings and a majority of the Company's repair and warranty service customers come from joint marketing efforts with such transportation providers. The Company does not, however, have any long-term contracts or other arrangements with these overnight delivery service providers, each of which could elect to cancel the Company's lease, to cease providing scheduling accommodations or to cease joint marketing efforts with the Company at any time. If the Company ceased to be allowed to share facilities and marketing arrangements with either or both of these overnight delivery service providers, there can be no assurance that alternate arrangements could be made by the Company to preserve such advantages and the Company could lose significant numbers of repair customers. In addition, work stoppages or other disruptions in the transportation network may occur from time to time which may affect these transportation providers. For example, on March 11, 1998, the union pilots employed by Federal Express Corporation ("FedEx") rejected a contract offer from management. According to press reports, the pilot's union is seeking to resume negotiations. A work action by FedEx pilots would disrupt the Company's operations. Such a work action or other similar events could have a material adverse effect on the Company's business and results of operations.

INITIATION OF BUILD-TO-ORDER

     The Company is integrating its existing and newly-acquired businesses in order to offer BTO services, oriented around a hub-based distribution system, to its customers. The Company has incurred expenses in the establishment of the infrastructure to provide BTO services to its customers in advance of customer orders. This represents an expansion into a new line of business with which the Company has no operating experience and will require capital expenditures, certain operational changes and integration of the Company's Automated Execution System ("AES") software throughout all of the Company's facilities. There can be no assurance that the Company will successfully integrate its services or market BTO services to its customers and the failure to do so could change the Company's business and growth strategies and adversely affect the Company's long-term business prospects. See "Business and Properties -- Strategy" and "Business and Properties -- Services."

IMPLEMENTATION OF NEW INFORMATION SYSTEM

     The Company is implementing a new management information system (the "MIS System"), based on commercially available Oracle software products, that is designed to track and control all aspects of its manufacturing services. Among other things, the implementation of the MIS System includes the conversion of the Company's AES software which is a customized software package designed to meet the needs of the Company's "Asynchronous Processing Manufacturing" ("APM") process, into software compatible with the MIS System. The Company has installed and is continuing to integrate the MIS System at the Company's Rocky Mountain and Tucson facilities. The Company intends to implement the MIS System at its other facilities as soon as practicable. Although the implementation of the MIS System to date has not presented any unmanageable difficulties, there can be no assurance that the MIS System can be properly installed at any of the Company's remaining facilities. Furthermore, there can be no assurance that, if installed, the MIS System will operate as designed or provide the Company's operations any additional efficiency. If the MIS System fails to operate as designed, the Company's operations could be disrupted by lost orders resulting in lost customers or by inventory shortfalls and overages and the Company could be compelled to write-off the development costs of such software. Such disruptions or events could adversely affect results of operations and the implementation of the Company's strategy. See "Business and Properties -- Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INVENTORY RISK; LIMITED AVAILABILITY OF COMPONENTS AND MANUFACTURING EQUIPMENT

     In 1997, substantially all of the Company's net sales were derived from turnkey sales. In turnkey manufacturing, the Company provides materials as well as manufacturing services and often bears the risk of fluctuations in materials costs, scrap and excess inventory, which could adversely affect the Company's gross profit margins. In addition, some materials used by the Company have been subject to industry-wide shortages and suppliers have been forced to allocate available quantities among their customers. Moreover, work stoppages or other disruptions in transportation services may occur from time to time which may affect availability of materials. The Company's inability to obtain any needed materials during periods of allocations, work stoppages or disruptions in transportation services or the Company's inability to forecast demand accurately could cause delays in shipments to the Company's customers, and could also adversely affect results of operations.

     Significant lead times also are involved in acquiring certain equipment used in the Company's manufacturing process. Although the Company has increased its manufacturing capacity in response to the expansion of its customer base, there can be no assurance that the Company will have sufficient capacity at any given time to be able to meet customers' demands if such demands exceed anticipated levels.

ABSENCE OF LONG-TERM MANUFACTURING CONTRACTS

     As is typical in the electronic manufacturing services industry, the Company frequently does not obtain long-term purchase orders or commitments from its customers, but instead works with them to develop nonbinding forecasts of the future volume of orders. Based on such nonbinding forecasts, the Company makes commitments regarding the level of business that it will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each individual customer and generally affecting each customer's industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except, in some cases, for payment for services rendered, materials purchased and, in limited circumstances, charges associated with such cancellation, reduction or delay. Significant or numerous cancellations, reductions or delays in orders by customers would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     Contract Manufacturing. Competition in the electronic manufacturing services industry is intense. The Company competes against numerous domestic and foreign manufacturers, including Benchmark Electronics, Inc., DII Group, Inc., Plexus Corp., Reptron Electronics, Inc., Solectron Corporation, and others, many of which are substantially larger or have greater financial or operating resources than the Company. Many of the Company's competitors are more established in the industry and have substantially greater manufacturing, financial, engineering and marketing resources than the Company. The Company also faces competition from the manufacturing operations of its current and potential customers, which are continually evaluating the relative merits of internal manufacturing versus outsourcing. Certain of the Company's competitors have broader geographic breadth than the Company. In addition, several contract manufacturers have established manufacturing facilities in foreign countries. The Company believes that foreign manufacturing facilities are more important for contract manufacturers that focus on high-volume consumer electronic products, and do not afford a significant competitive advantage in the Company's targeted market for complex, mid-volume products for which greater flexibility in specifications and lead times is required. The Company believes that the principal competitive factors in its targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price.

     Repair and Warranty Services. The Company also has a number of competitors in the repair and warranty services industry, including Aurora Electronics, Inc., Data Exchange Corp., DecisionOne Holdings Corp., Logistics Management, Inc., Sequel, Inc., and others. In addition, the Company competes with certain OEMs that provide repair and warranty services for their own products. Some of the Company's competitors in the repair and warranty services industry are more established in the industry and have substantially greater financial, engineering and marketing resources than the Company. The Company believes that its location within the Overnight Delivery Hubs gives it a significant competitive advantage. However, a competitor can, and in some cases has, gained similar advantages by locating a repair facility in close proximity to the Overnight Delivery Hubs. The Company also faces competition from its current and potential customers, which are continually evaluating the relative merits of providing repair and warranty services internally versus outsourcing. The Company believes that the principal competitive factors in its targeted repair and warranty services market are quality, reliability, ability to meet delivery schedules and price.

PROTECTION OF KNOW-HOW AND TRADE SECRETS

     APM and the supporting AES software represent and, are expected to continue to represent, a critical part of the Company's high-mix manufacturing strategy. The use, by third parties, of the concepts or processes, developed by the Company, that comprise APM is not legally restricted. In addition, the Company has a non-exclusive license to use the AES software that, in conjunction with other commercially available software programs and databases, coordinates the APM process. The APM process is therefore subject to replication by a competitor willing to invest the resources to do so and the AES software is therefore available from third parties having rights thereto. To protect its know-how and processes related to APM, the Company primarily relies upon a combination of nondisclosure agreements and other contractual provisions, as well as the confidentiality and loyalty of its employees. However, there can be no assurance that these steps will be adequate to prevent a competitor from replicating the APM process or that a competitor will not independently develop know-how or processes similar or superior to the Company's APM process. The adoption by its competitors of a process that is similar to, or superior to, the Company's APM process would likely result in a material increase in competition faced by the Company for its targeted market of high-mix OEMs.

ENVIRONMENTAL COMPLIANCE

     The Company's operations and properties are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters. Some risk of costs and liabilities related to these matters is inherent in the Company's business, as with many other businesses. In the event of violation, these regulations provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted that may adversely affect the Company. In certain cases, the Company could be liable for environmental clean-up and other costs resulting from actions of others occurring on or near the Company's properties or, even if not liable, the Company could find itself forced to defend against assertions of potential liability for the actions of others. There can be no assurance that material costs and liabilities will not be incurred in complying with those regulations or in defending against any such liability, or that past or future operations will not result in exposure to injury or claims of injury by employees or the public.

VARIABILITY OF QUARTERLY RESULTS OF OPERATIONS

     The Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on the Company's quarterly results of operations. Other factors affecting the Company's quarterly results of operations may include, among other things, costs relating to the expansion of operations including development of the Company's BTO business, price competition, the Company's level of experience in manufacturing a particular product, the degree of automation used in the assembly process, the efficiencies achieved by the Company in managing inventories and other assets, the timing of expenditures in anticipation of increased sales and fluctuations in the cost of components or labor. Any of these factors could adversely affect the Company's quarterly results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF OWNERSHIP

     Upon completion of this offering and including shares issuable upon exercise of vested options, the officers and directors of the Company will continue to own (assuming the exercise of all currently vested options held by them) approximately 42.7% of the Company's Common Stock then outstanding. Consequently, the officers and directors will continue to be able to exercise substantial control over the election of the Company's directors, the outcome of corporate actions requiring shareholder approval, the business and affairs of the Company and future direction of the Company. The concentration of the ownership of the Common Stock among the Company's directors is likely to delay or prevent a change of control of the Company without the consent of such directors. See "Principal Shareholders" and "Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALES

     Sales of a substantial number of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Without consideration of the contractual rights and prohibitions described below, there is a substantial number of shares of Common Stock that are eligible for sale in public markets pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or will become so eligible, in the near future. In addition, substantial numbers of shares of Common Stock are issuable upon exercise of outstanding options issued by the Company and the Company has registered, under the Securities Act, the resale of 2,965,441 shares of Common Stock issuable upon exercise of options granted to employees under the Company's 1989 Stock Option Plan, Equity Incentive Plan and Stock Option Plan for Non-Employee Directors (collectively, the "Stock Option Plans") and options granted to certain employees not under the Stock Option Plans. The Board of Directors of the Company has adopted an amendment to the Company's Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 2,500,000. This amendment will be voted on by the Company's shareholders at the annual meeting of shareholders to be held on June 4, 1998. If such amendment is approved by the shareholders, the Company intends to register the resale of these 2,500,000 shares of Common Stock on Form S-8. Moreover, certain of the Company's shareholders have certain contractual rights to cause the Company to register their shares for resale or to require the inclusion of their shares in registration statements otherwise filed by the Company.

     The Company, the Company's directors and executive officers and the Selling Shareholders have agreed with the Underwriters not to make certain sales or dispositions of shares of Common Stock or securities convertible or exercisable for Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. Smith Barney Inc. may, in its sole discretion at anytime without notice, consent to an early termination of such agreements. See "Shares Eligible for Future Sales."

STOCK PRICE VOLATILITY

     The Company's Common Stock has experienced significant price volatility historically, and such volatility may continue to occur in the future. Factors such as announcements of large customer orders, order cancellations, new product introductions by the Company or competitors or general conditions in the electronics industry, as well as variations in the Company's actual or anticipated results of operations, may cause the market price of the Common Stock to fluctuate significantly. Furthermore, the stock market has experienced extreme price and volume fluctuations in recent years, often for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may materially adversely affect the price of the Common Stock. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

ANTI-TAKEOVER PROVISIONS

     Several provisions of the Company's Articles of Incorporation and Bylaws could deter or delay unsolicited takeovers or delay or prevent changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, such provisions could limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock and Other Securities."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $20.8 million based upon the public offering price of $14.00 per share. Such proceeds will be used by the Company to pay down a portion of the Company's revolving credit facility, which as of May 29, 1998, had outstanding borrowings of approximately $34.8 million. The revolving credit facility and a related term loan (collectively, the "Bank One Loan") were incurred pursuant to a credit agreement, dated as of September 30, 1997, as amended, among the Company and Bank One, Colorado, N.A. ("Bank One"). The Bank One Loan was originally incurred in connection with the CTI Merger and the AlliedSignal Asset Purchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The
Company -- Liquidity and Capital Resources," for a description of the terms, including interest rates, of the Bank One Loan and the Subordinated Notes.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "EFTC." The following table sets forth, for the periods indicated, the high and low closing sales prices of the Common Stock as reported on the Nasdaq National Market.


                                                                HIGH          LOW
                                                                ----          ---
YEAR ENDED DECEMBER 31, 1998:
Second Quarter (through June 1, 1998).......................    $19           $12 9/16
First Quarter...............................................     17            12 13/16
YEAR ENDED DECEMBER 31, 1997:
Fourth Quarter..............................................     18 1/4        12 1/16
Third Quarter...............................................     14 5/16        8 5/8
Second Quarter..............................................      8 1/2         4 5/8
First Quarter...............................................      6 3/4         4 3/4
YEAR ENDED DECEMBER 31, 1996:
Fourth Quarter..............................................      4 7/8         2 3/4
Third Quarter...............................................      4 1/4         3 1/2
Second Quarter..............................................      4 7/8         3 5/8
First Quarter...............................................      5 1/8         3 3/4



     On June 1, 1998, the last reported closing sale price for the Common Stock on the Nasdaq National Market was $14.75 per share. As of May 27, 1998, there were approximately 235 shareholders of record of the Common Stock.


                                DIVIDEND POLICY


     The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. The Company instead intends to retain its earnings for use in the operation and expansion of its business. Any future cash dividends would depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. Under the terms of the Bank One Loan, the Company may not pay dividends without the consent of Bank One. See the description of the Bank One Loan in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of March 31, 1998, and as adjusted to reflect (i) the sale of 1,600,000 shares of Common Stock offered by the Company hereby, (ii) the application of the estimated net proceeds to the Company therefrom and (iii) the repayment of the $5 million Bank One Note (as defined herein) with the proceeds of additional borrowings under the amended Bank One Loan subsequent to March 31, 1998, as described under "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The
Company -- Liquidity and Capital Resources."



                                                                 MARCH 31, 1998
                                                          ----------------------------
                                                             ACTUAL       AS ADJUSTED
                                                          ------------    ------------
Debt:
  Note payable -- Bank..................................  $  5,000,000    $         --
  Current portion of long term debt.....................     3,350,000       3,350,000
                                                          ------------    ------------
          Total current debt............................     8,350,000       3,350,000
  Long term debt, less current portion..................    45,836,227      30,015,227
                                                          ------------    ------------
          Total debt....................................    54,186,227      33,365,227
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized, none issued and outstanding............           -0-             -0-
  Common Stock, $0.01 par value, 45,000,000 shares
     authorized; 13,649,676 shares issued and
     outstanding and 15,249,676 shares as adjusted(1)...       136,497         152,497
Additional paid-in-capital..............................    69,475,544      90,280,544
Retained earnings.......................................     8,350,774       8,350,774
                                                          ------------    ------------
          Total shareholders' equity....................    77,962,815      98,783,815
                                                          ------------    ------------
          Total capitalization..........................  $132,149,042    $132,149,042
                                                          ============    ============


---------------

(1) Does not include 170,000 shares of Common Stock issuable upon exercise of other outstanding options expected to be exercised by certain Selling Shareholders in connection with the Offering, 2,588,020 shares of Common Stock issuable upon exercise of other outstanding options, 9,800 shares issued pursuant to the exercise of options from March 31, 1998 to the date of this Prospectus and 80,000 shares issuable upon exercise of outstanding warrants.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following tables present for the Company selected consolidated historical financial data as of and for each of the five years ended December 31, 1997, as of and for the three months ended March 31, 1998 and 1997. All financial data has been restated for the PE Merger, as described elsewhere herein, as if the PE Merger had occurred on January 1, 1993. The selected consolidated historical financial data set forth below as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 have been derived from the Company's financial statements audited by KPMG Peat Marwick LLP included elsewhere in this Prospectus. The selected historical financial data set forth below as of December 31, 1994 and 1993 and for each of the two years ended December 31, 1994 and as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of the Company's results of operations for the period. All of the financial data set forth below is qualified in its entirety by and should be read in conjunction with such financial statements and the notes thereto and the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results of operations of the Company for the interim period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

                                     THREE MONTHS ENDED
                                          MARCH 31,                    YEAR ENDED DECEMBER 31,
                                     -------------------   ------------------------------------------------
                                       1998       1997       1997     1996(1)    1995      1994      1993
                                     --------   --------   --------   -------   -------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..........................  $54,200    $16,041    $122,079   $60,910   $51,580   $53,828   $30,870
Cost of goods sold.................   44,297     13,941     102,166    56,277    46,437    47,631    26,181
                                     -------    -------    --------   -------   -------   -------   -------
  Gross profit.....................    9,903      2,100      19,913     4,633     5,143     6,197     4,689
Impairment of fixed assets.........       --         --          --       726        --        --        --
Goodwill amortization..............      391         23         547        --        --        --        --
Merger costs.......................    1,048(2)      --          --        --        --        --        --
Selling, general and administrative
  expenses.........................    5,321      1,213      12,712     5,916     4,324     3,065     2,216
                                     -------    -------    --------   -------   -------   -------   -------
  Operating income (loss)..........    3,143        864       6,654    (2,009)      819     3,132     2,473
Other income (expense):
  Interest expense.................     (908)      (212)     (2,411)     (576)     (432)     (268)     (250)
  Other, net.......................       39         20       1,296(3)     100       92       110       (12)
                                     -------    -------    --------   -------   -------   -------   -------
                                        (869)      (192)     (1,115)     (476)     (340)     (158)     (262)
Income (loss) before income
  taxes............................    2,274        672       5,539    (2,485)      479     2,974     2,211
Income tax expense (benefit).......      935         73       2,118      (867)      130     1,041       736
                                     -------    -------    --------   -------   -------   -------   -------
         Net income (loss).........  $ 1,339    $   599    $  3,421   $(1,618)  $   349     1,933     1,475
                                     =======    =======    ========   =======   =======   =======   =======
Pro forma information(4):
  Historical net income............    1,339        599       3,421    (1,618)      349     1,933     1,475
  Pro forma adjustment to income
    tax expense (benefit)..........      317        179          41       (10)       (2)        6        68
                                     -------    -------    --------   -------   -------   -------   -------
  Pro forma net income.............  $ 1,022    $   420    $  3,380   $(1,608)  $   351     1,927     1,407
                                     =======    =======    ========   =======   =======   =======   =======
  Pro forma income (loss) per
    share:
  Basic............................  $  0.07    $  0.06    $   0.40   $ (0.28)  $  0.06   $  0.36   $  0.33
                                     =======    =======    ========   =======   =======   =======   =======
  Diluted..........................  $  0.07    $  0.06    $   0.38   $ (0.28)  $  0.06   $  0.36   $  0.33
                                     =======    =======    ========   =======   =======   =======   =======
  Pro forma weighted average shares
    outstanding:
  Basic............................   13,645      6,658       8,502     5,742     5,762     5,427     4,283
                                     =======    =======    ========   =======   =======   =======   =======
  Diluted..........................   14,400      6,658       8,954     5,742     5,762     5,427     4,283
                                     =======    =======    ========   =======   =======   =======   =======

                                     MARCH 31, 1998                          DECEMBER 31,
                                ------------------------   ------------------------------------------------
                                AS ADJUSTED(5)   ACTUAL    1997(6)     1996      1995     1994(7)    1993
                                --------------   -------   --------   -------   -------   -------   -------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............     $ 48,537      $43,537   $ 43,634   $ 9,284   $ 9,878   $ 7,015   $ 2,568
Goodwill......................       46,018       46,018     46,372        --        --        --        --
Total assets..................      171,633      171,633    148,825    24,037    25,724    23,883    11,532
Notes payable and current
  portion of long-term debt...        3,350        8,350      3,150     1,970       196       170       170
Long-term debt, net of current
  portion.....................       30,015       45,836     41,809     3,947     3,081     3,613     3,280
Shareholders' equity..........       98,784       77,963     75,221    13,850    15,462    14,984     3,525


---------------

(1) As part of a corporate restructuring, the Company expensed $2.1 million for restructuring costs in the third quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Merger costs related to the PE Merger which was accounted for as a pooling of interests.

(3) Includes gain of approximately $1.2 million on the sale of a building used in the Company's manufacturing operations.

(4) The net income of Personal Electronics, which was not subject to income taxes due to its S corporation status, has been tax effected and included as a pro-forma adjustment to income tax expense. See Note 1 to the Consolidated Financial Statements of the Company.


(5) Adjusted to reflect the issuance of shares in the offering made hereby, the application of the proceeds, net of related expenses, and the repayment of the $5 million Bank One Note (as defined herein) with the proceeds of additional borrowings under the amended Bank One Loan subsequent to March 31, 1998 as described in "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The
    Company -- Liquidity and Capital Resources."


(6) Includes the effects of the CE Merger, the AlliedSignal Asset Purchase, the CTI Merger and a public offering of the Common Stock completed in 1997.

(7) The Company received $9.3 million from its initial public offering in March 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information set forth below contains "forward looking statements" within the meaning of the PSLRA. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. See "Cautionary Statement Regarding Forward-Looking Statements."

THE COMPANY

GENERAL

     The Company is a leading independent provider of high-mix electronic manufacturing services to OEMs in the aerospace and avionics, medical, communications, industrial instruments and controls and computer-related products industries. The Company's manufacturing services consist of assembling complex printed circuit boards, cables, electro-mechanical devices and finished products. The CTI Companies provide repair and warranty services to OEMs in the communications and computer industries.

     The Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on the Company's quarterly results of operations. Other factors affecting the Company's quarterly results of operations may include, among other things, the Company's success in integrating the businesses of Personal Electronics and the assets and operations acquired in the AlliedSignal Asset Purchase, costs relating to the expansion of operations including establishment of the infrastructure to provide BTO services, price competition, the Company's level of experience in manufacturing a particular product, the degree of automation used in the assembly process, the efficiencies achieved by the Company in managing inventories and other assets, the timing of expenditures in anticipation of increased sales and fluctuations in the cost of components or labor.

     In the third quarter of 1996, the Company introduced Asynchronous Process Manufacturing ("APM"), a new manufacturing methodology, at its Rocky Mountain facility. APM is an innovative combination of high-speed manufacturing equipment, sophisticated information systems and standardized process teams designed to manufacture mixtures of small quantities of products more flexibly and faster. APM allows for the building of small lots in very short cycle times and increases throughput by decreasing setup time, standardizing work centers and processing smaller lot sizes. The Company has done this by designating teams to set up off-line feeders and standardizing loading methods regardless of product complexity. APM has allowed the Company to increase productivity by producing product with fewer people, which ultimately reduces costs and increases gross profit. The Company completed implementation of APM at its Rocky Mountain facility in October 1996 and has begun implementing APM at its existing Newberg, Oregon facility, but will not complete that implementation until after its new manufacturing facility under construction in Newberg, Oregon is completed. The Company also plans to implement APM at its other facilities, at appropriate times.

ACQUISITIONS

     In March 1998, the Company completed the PE Merger and during 1997, the Company completed the CE Merger, the AlliedSignal Asset Purchase and the CTI Merger, all of which have affected the Company's results of operations and financial condition. All financial information has been restated for the effects of the PE Merger, which was accounted for as a pooling of interests.

     PE Merger. On March 31, 1998, the Company acquired RM Electronics, Inc., a New Hampshire corporation doing business as Personal Electronics, for 1,800,000 shares of its Common Stock issued to the former shareholders of Personal Electronics. The acquisition of Personal Electronics has been accounted for using the pooling of interests method of accounting. Personal Electronics' revenues in 1997, 1996 and 1995 were $8.8 million, $4.0 million and $2.4 million, respectively. Prior to its acquisition by the Company, Personal Electronics was an independent provider of rapid, low-volume, high-mix electronic manufacturing services to OEMs in the greater Boston area and New Hampshire. Personal Electronics focuses on providing high levels of personalized customer service to geographically proximate customers.

     CTI Merger. On September 30, 1997, the Company acquired the CTI Companies for approximately $29.7 million in cash and debt assumption, 1,858,975 shares of the Company's Common Stock and a $6 million contingent payment paid upon closing of a public offering in November of 1997. The Company recorded goodwill of approximately $38.9 million, which is being amortized over 30 years. In connection with this acquisition, the Company entered into the Bank One Loan and issued the Subordinated Notes. See "-- Liquidity and Capital Resources."

     In many respects, the CTI Companies and the Company are financially and operationally complementary businesses. This tends to give management at the CTI Companies more alternatives when making decisions that affect profit margins and overall operations. The CTI Companies have historically turned receivables at a slower rate and inventories at approximately the same rate as the Company. In 1996, the CTI Companies turned receivables at an approximate rate of 57 days or 6 times a year and turned inventories every 79 days or approximately 5 times a year. In 1996, the Company turned receivables at an approximate rate of 25 days or approximately 14 times a year and turned inventories every 62 days or approximately 6 times a year. Consequently, since the CTI Merger, the Company's receivables have turned over at a slower rate due to the inclusion of the CTI Companies.

     The Company is involved in the front end of many OEMs' new-product introductions and is subject to production fluctuations relating to the OEMs' product demands. Thus, the Company's production of a particular product is related to overall product life cycle and length of demand for such product. The CTI Companies' repair and warranty service is dependent on the size of the installed base and extent of use of such product.

     The CTI Companies have generated gross profit percentages ranging from 26% to 33% from 1994 to 1996. This is significantly higher than the Company's historic gross profit percentages, which have ranged from approximately 5% to 10% from 1994 to 1996. This is due to the high value-added content of the CTI Companies' operations. The impact of combining operations of the CTI Companies with the Company has been to increase the Company's overall gross, operational and net profit percentages due to the CTI Companies' overall higher profitability levels as a percentage of sales. This is based on historic results, and there is no guarantee that these trends will continue.

     AlliedSignal Asset Purchase. In February 1998, the Company completed two transactions with AlliedSignal, pursuant to which the Company acquired certain inventory and equipment located in Ft. Lauderdale, Florida, subleased the portion of AlliedSignal's facility where such inventory and equipment was located and employed certain persons formerly employed by AlliedSignal at that location. The Company also hired certain persons formerly employed by AlliedSignal in Tucson, Arizona and agreed with AlliedSignal to provide the personnel and management services necessary to operate a related facility on behalf of AlliedSignal on a temporary basis. The Company purchased from a third party and renovated a production facility in Tucson, Arizona. The Company moved AlliedSignal's inventory and equipment and related employees to its own facility and began production in early February 1998. The aggregate purchase price of the assets acquired by the Company from AlliedSignal approximated $19 million, of which approximately $16 million was paid by March 31, 1998. The Florida and Arizona facilities are currently used to produce electronic assemblies for AlliedSignal. The Company is also seeking to use the Florida and Arizona facilities to provide services for customers other than AlliedSignal. The Company agreed to pay AlliedSignal one percent of gross revenue for all electronic assemblies and parts made for a customer other than AlliedSignal at the Arizona or Florida facilities through December 31, 2001.

     CE Merger. On February 24, 1997, the Company acquired the CE Companies for approximately $10.9 million consisting of 1,980,000 shares of Common Stock and approximately $5.5 million in cash, which included approximately $0.6 million of transaction costs. The Company recorded goodwill of approximately $8.0 million, which is being amortized over 30 years. The combined revenues for the CE Companies for the fiscal year ended September 30, 1996 was approximately $32.5 million. In connection with this transaction, the Company renegotiated its line of credit and obtained a 90-day bridge loan in the amount of $4.9 million (which was subsequently repaid), the proceeds from which were used to pay the cash consideration related to the CE Merger, as discussed above. See "--Liquidity and Capital Resources."

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net sales:

                                                      QUARTER ENDED
                                                        MARCH 31,       YEAR ENDED DECEMBER 31,
                                                      --------------    -----------------------
                                                      1998     1997     1997     1996     1995
                                                      -----    -----    -----    -----    -----
Net sales...........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit........................................   18.3     13.1     16.3      7.6     10.0
Merger costs........................................    2.0       --       --       --       --
Selling, general and administrative expenses........    9.8      7.6     10.4      9.7      8.4
Goodwill............................................    0.7      0.1      0.4       --       --
Impairment of fixed assets..........................     --       --       --      1.2       --
                                                      -----    -----    -----    -----    -----
Operating income (loss).............................    5.8      5.4      5.5     (3.3)     1.6
Interest expense....................................   (1.7)    (1.3)    (2.0)    (0.9)    (0.9)
Other, net..........................................    0.1      0.1      1.0      0.1      0.2
                                                      -----    -----    -----    -----    -----
Income (loss) before income taxes...................    4.2      4.2      4.5     (4.1)     0.9
Income tax expense (benefit)........................    1.7      0.5      1.7     (1.5)     0.2
Pro forma tax expense (benefit).....................    0.6      1.1       --       --       --
                                                      -----    -----    -----    -----    -----
Pro forma net income (loss).........................    1.9      2.6      2.8     (2.6)     0.7
                                                      =====    =====    =====    =====    =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Net Sales. The Company's net sales increased by 238.8% to $54.2 million for the first quarter of 1998 compared to $16.0 million in the first quarter of 1997. The increase in net sales is due primarily to the inclusion of the operations from the CE Companies, acquired on February 24, 1997, the inclusion of the operations of the Company's Ft. Lauderdale and Arizona facilities, acquired from AlliedSignal in August 1997, the inclusion of the CTI Companies, acquired on September 30, 1997, the growth in revenues of Personal Electronics and increased orders from existing customers.

     Gross Profit. Gross profit increased by 371.4% to $9.9 million for the quarter ended March 31, 1998 compared to $2.1 million for the same period last year. The gross profit margin increased to 18.3% for the quarter ended March 31, 1998 from 13.1% for the quarter ended March 31, 1997. The increase in gross profit margin is related to (i) the operations of the CE Companies, which have historically had a higher gross profit margin, (ii) the adoption of APM in the later part of 1996 in the Rocky Mountain facility which has resulted in greater operating efficiencies, and (iii) the operations of the CTI Companies, which have historically had a higher gross profit percentage. In addition, as revenues have increased, fixed overhead costs such as labor costs and depreciation have been absorbed in costs of goods sold resulting in higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SGA") expenses increased by 341.7% to $5.3 million for the first quarter ended March 31, 1998, compared with $1.2 million for the same period in 1997. As a percentage of net sales, SGA expense increased to 9.8% for the quarter ended March 31, 1998 from 7.6% from the quarter ended March 31, 1997. The increase in SGA expenses is primarily due to the inclusion of the CE Companies', the CTI Companies' and the Company's Ft. Lauderdale and Arizona facilities' SGA expenses and increased investment in information technology and marketing.

     Operating Income. Operating income increased to $3.1 million for the quarter ended March 31, 1998 from $0.9 million for the quarter ended March 31, 1997. Operating income as a percentage of net sales increased to 5.8% for the quarter ended March 31, 1998 from 5.4% for the quarter ended March 31, 1997. Excluding the one-time merger costs of $1.0 million in the first quarter of 1998, operating income would have been $4.2 million or 7.7% of net sales. The increase in operating income is attributable to the CE Merger, the CTI Merger, the increase in operating income of Personal Electronics, increased efficiencies associated with APM, and the acquisition and operation of the Ft. Lauderdale facility.

     Interest Expense. Interest expense was $0.9 million for the quarter ended March 31, 1998 compared to $0.2 million for the same period in 1997. The increase in interest is primarily the result of the incurrence of debt associated with the CE Merger, the AlliedSignal Asset Purchase in Arizona and Florida, the CTI Merger, and increased operating debt used to finance the growth of inventories and receivables.

     Income Tax Expense. The effective income tax rate for the quarter ended March 31, 1998 was 55.0% including pro forma income taxes compared to 37.5% for the same period in 1997, due to the impact of nondeductible goodwill and the nondeductible portion of the one-time merger costs of approximately $875,000 in the first quarter of 1998 which significantly increases the effective tax rate.

  1997 Compared to 1996

     Net Sales. The Company's net sales increased by 100.5% to $122.1 million during the year ended December 31, 1997, from $60.9 million for the year ended December 31, 1996. The increase in net sales is due primarily to the inclusion of the operations from the CE Companies, acquired on February 24, 1997, the inclusion of the operations of the Company's Ft. Lauderdale and Arizona facilities, acquired from AlliedSignal in August 1997, the inclusion of the CTI Companies, acquired on September 30, 1997, the growth in revenues of Personal Electronics and increased orders from existing customers.

     Gross Profit. Gross profit increased by 332.6% to $19.9 million during the year ended December 31, 1997, from $4.6 million during the year ended December 31,1996. The gross profit margin for the year ended December 31, 1997 was 16.3% compared to 7.6% for the year ended December 31, 1996. The increase in gross profit percentage is related to (i) the operations of the CE Companies, which have historically had a higher gross profit margin, (ii) the adoption of APM in the later part of 1996 in the Rocky Mountain facility which has resulted in greater operating efficiencies, and (iii) the operations of the CTI Companies, which also have historically had a higher gross profit percentage. In addition, as revenues have increased, fixed overhead costs such as labor costs and depreciation have been absorbed in cost of goods resulting in higher margins. Finally, the Company incurred a restructuring charge in cost of goods sold of $0.5 million in the third quarter of fiscal 1996, primarily related to severance costs and the write-off of inventory associated with the restructuring of the Company's customer base, which accentuated the difference in gross profit margins between 1997 and 1996.

     Selling, General and Administrative Expenses. SGA expenses increased by 115.3% to $12.7 million for the year ended December 31, 1997, compared with $5.9 million for the same period of 1996. As a percentage of net sales, SGA expense increased to 10.4% for the year ended December 31, 1997, from 9.7% in the same period of 1996. The Company incurred a restructuring charge of $0.9 million in the third quarter of 1996, primarily from severance pay for terminated employees at the Rocky Mountain facility. Without the restructuring charge, SGA expense for 1996 would have been 8.2% of sales. The increase in SGA expenses is primarily due to the inclusion of the CE Companies', the CTI Companies' and the Company's Fort Lauderdale and Arizona facilities' SGA expenses and increased investment in information technology and marketing.

     Operating Income. Operating income increased to $6.7 million for the year ended December 31, 1997, from a loss of $2.0 million for the same period in 1996. Operating income as a percentage of net sales increased to 5.5% in the year ending December 31, 1997 from negative 3.3% in the same period of 1996. The increase in operating income is attributable to the CE Merger, the CTI Merger, the increase in operating income of Personal Electronics, increased efficiencies associated with APM, and the acquisition and operation of the Fort Lauderdale and Tucson facilities. Without the $2.1 million write down in the third quarter of 1996, the 1996 operating profit margin would have been approximately breakeven.

     Interest Expense. Interest expense was $2.4 million for the year ended December 31, 1997 as compared to $0.6 million for the same period in 1996. The increase in interest is primarily the result of the incurrence of debt associated with the CE Merger, the AlliedSignal Asset Purchase in Arizona and Florida, the CTI

Merger, and increased operating debt used to finance both inventories and receivables for the Company in fiscal 1997.

     Income Tax Expense. The effective income tax rate for the year ended December 31, 1997 was 38.9% including pro forma income taxes compared to 35.2% for the same period a year earlier. The Company anticipates higher income tax rates due to the impact of nondeductible goodwill relating to the CTI Merger and CE Merger.

  1996 Compared to 1995

     Net Sales. Net sales in 1996 increased 18.0% to $60.9 million from $51.6 million in 1995. The increase in net sales is due primarily to increased material sales associated with the box-build project for one customer and the growth in revenues of Personal Electronics.

     Gross Profit. Gross profit in 1996 decreased 9.8% from 1995 to $4.6 million. Gross profit as a percentage of net sales for 1996 was 7.6% compared to 10.0% in 1995. One reason for the decline in gross profit is related to restructuring charges of $0.5 million that were included in cost of goods sold in the third quarter of 1996. Without the restructuring, gross profit would have been $5.1 million or 8.4% of net sales. These restructuring charges were severance costs related to a decrease in workforce, write down of inventory related to changes in the Company's customer mix, and expenses related to the reorganization of the manufacturing floor and manufacturing process in connection with the implementation of APM.

     Selling, General and Administrative Expenses. SGA expense for 1996 increased by 37.2% over 1995 to $5.9 million. The increase is due to restructuring charges for severance costs related to reduction in workforce and other expenses related to organizational changes in the amount of $0.9 million in the third quarter of 1996. Excluding the restructuring charges, the SGA expense would have been $5.0 million which is an increase of $0.7 million or 16.3% over 1995. This increase was due primarily to increased sales commissions and related expenses associated with the sales growth from 1995 to 1996 levels as noted above. As a percentage of net sales, SGA expense increased to 9.7% in 1996 from 8.4% in 1995. Without the restructuring charges, SGA expenses would have been 8.2% of net sales for 1996.

     Impairment of Fixed Assets. During the third quarter of 1996, the Company incurred a write down associated with impaired assets in the amount of $0.7 million. Statement of Financial Accounting Standards No. 12 "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed of should be reported at the lower of carrying amount of fair value less cost to sell. The Company went through a corporate restructuring in the third quarter of 1996, which included a workforce reduction and implementation of APM, resulting in certain assets no longer being used in operations. Certain software that will no longer be used, as well as excess equipment that was sold, were written down to fair value in accordance with Statement No. 121.

     Operating Income. Operating income in 1996 decreased 350.0% to a loss of $2.0 million from income of $0.8 million in 1995. Operating income as a percent of sales decreased to negative 3.3% in 1996 from 1.6% in 1995. The decrease in operating income was primarily attributable to the restructuring charges and impairment of fixed assets noted above in the amount of $2.1 million. Excluding the restructuring charges, the Company would have had operating income of $0.1 million or 0.2% of net sales for 1996. The decrease, excluding the restructuring charges, was related to product mix changes and related overhead expenses to put new programs in place as well as increased variable selling costs associated with higher sales volumes in the first two quarters of 1996.

     Interest expense. Interest expense in 1996 increased 50.0% from 1995 to $0.6 million. Borrowing necessitated by increases in inventory and accounts receivable levels is the primary reason for the increase in interest expense.

     Income Tax Expense. The Company's effective income tax rate for 1996 was 35.2%, including pro forma income taxes, compared to 26.7% for 1995. Tax expense for 1995 was lower due to certain research expenditures incurred in 1992, 1993, 1994 and 1995 for which the Company claimed federal tax credits. The Company's Rocky Mountain facility is also located in a State of Colorado enterprise zone. The Company receives state tax credits for capital expenditures and increases in the number of Company employees but, as sales increase, these state tax credits will have a relatively smaller effect on the Company's effective income tax rate.

     Quarterly results. The following table presents unaudited quarterly operating data for the most recent five quarters of the period ended March 31, 1998. The information includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation thereof.

                                                              QUARTER ENDED
                                      --------------------------------------------------------------
                                      MARCH 31,     DEC. 31,     SEP. 30,     JUNE 30,     MARCH 31,
                                        1998          1997         1997         1997         1997
                                      ---------     --------     --------     --------     ---------
Net sales(1)........................   $54,200      $50,938      $30,483      $24,617       $16,041
Cost of goods sold..................    44,297       41,613       25,750       20,863        13,941
                                       -------      -------      -------      -------       -------
Gross profit........................     9,903        9,325        4,733        3,754         2,100
Merger costs........................     1,048(2)        --           --           --            --
Impairment of fixed assets..........        --           --           --           --            --
Goodwill amortization...............       391          390           67           67            23
Selling, general and administrative
  expenses..........................     5,321        7,214(3)     2,288        1,995         1,213
                                       -------      -------      -------      -------       -------
Operating income....................     3,143        1,721        2,378        1,692           864
Interest expense and other, net.....      (869)      (1,220)         641(4)      (346)         (192)
                                       -------      -------      -------      -------       -------
Income before income taxes..........     2,274          501        3,019        1,346           672
Income tax expense (benefit)
  including pro forma adjustment....     1,252          269        1,122          516           252
                                       -------      -------      -------      -------       -------
Pro forma net income(5).............   $ 1,022      $   232      $ 1,897      $   830       $   420
                                       =======      =======      =======      =======       =======
Pro forma income per
  share -- diluted..................   $  0.07      $  0.02      $  0.22      $  0.11       $  0.06
                                       =======      =======      =======      =======       =======
Weighted average shares
  outstanding -- diluted............    14,400       12,438        8,476        7,921         6,658

---------------

(1) The restatement of the Company's financial statements resulting from the treatment of the PE Merger as a pooling of interests resulted in increases to net sales of $3.2 million in the quarter ended March 31, 1998 and of $2.7 million in the fourth quarter, $2.3 million in the third quarter, $1.9 million in the second quarter and $2.0 million in the first quarter of 1997.

(2) Merger costs related to the PE Merger which was accounted for as a pooling of interests.

(3) Reflects bonuses paid to the shareholders of Personal Electronics of $2.6 million in the quarter ended December 31, 1997.

(4) Includes gain of approximately $1.2 million on sale of building used in the Company's manufacturing operations.

(5) The restatement of the Company's financial statements resulting from the treatment of the PE Merger as a pooling of interests resulted in increases to the pro forma net income (loss) of $0.5 million in the quarter ended March 31, 1998 and of ($1.1) million in the fourth quarter, $0.5 million in the third quarter, $0.4 million in the second quarter and $0.3 million in the first quarter of 1997.

     Although management does not believe that the Company's business is materially affected by seasonal factors, the Company's sales and earnings may vary from quarter to quarter, the Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. Therefore, the Company's operating results for any particular quarter may not be indicative of the results for any future quarter or year. See "Risk Factors -- Variability of Quarterly Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, working capital totaled $43.5 million. Working capital at December 31, 1997 was $43.6 million compared to $9.3 million at December 31, 1996. The increase in working capital in 1997 is primarily attributable to a public offering that was completed in November 1997 with net proceeds to the Company of approximately $39.5 million, the proceeds of which were used to pay a portion of the acquisition price for the CTI Companies and to repay a portion of the Bank One Loan. In November 1997, the Company reborrowed approximately $20 million of the Bank One Loan that had been repaid in order to fund increases in inventory and accounts receivable related to increased business associated with the CE Merger, the CTI Merger and the AlliedSignal Asset Purchase and to repay $10 million of the Subordinated Notes.

     Cash used in operations for the quarter ended March 31, 1998, was $2.4 million compared to $0.2 million for the same period in 1997. Cash used in operations for the year ended December 31, 1997, was $29.4 million compared to cash used in operations of $0.5 million for the same period in 1996. The AlliedSignal Asset Purchase in Florida and Arizona and the CTI Merger resulted in a significant use of funds, particularly in the purchase of inventory and equipment in the third quarter of 1997. Accounts receivable increased 464.4% to $25.4 million at December 31, 1997 from $4.5 at December 31, 1996. A comparison of receivable turns (e.g., annualized sales divided by current accounts receivable) for 1997 compared to 1996 is 4.8 and 13.7, respectively. Inventories increased 401.1% to $46.1 million at December 31, 1997 from $9.2 million at December 31, 1996. A comparison of inventory turns (i.e., annualized cost of sales divided by current inventory) for the years ended 1997 and 1996 shows a decrease to 2.2 from 6.1, respectively. The Company believes that the 1997 receivable turns and inventory turns are not representative of actual operations because the cost of sales for the year includes only ten months from the CE Companies, three months of cost of sales from the CTI Companies, and only four and one-half months from the AlliedSignal Asset Purchase in Arizona and Florida, while the balance sheet includes the receivables and inventories from these operations.

     The Company used cash to purchase capital equipment totaling $9.5 million for the quarter ended March 31, 1998, $13.5 million for the year ended 1997 and $2.2 million for the year ended 1996. The Company also used cash to pay part of the purchase price of the CE Companies and CTI Companies, as explained earlier in the amount of $31.0 million. Proceeds from long-term borrowings of $35 million were used to help fund the purchase of the CE Companies and CTI Companies.

     In connection with the CTI Merger and the AlliedSignal Asset Purchase, the Company entered into a Credit Agreement, dated as of September 30, 1997, as amended (the "Bank One Loan"), provided by Bank One, Colorado, N.A. The Bank One Loan initially provided for a $25 million revolving line of credit, maturing on September 30, 2000 and a $20 million term Loan maturing on September 30, 2002. The Bank One Loan currently bears interest at a rate based on either the London Inter-Bank Offering Rate ("LIBOR") or Bank One prime rate plus applicable margins ranging from 2.50% to 0.00% for both the term and revolving facilities. Borrowings on the revolving facility are subject to limitation based on the value of the available collateral. The Bank One Loan is collateralized by substantially all of the Company's assets, including real estate and all of the outstanding capital stock and membership interests of the Company's subsidiaries, whether now owned or later acquired. The agreement for the Bank One Loan contains covenants restricting liens, capital expenditures, investments, borrowings, payment of dividends, mergers, and acquisitions and sale of assets. In addition, the loan agreement, as amended, contains financial covenants restricting maximum annual capital expenditures, recapturing excess cash flow and requiring maintenance of the following ratios: (i) maximum total debt to EBITDA (as defined in the agreement for the Bank One Loan); (ii) minimum fixed charge coverage; (iii) minimum EBITDA to interest; and (iv) minimum tangible net worth requirement with periodic step-up.

     In addition to the Bank One Loan, the Company issued a director of the Company $15 million in aggregate principal amount of Subordinated Notes, with a maturity date of December 31, 2002 and bearing interest at LIBOR plus 2.0%, in order to fund the acquisition of certain assets from AlliedSignal. The Company issued a warrant (the "Warrant") to purchase 500,000 shares of common stock at a price of $8.00 per share in connection with the Subordinated Notes. The Warrant was exercised in October 1997, resulting in net proceeds to the Company of $4 million. In December 1997, the Company repaid approximately $10 million of the Subordinated Notes from the proceeds of additional borrowings under the Bank One Loan.


     In November 1997, the Company completed a public offering of approximately 3,500,000 shares of common stock. The Company used the proceeds of such offering to make a $6 million payment to the previous owners of the CTI Companies and to repay approximately $32 million of the Bank One Loan. In November 1997, the Company reborrowed approximately $20 million of the Bank One Loan that had been repaid in order to fund increases in inventory and accounts receivable related to increased business associated with the CE Merger, the CTI Merger and the AlliedSignal Asset Purchase and to repay $10 million in aggregate principal amount of Subordinated Notes, which had an initial aggregate principal amount of $15 million (the "Subordinated Notes") and were issued to a director of the Company in order to fund a portion of the AlliedSignal Asset Purchase. In March 1998, the Company issued Bank One a 15-day note in the principal amount of $5 million (the "Bank One Note") the proceeds of which were used to make payments to AlliedSignal in connection with the AlliedSignal Asset Purchase and for normal operating expenses. The Bank One Loan was then amended in April 1998 to increase the revolving line of credit to $40 million from $25 million. The Bank One Note was repaid in April 1998 after the amendment to the Bank One Loan was completed. As of March 31, 1998, the total outstanding principal amount under the Bank One Loan was $44.3 million, comprised of a term loan of $19.3 million and an outstanding balance on the revolving loan of $25 million. $15 million remained available for borrowing under the Bank One Loan.



     The Company intends to use the proceeds of the offering made hereby to retire a portion of its revolving credit facility with Bank One which as of May 29, 1998, had outstanding borrowings of approximately $34.8 million. See "Use of Proceeds."


     The Company may require additional capital to finance enhancements to, or expansions of, its manufacturing capacity in accordance with its business strategy. Management believes that the need for working capital will continue to grow at a rate generally consistent with the growth of the Company's operations. The Company may seek additional funds, from time to time, through public or private debt or equity offerings, bank borrowing or leasing arrangements; however, no assurance can be given that financing will be available on terms acceptable to the Company.

     The Company is implementing a new management information system (the "MIS System") throughout all of its facilities, including those it has recently acquired. The MIS System is designed to be "Year 2000 Compliant." Therefore, in the absence of unanticipated difficulties in implementing the MIS System, the Company does not anticipate that year 2000 problems will have a material adverse effect on the Company's operations. The Company is evaluating the impact of the year 2000 issue on vendors with a goal of completion during 1998.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is a leading independent provider of "high-mix" electronic manufacturing services ("EMS"), including quick-turn manufacturing, prototype services, high-mix production, and aftermarket repair and warranty services, to OEMs and is initiating BTO services. The Company's manufacturing services focus on high-speed production of high-mix electronic products -- products that are characterized by small lot sizes with differences in configuration in each lot. The Company provides "hub-based" repair and warranty services that are marketed as part of the logistics service offerings of the two largest transportation companies that specialize in overnight delivery services in the United States. These hub-based services are provided principally through facilities located inside such transportation companies' national sorting, warehouse and logistics hub facilities (the "Overnight Delivery Hubs") in Memphis, Tennessee and Louisville, Kentucky. Since acquiring the CTI Companies, the Company has invested in creating a BTO manufacturing capability at the Memphis, Tennessee Overnight Delivery Hub. In May 1988, the Company signed its first BTO contract with Fujitsu to provide BTO services for a line of notebook computers. The Company believes it is well positioned to capitalize on the industry shift away from mass production to mass customization because it specializes in small-lot processing associated with high-mix manufacturing and because of the logistics advantages associated with its hub-based BTO and repair and warranty services.

     Through the Acquisitions completed in 1998 and 1997, the Company has expanded its operations from one facility in Colorado at the beginning of 1997 to nine facilities throughout the United States at March 31, 1998. The Acquisitions have strategically expanded the Company's breadth of high-mix service offerings to include quick-turn manufacturing, prototype services, concurrent engineering, subassembly manufacturing, next-day delivery of assemblies and warranty and post-warranty repair services. The Acquisitions provide the Company with new opportunities to develop programs to help its existing customers reduce inventory, and allow the Company to cross-market its other services to the CTI Companies' and Personal Electronics' existing customer bases. See "Prospectus Summary -- Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The
Company -- Acquisitions."

INDUSTRY OVERVIEW

     Electronic Manufacturing Services. The electronic manufacturing services industry emerged in the United States in the 1970s and began to grow rapidly in the 1980s. By subcontracting their manufacturing operations, OEMs realized productivity gains by reducing manufacturing capacity and the number of in-house employees needed to manufacture products. As a result, capital that such OEMs would have otherwise devoted to manufacturing operations became available for other activities, such as product development and marketing. Over time, many OEMs have determined that manufacturing is not one of their core competencies, leading them to outsource an increasing percentage, and in some cases all, of their manufacturing to EMS providers. The Company believes that many OEMs now view EMS providers as an integral part of their business and manufacturing strategy rather than as a back-up source to in-house manufacturing capacity during peak periods. The types of services now being outsourced have also grown. The Company believes that OEMs are outsourcing more design engineering, distribution and after-sale support, in addition to material procurement, manufacturing and testing. Technology Forecasters, an independent market research firm, has forecasted that the worldwide market for electronic contract manufacturing services is expected to grow from $60 billion in 1996 to $178 billion in 2001, representing a compound annual growth rate of 24%.

     Repair and Warranty Services. OEMs are also under pressure to control their warranty and service costs without allowing customer service to suffer. This pressure has increased as warranty periods have grown longer and product life-cycles have grown shorter. As with manufacturing services, many OEMs have determined that handling repair and warranty service and providing repair services after warranty expiration are not within their core competencies. Outsourcing allows the OEMs to focus their efforts on product research, design, development and marketing. OEMs can also obtain other benefits from the use of outside repair service providers, including reduced spares inventory, faster turns on inventory and improved customer service for products during the warranty period as well as after expiration of the warranty period. The Company's hub-based service centers allow OEMs and their customers accelerated repair cycles by eliminating transportation legs to and from the shipper to the repair facilities. Dataquest, an independent market research firm, forecasts that worldwide electronic hardware maintenance market revenues will increase from $87 billion in 1995 to $106 billion in 2000. In addition, Dataquest estimates that the three segments that the Company's repair and warranty services are focused on -- personal computers, workstations and data communications equipment -- will grow from $17 billion in 1995 to $28 billion in 2000.

     Industry Trends. The Company believes that the growth of outsourcing combined with the increasing number of types of electronic products that have emerged over the last decade have significantly increased the variety of electronic manufacturing services required by OEMs. Management also believes that more OEMs from diverse industries are outsourcing manufacturing. The proliferation of electronic products in such diverse fields as aerospace and avionics, medical, communications, industrial controls and instrumentation and computers has placed increasing demands on EMS providers to adapt to new requirements specific to different product types. Similarly, the increasing diversity of the industries served by their OEM customers is placing increased demands on EMS providers to expand their value-added capabilities or more narrowly focus on a particular set of OEMs from particular industry groups. These demands include unique time to market models, manufacturing methods, technologies, quality criteria, and logistic needs, resulting in an increasing need for EMS providers to specialize their services.

     The Company believes that OEMs are offering, and in the future will increasingly offer, electronic products that are customized to their specifications on a "box-build" basis and electronic products that are customized to the specifications of end users on a BTO basis. In "box-build" services, the manufacturer assembles parts and components, some of which may be purchased from other manufacturers, into a finished product that meets the OEM's specifications. BTO services are box-build services in which the lot size may frequently consist of a single unit and is customized to the specifications of an end user. Typically, these products have some basic, mass-produced parts and special parts that are combined in numerous configurations to form highly customized products. The Company believes EMS providers seeking to participate in this BTO market niche will be required to build these products as orders are received from OEMs to permit such OEMs to reduce their inventory costs and to meet end-users' desires for fast order fulfillment. The Company is pursuing a specialization strategy within the EMS industry that focuses on providing a broad range of high-mix manufacturing and repair and warranty services with an emphasis on high-speed production and repair. The Company believes that OEMs that have historically been volume producers, but who are now shifting to BTO business models, will also be attracted to EFTC's integrated assembly, logistic, and repair capabilities at the Overnight Delivery Hubs.

     Management believes that the Company's exclusive focus on high-mix production techniques will serve the needs of traditional OEMs and is also well-suited for the BTO market. All of the Company's systems are oriented toward small-lot processing from cable assembly, to card assembly, to box-build, to repair and warranty services. It is the Company's strategy to enter the BTO market at the box-build level. The Company will outsource all mass-produced items to commodity suppliers and manufacture the complex high-mix items at one of the Company's regional facilities. Final BTO assembly will be done within the Overnight Delivery Hubs in Memphis and Louisville where the Company currently offers repair and warranty services. This strategy positions the Company to offer OEMs a simplified, more cost effective logistic solution to the delivery of their products. By locating its repair and warranty services within the Overnight Delivery Hubs, the Company believes it can reduce inventory pipelines, minimize transportation legs and gain more time to respond to customer needs.

STRATEGY

     The Company's objective is to emerge as a premier mass customizer of electronic products. The Company has assembled a full range of electronic manufacturing services that focus on small lot processing. The Company believes its customers are increasingly focused on strategic supply chain management, reduced time to market, BTO production, access to leading-edge manufacturing technology and reduced capital investment. The Company is differentiating itself by creating specific manufacturing techniques and service offerings solely focused on small-lot processing and creating integrated partnerships with logistics providers, component suppliers and customers to integrate its partners' core competencies through all levels of the Company's operations. The Company is also differentiating itself by integrating state-of-the-art information technology into its operations including an internal Oracle ERP (Enterprise Resource Planning) system and external service offerings through the Internet. These attributes allow the Company to provide customized solutions to customers' product needs. The Company's strategy is to create a broad geographic presence, to provide innovative manufacturing solutions, to provide a broad range of manufacturing services including, in the future, BTO services and to help OEMs simplify inventory and logistics management.

     Broad Geographic Presence. Electronic component manufacturing requires close coordination of design and manufacturing efforts. The Company's strategy to achieve that coordination is to provide front-end design for manufacturability, engineering services, design for test engineering services, prototypes, and complex high-mix production through regional facilities located close to OEM engineering centers. This proximity allows for faster product introduction and greater use of concurrent engineering. In pursuit of its manufacturing strategy, the Company has made acquisitions in Oregon, Washington, Arizona and Florida. To pursue its integrated repair and warranty strategy, the Company has acquired the CTI Companies, a repair and warranty services organization located within the Overnight Delivery Hubs in Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida. The Company believes that this configuration of sites allows the Company to provide flexible, time-critical services to its customers. See "-- Description of Property."

     Innovative Manufacturing Solutions. The Company has designed APM to improve cycle times in the manufacture of high-mix products. APM allows for the building of small lots in very short cycle times by moving products asynchronously across standardized processes. The Company is continuing to refine APM with the goal of reducing average manufacturing cycle time. See "-- Services -- Asynchronous Process Manufacturing." The Company has also innovated additional services customized to meet the specialized needs of high-mix OEMs such as its Total Solution Prototype Services ("TSPS"), the industry's first fixed-price turnkey prototype service, its Component Obsolescence Program ("COP") and its "Point-of-Use Stocking Program" ("PUP").

     Broad Range of Manufacturing Services. The Company's regional plants are actively involved in customer's new product introductions. As each newly built or acquired facility is integrated into the Company's operations, each is expected to have "design for manufacturability" ("DFM"), "design for test" ("DFT"), prototype, circuit card and cable assembly capabilities and to incorporate APM for the manufacture of high-mix products. See
"-- Services -- Design and Testing Services." The CTI Companies' facilities based at the Overnight Delivery Hubs enable the Company to provide "design for serviceability" capabilities and to market the CTI Companies' repair and warranty services as complements to the Company's broad range of manufacturing services. Personal Electronics, an EFTC Express location, provides quick-turn manufacturing and prototype services. See "-- Services -- Repair and Warranty Services." The Company is seeking to add product design services to its existing design capabilities.

     Provide Build-To-Order Services. The Company believes it has the necessary skills and processes and is integrating its services in order to establish BTO capability for completed computers and instruments and systems at its facilities based in the Overnight Delivery Hubs. Locating this activity at the Overnight Delivery Hubs is intended to allow the Company's OEM customers to effect delivery of products to their customers with the fewest legs of transportation and the simplest logistic channel, thereby reducing the OEMs' inventory investments. The Company expects to manufacture complex high-mix circuit cards at its regional sites, out-source high-volume commodities to mass producers and conduct final assembly and test at its Overnight Delivery Hubs. See
"-- Services -- Build-to-Order Services."

     Simplified Logistics and Inventory Management. The Company seeks to differentiate itself from its competitors by offering the customer service offerings that utilize logistic benefits resulting from the positioning of the Overnight Delivery Hubs. By taking advantage of the movement of goods through the Overnight Delivery Hubs and the timing of the arrival and departure of planes from the Overnight Delivery Hubs, the Company believes it is well-positioned within the industry to minimize: (1) the number of transportation legs incurred in the overall movement of goods; (2) the total inventory pipelines required for final build of goods in a BTO model; and (3) the inventory pipeline required to support a rapid repair and warranty service. See "-- Services -- Repair and Warranty Services."

SERVICES

     Manufacturing Services Overview. The Company provides a variety of "high-mix" electronic manufacturing services, including quick-turn manufacturing, prototype services, high-mix production, and aftermarket repair and warranty services, to OEMs and is initiating BTO services. The Company's turnkey manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole interconnection technologies), cables, electromechanical devices and finished products. The Company also provides computer-aided testing of printed circuit boards, subsystems and final assemblies. In certain instances, the Company completes the assembly of its customers' products at the Company's facilities by integrating printed circuit boards and electro-mechanical devices into other components of the customer's products. The Company obtained, from the International Organization of Standards, ISO 9002 certification in 1994.

     The Company offers customer-select service offerings which utilize the Company's core competency of small-lot processing and logistic benefits due to the position of its repair and warranty service operations within the Overnight Delivery Hubs. The Company is starting to offer BTO services based at the Overnight Delivery Hubs. In addition, the Company is considering adding product design services to its existing design capabilities. The Company has also innovated additional services customized to meet the needs of OEMs that develop and sell high-mix products. These include APM, TSPS, PUP and COP.

     Asynchronous Process Manufacturing. In the third quarter of 1996, the Company introduced Asynchronous Process Manufacturing, a new manufacturing methodology, at its Rocky Mountain facility. APM is an innovative combination of high-speed manufacturing equipment, sophisticated information systems and standardized process teams designed to manufacture mixtures of small quantities of products faster and with more flexibility. APM allows for the building of small lots in very short cycle times. The Company is continuing to refine APM with the goal of reducing manufacturing cycle time for high-mix circuit cards. The Company plans to implement APM at all of its facilities and for all of its customers as part of a strategy to focus the Company exclusively on manufacturing high-mix products. APM implementation requires a complete redesign of the Company's manufacturing operations, reorganizing personnel into process teams and revising documentation. At the Company's Rocky Mountain facility, the physical moves were completed in September 1996 and by the end of October 1996 APM was fully implemented. The Company has begun implementing APM at its existing Newberg, Oregon facility, but will not complete that implementation until after its new manufacturing facility under construction in Newberg, Oregon is completed. The Company also plans to implement APM at its other facilities, at appropriate times.

     APM improves throughput of certain assembly processes over traditional continuous (synchronous) flow processing ("CFM"), which is the predominant method used in high-volume manufacturing. With APM, the Company is able to process products rapidly using a combination of new discontinuous flow methods for differing product quantities, fast surface mount assembly systems, test equipment and high-volume, high-speed production lines. In the APM model, materials are moved through the production queue at high-speed and not in a continuous or linear order as under CFM. Instead, materials are moved through the assembly procedure in the most efficient manner, using a computer algorithm developed for the Company's operations, with all sequences controlled by a computerized information system.

     High-mix manufacturing using APM involves a discontinuous series of products fed through assembly in a start-stop manner, previously incompatible with high-speed techniques. APM is an alternative to both CFM and batch processing often used in smaller scale manufacturing. The combination of small lots with numerous differences in configuration from one lot to the next and high-speed manufacturing has been viewed as difficult, if not impossible, by many high-mix manufacturers. The Company believes that CFM techniques used by high-volume, high-speed EMS providers cannot accommodate high-mix product assembly without sacrificing speed, while smaller EMS providers, capable of producing a wide variety of products, often find it difficult to afford high-quality, high-speed manufacturing assets or to keep up with OEMs' growing product demand. Under CFM, all assembly occurs on the same line, thereby slowing down the process with non-value-added operations. Under APM, all non-value-added operations are performed in the most efficient manner, off-line, thereby keeping the assembly process moving. A hybrid of CFM and batch production techniques, APM sets optimal process parameters and maximizes velocity in producing smaller lot quantities. By designating teams to set up off-line feeders, standardizing loading methods regardless of product complexity, and most importantly, improving employee motivation, the Company's application of APM has decreased set-up and cycle times, standardized work centers, allowed processing of smaller lot sizes and increased the Company's productivity.

[APM VS. CFM FLOW CHART]

     Prototype Manufacturing Services. Personal Electronics is an EFTC Express location, specializing in quick-turn manufacturing and prototype services with a high degree of personalized customer service. As customer orders grow, EFTC Express is intended to provide customers with an easy transition to the Company's larger regional manufacturing facilities.

     Design and Testing Services. The Company also assists in customers' product design by providing "concurrent engineering" or "design for manufacturability" services. The Company's applications engineering group interacts with the customer's engineers early in the design process to reduce variation and complexity in new designs and to increase the Company's ability to use automated production technologies. Application engineers are also responsible for assuring that a new design can be properly tested at a reasonable cost. Engineering input in component selection is also essential to assure that a minimum number of components are used, that components can be used in automated assembly and that components are readily available and cost efficient. The Company is seeking to add full product design services to its existing capabilities.

     The Company has the capability to perform in-circuit and functional testing, as well as environmental stress screening. In-circuit tests verify that components have been properly inserted and that the electrical circuits are complete. Functional tests determine if a board or system assembly is performing to customer specifications. Environmental tests determine how a component will respond to varying environmental factors such as different temperatures and power surges. These tests are usually conducted on a sample of finished components although some customers may require testing of all products to be purchased by that customer. Usually, the Company designs or procures test fixtures and then develops its own test software. The change from pin-through-hole technology to surface mount technology is leading to further changes in test technology. The Company seeks to provide customers with highly sophisticated testing services that are at the forefront of current test technology. Because the density and complexity of electronic circuitry constantly are increasing, the Company seeks to utilize developing test technology in its automated test equipment and inspection systems in order to provide superior services to its customers.

     Repair and Warranty Services. The CTI Companies are a hub-based, component-level repair organization focused on the personal computer and communications industries. The CTI Companies pioneered the "end-of-runway" or "airport-hub-based" repair strategy and are the only providers with operations inside and integrated with the operations of the Overnight Delivery Hubs. The Company believes that through the CTI Companies' long tenure in the industry, high-quality technical capabilities, logistically advantageous site locations, and strong relationships with transportation industry leaders, the CTI Companies have developed an optimized "service spares pipeline," allowing lower OEM costs and improving end-user service levels.

     The Company's repair service offering complements the transportation logistics services marketing efforts of the two principal transportation providers at the Overnight Delivery Hubs, who work with the Company in providing access to large OEM accounts. The Company has exercised tight cost control by using a flexible, part-time labor pool and leveraging the sales and marketing efforts of these transportation and logistics service providers. Additionally, beyond the requisite piece-part inventory for repairs, the Company carries minimal OEM inventory and is thus less exposed to inventory obsolescence than many competitors.

     The Company's repair and warranty division has developed superior brand equity with high levels of service achievable through product and vendor repair specialization. The Company believes that, through its experience of perfecting an integrated service and logistics model, it has erected a barrier to entry for potential competitors who might also seek to locate repair and warranty service centers at the Overnight Delivery Hubs. Moreover, the Company believes the CTI Companies have succeeded in increasing certain customers' service though the assembly procedure in the most efficient manner, using a computer algorithm developed for the Company's operations, with all sequences controlled by a computerized information system.

     The Company's repair and warranty services handle various types of equipment, including monitors, PC boards, routers, laptops, printers, scanners, fax machines, pen-based products, personal digital assistants, and keyboards. The Company works with its customers on "advance exchange" programs, whereby end users receive overnight replacement of their broken components, which are in turn repaired by the Company and replaced into the OEMs' "service spares inventory pipeline" for future redistribution. The Company thus assists OEM customers in increasing inventory turns, reducing spares inventory, lowering overall costs, accelerating repair cycles, and improving customer service. Customer service is improved through both quicker turnaround time for in-warranty claims, as well as having the Company support end-customers with out-of-warranty claims and end-of-life products.

     Build-to-Order Services. The Company believes OEMs are shifting their focus to increase demand for customized products. In the past, electronic products were typically mass produced, sold through distributors to retailers who, in turn, sold to the mass market. Currently, the Company believes there will be an increased need for custom producers who build to a custom order received directly from an end user through telephone or Internet ordering systems. For example, several computer manufacturers have begun to market computers directly to, and to receive orders directly from, end-users. The products are then rapidly custom-built and delivered to the end-user.

     Custom products are by definition high-mix in that they are built in small lots and produced in a wide variety of configurations. Management believes that the Company's core competency of small-lot processing using its APM model will permit the Company to begin providing BTO services. The Company is beginning BTO manufacturing, which includes these elements:

     - high-mix circuit cards and subassemblies will be manufactured at one of its regional sites,

     - commodity high-volume cards and subassemblies will be outsourced to volume commodity producers,

     - the Company's high-mix products and outsourced commodities will be delivered to its BTO facilities located within Overnight Delivery Hubs,

     - orders will be received at the Overnight Delivery Hubs, and

     - final product will be assembled at facilities currently used for repair/service utilizing the APM model and delivered to the end user.

Management believes that this infrastructure, combined with its APM model, will provide OEMs a cost-advantageous model to serve their BTO needs. Since acquiring the CTI Companies, the Company has invested in creating a BTO manufacturing capability at the Memphis, Tennessee Overnight Delivery Hub. In May 1998, the Company signed its first BTO contract with Fujitsu to provide BTO services for a line of notebook computers.

CUSTOMERS AND MARKETING

     The Company seeks to serve traditional high-mix OEMs and OEMs that produce high-volume products and need repair and warranty services, which by their nature are high-mix services, or plan to implement BTO strategies. The Company has recently reorganized its manufacturing marketing efforts to focus on the following markets: (1) aerospace and avionics; (2) medical; (3) communications;
(4) industrial controls and instrumentation; and (5) computer-related products.

     Each segment has or will have a marketing manager located at the corporate center in Denver. The marketing manager's responsibility is to understand their market, to know which companies are the market share leaders, to know which are the emerging growth companies within the sector, and to know what new products and technologies are being introduced into that sector. From that data, the marketing manager develops a target account list and appropriate strategies and tactics for pursuing those accounts. Regional sales managers located at each of the Company's regional sites will assist the marketing managers. The regional sales managers are responsible for identifying and pursuing accounts within their region that fit the Company's targeted outlets. This interlocked or "webbed" sales and marketing organization positions the Company to pursue accounts on both a national and regional basis.

     In addition, a key part of the Company's repair and warranty services marketing strategy is to continue to utilize the sales force of the two transportation providers located in the Overnight Delivery Hubs to sell the Company's repair and warranty services as an integral part of the logistics service offerings of these two transportation service providers.

     The following table represents the Company's net sales by industry segment, taking into account the Acquisitions:

                                              FIRST QUARTER
                                                  1998         1997       1996       1995
                                              -------------    -----      -----      -----
Aerospace and Avionics......................       42.5%        27.3%       0.0%       0.0%
Medical.....................................        5.5%        13.1%      29.3%      31.0%
Communications..............................        5.0%         8.1%       1.5%       9.1%
Industrial Controls and Instrumentation.....       17.3%        21.6%      12.6%       9.1%
Computer-Related............................       29.1%        28.8%      54.4%      49.0%
Other.......................................        0.6%         1.1%       2.2%       1.8%
                                                  100.0%       100.0%     100.0%     100.0%

     The Company's customer base for manufacturing services includes AlliedSignal, Credence Systems Corporation, Electro Scientific Industries, Inc., Exabyte Corporation, and Honeywell Inc. A small number of customers has historically represented a substantial percentage of the Company's net manufacturing sales. As a result, the success of the Company's manufacturing services operations depends to some degree on the success of its largest customers.

     The Company's customer base for repair and warranty services includes 29 of the largest PC and electronics OEMs, including Apple Corporation, Inc., Bay Networks, Inc., Cisco Systems Inc., Dell Computer Corporation, Gateway 2000, Inc., HP, International Business Machines Corporation and Sony Corp. of America, Inc. The relationships span OEM component suppliers, OEM component customers, and system, desktop and network vendors, as well as direct marketers and channel players. As with the Company's manufacturing services, a small number of customers historically has represented a substantial percentage of the Company's net repair and warranty services sales. As a result, the success of the Company's repair and warranty services operations depends to some degree on the success of its largest customers. See "Risk Factors -- Dependence on Limited Number of Customers."

DESCRIPTION OF PROPERTIES

     As part of the Company's strategy to have a broad geographic presence and locate its facilities in regions with a substantial or growing number of OEMs' design and engineering facilities, the Company has made several acquisitions and made significant capital investments in its manufacturing facilities. The following table describes the Company's material properties.

                                       YEAR
LOCATION                          ACQUIRED/OPENED         SIZE(1)         OWNED/LEASED(2)       SERVICES
--------                          ---------------         -------         ---------------       --------
Denver, Colorado                      1997          10,000 square feet      Leased(3)       Executive Offices
Rocky Mountain                        1991          84,000 square feet       Owned(4)         Manufacturing
Greeley, Colorado
Newberg, Oregon                       1997          47,000 square feet      Leased(5)         Manufacturing
(existing)
Newberg, Oregon                       1998          65,000 square feet       Owned(6)         Manufacturing
(under construction)               (expected)
Moses Lake, Washington                1997          20,000 square feet      Leased(7)         Manufacturing
Ft. Lauderdale, Florida               1997          95,000 square feet     Subleased(8)       Manufacturing
Tucson, Arizona                       1998          65,000 square feet       Owned(9)         Manufacturing
Memphis, Tennessee                    1997          155,000 square feet     Leased(10)       Offices, repair
                                                                                              and warranty
Louisville, Kentucky                  1997          90,000 square feet    Subleased and        Repair and
                                                      (169,000 square       Leased(11)          Warranty
                                                    feet, as expanded)
Tampa, Florida                        1997          40,000 square feet      Owned and          Repair and
                                                      (48,000 square        Leased(12)          warranty
                                                    feet, as expanded)
Manchester, New Hampshire             1998          11,000 square feet      Leased(13)        Manufacturing
(expected expansion)                                  (19,000 square
                                                    feet, as expanded)

     The Company believes its facilities are in good condition.
---------------

 (1) Square footage numbers are approximate.

 (2) Pursuant to the terms of the Bank One Loan, substantially all of the Company's owned and leased property is subject to liens and other security interests in favor of Bank One, and any other lenders from time to time under the Bank One Loan.

 (3) This lease will expire on December 31, 1999.

 (4) This facility is located on approximately 10 acres of land owned by the Company in Greeley, Colorado. The Company has recently remodeled and expanded this facility by adding approximately 32,000 square feet at an aggregate cost of approximately $1.8 million. This construction was completed in the first quarter of 1998. In 1997, the Company sold the other building that had been located on its campus in Greeley, Colorado for approximately $2.4 million.

 (5) This facility includes several buildings on a campus, all of which are leased from Mr. Charles Hewitson, Mr. Gregory Hewitson and Mr. Matthew Hewitson, each of whom is a director of the Company. These leases are on a month-to-month basis and will be terminated when the Company moves to its new facility.

 (6) The Company has purchased approximately 12 acres of land from an unaffiliated third party and is building a 65,000 square foot facility in Newberg, Oregon at an aggregate cost of approximately $6.5 million. The Company expects this new facility to be completed in June 1998. Upon completion of this new facility, the Company will relocate its Newberg operations from the leased facility.

 (7) The Company is renting this facility on a month-to-month basis and is negotiating a new lease with the new owner of the facility.

 (8) The Company subleased from AlliedSignal a 95,000 square foot portion of a building.

 (9) The Company purchased approximately 20 acres of land and a 65,000 square foot building in Tucson, Arizona, for $1.8 million. The Company remodeled and moved into the facility in February 1998.

(10) The Company leases a 75,000 square foot facility and an 80,000 square foot facility, both used for office space, warehouse space and repair services, from unaffiliated third parties. The leases will expire on February 28, 2001 and June 30, 2001, respectively.

(11) The Company subleases a 40,000 square foot facility from one of the transportation providers that operates one of the Overnight Delivery Hubs, and this lease is terminable upon 90 days notice by either party. The Company also leases a 50,000 square foot facility from an unaffiliated third party and this lease will expire on May 31, 2000. The Company has leased a new 129,000 square foot facility from an unaffiliated third party and expects to move in May 1998. This lease expires April 14, 2003. After this move, the Company plans to sublease the 50,000 square foot facility it currently occupies and will continue to occupy the 40,000 square foot facility that it currently leases from the transportation provider.

(12) The Company owns a 30,000 square foot building, and the Company has leased a 10,000 square foot facility from an unaffiliated third party. The Company has leased and will consolidate its Tampa operations in a new 45,000 square foot facility during the second quarter of 1998. This new facility is leased from an unaffiliated third party and the lease will expire in July 2003. After this move, the Company plans to sell the building that it currently owns.

(13) The Company leases a 11,000 square foot facility from an unrelated third party. This lease expires August 14, 2001. The Company anticipates leasing an additional 8,000 square feet at this facility in the third quarter of 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Director Representation of Personal Electronics. Mr. Robert K. McNamara, a director of the Company, is a Managing Director of Broadview, an investment banking firm, and in such capacity represented Personal Electronics in connection with the PE Merger. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of approximately $640,000 in connection with the consummation of the PE Merger.

     The foregoing information supplements the information appearing under the caption "Certain Relationships and Related Transactions" in the Company's Proxy Statement for its Annual Meeting, dated April 21, 1998, which is incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                                   MANAGEMENT

     The following are the members of the Company's Board of Directors and the Company's executive officers:

NAME                         AGE                       TITLE(S)
----                         ---                       --------
Gerald J. Reid............   57    Director and Chairman of the Board
Jack Calderon.............   45    Director, President and Chief Executive Officer
                                   of the Company
Stuart W. Fuhlendorf......   35    Director and Chief Financial Officer of the
                                   Company
Lloyd A. McConnell........   45    Director
Allen S. Braswell, Sr.....   60    Director
Allen S. Braswell, Jr.....   39    Director
Darrayl E. Cannon(2)......   50    Director
James A. Doran(2).........   43    Director
Charles E. Hewitson.......   48    Director
Gregory C. Hewitson.......   50    Director
Matthew J. Hewitson.......   46    Director
Robert K.                    44    Director
  McNamara(2)(3)..........
Richard L. Monfort(1).....   44    Director
Lucille A. Reid...........   57    Director
Masoud S. Shirazi(2)(3)...   47    Director
David W. Van Wert(1)(2)...   59    Director
August P. Bruehlman.......   42    Chief Administrative Officer

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     The number of members of the Company's Board of Directors is currently fixed at 16, but will be reduced to 10 following the Company's annual meeting to be held on June 4, 1998 (the "Meeting"). In connection with two acquisitions completed in 1997 and one acquisition completed in 1998, the Company agreed to nominate six individuals to the Board of Directors. As a result, the number of directors of the Company had grown to 16 as of December 31, 1997. The directors became concerned that the size of the Board of Directors had grown larger than appropriate for the Company's operations. Accordingly, at its February 27, 1998 meeting, the Board of Directors approved a plan (the "Board Reduction Plan") to reduce the number of directors to a more appropriate size. Pursuant to the Board Reduction Plan, two Class I directors have not been nominated for reelection, five Class II directors will resign prior to the Meeting and two Class III directors will resign prior to the Meeting and will stand for election as Class II directors.

     The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected, or until his or her earlier resignation or removal.

     The Class I directors, whose terms expire at the Meeting, include Allen S. Braswell, Jr., James A. Doran, Gregory C. Hewitson, Richard L. Monfort and Lucille A. Reid. Pursuant to the Board Reduction Plan, Lucille A. Reid and Gregory C. Hewitson have not been nominated by the Company for reelection at the Meeting.

     The Class II directors, whose terms expire at the 1999 annual meeting of shareholders, include Allen S. Braswell, Sr., Jack Calderon, Darrayl E. Cannon, Matthew J. Hewitson, Lloyd A. McConnell and David W. Van Wert. Pursuant to the Board Reduction Plan, Allen S. Braswell, Sr., Darrayl E. Cannon, Lloyd A. McConnell, David W. Van Wert and Matthew J. Hewitson will resign from the Board of Directors effective prior to the Meeting.

     The Class III directors, whose terms expire at the 2000 annual meeting of shareholders, include Stuart W. Fuhlendorf, Charles E. Hewitson, Robert K. McNamara, Gerald J. Reid and Masoud S. Shirazi. Pursuant to the Board Reduction Plan, Charles E. Hewitson and Robert K. McNamara will resign from their positions as Class III directors effective prior to the Meeting and have been nominated by the Company for election at the Meeting to serve as Class II directors with terms expiring at the 1999 annual meeting of shareholders.

     Acting pursuant to the Bylaws of the Company, the Board of Directors elected Allen S. Braswell, Jr. and Allen S. Braswell, Sr. as Class I and Class II directors, respectively, on September 30, 1997. In connection with the consummation of the Company's acquisition of the CTI Companies, which were controlled by the family of Allen S. Braswell, Sr., the Company agreed to use its best efforts to cause Allen S. Braswell, Sr. and Allen S. Braswell, Jr. to be elected to serve as directors until the Meeting and to take the actions necessary to nominate them for election to the Company's Board of Directors at the Meeting. The Company's Bylaws provide that the initial terms of Allen S. Braswell, Jr. and Allen S. Braswell, Sr. expire at the Meeting.

     In connection with the consummation of the Company's acquisition of Personal Electronics, which was 50% owned by Mr. Robert Monaco, the Company agreed to take the actions necessary to nominate Mr. Monaco for election to the Company's Board of Directors at the Meeting. The Company's Bylaws provide that, if the number of directors is not evenly divisible by three, the additional directors will be first assigned to Class III. Accordingly, Mr. Monaco has been nominated by the Company for election as a Class III director to serve until the 2000 annual meeting of shareholders.

     Gerald J. Reid and Lucille A. Reid are married. Charles, Gregory and Matthew Hewitson are brothers. Allen S. Braswell, Sr. and Allen S. Braswell, Jr. are father and son. Otherwise, there are no family relationships among any of the directors and executive officers of the Company.

     Following are brief descriptions of the business experience of the Company's directors and executive officers:

     Gerald J. Reid, 57, a founder of the Company, has been Chairman of the Board since October 1990. Mr. Reid also periodically served as the Company's Manufacturing Manager since that time and has served as President of the Company from August 1995 until August 1996. From August 1981 until October 1990, Mr. Reid was President and Chief Executive Officer of the Company. Before founding the Company in 1981, he held a number of manufacturing-related managerial positions over a 19-year career with HP, including Future Information Systems Task Force Manager, Production Control Manager, Production Section Manager and Technical Supervisor. At the time Mr. Reid left HP to found EFTC, he held the position of Division Materials Manager. Mr. Reid has been a director of the Company since its inception.

     Jack Calderon, 45, has been the Company's President and Chief Executive Officer since August 1996. From January 1996 to August 1996, Mr. Calderon was President of Sales Management International, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1992 to 1995, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations, before leaving to form his own consulting firm. Mr. Calderon currently authors a column on electronic contract manufacturing for Circuitree Magazine and is on the Board of Directors of Interconnecting and Packaging Electronic Circuits, a trade association for electronic contract manufacturing companies. Mr. Calderon has been a director of the Company since August 1996.

     Stuart W. Fuhlendorf, 35, has been the Company's Chief Financial Officer since January 1993. Prior to joining EFTC, Mr. Fuhlendorf held a number of financial management positions in the aerospace and gaming industries. Mr. Fuhlendorf has been a director of the Company since October 1995.

     Lloyd A. McConnell, 45, was the Company's Director of Engineering until February 1998 and was the Company's Secretary and a Vice President from May 1994 to February 1998. Mr. McConnell served as the Company's Applications Engineering Coordinator from March 1993 to July 1995 and as Manager of the Engineering Department from July 1995 to October 1995. From March 1991 to March 1993, Mr. McConnell was the Company's Quality Assurance Manager. Mr. McConnell served from 1987 to 1991 as the Company's Engineering Manager and from 1982 to 1987 as Sales Manager. Prior to 1982, Mr. McConnell was employed in a variety of manufacturing engineering positions with Eisenman Enterprises, Raincat Irrigation Systems and the U.S. Navy. Mr. McConnell has been a director of the Company since 1984.

     Allen S. Braswell, Sr., 60, was Chairman of the Board of Directors of CTI until the consummation of the CTI Merger in September 1997, and had served on the Board of Directors of CTI since founding the Company in 1981. Mr. Braswell served as Chief Executive Officer of CTI from 1981 until October 1996. Prior to founding CTI in 1981, Mr. Braswell was Director of Engineering at Honeywell's Tampa, Florida division for five years and, prior to that, had held a variety of management positions with Honeywell. Mr. Braswell began his employment with Honeywell in 1963 as an engineer on the Saturn Space program. Mr. Braswell received his B.S.E.E. from Georgia Institute of Technology in June 1962.

     Allen S. Braswell, Jr., 39, is currently Sr. Vice President of EFTC Corporation and President of the Company's EFTC Services group. Mr. Braswell had been President of CTI since October 1993 and Chief Executive Officer of CTI since October 1996 until the acquisition by the Company of the CTI Companies in September 1997. Prior to that time, Mr. Braswell had been Executive Vice President of CTI from August 1985 until October 1993 focusing primarily on CTI's Sales and Marketing activities. Mr. Braswell served on CTI's Board of Directors since its founding in 1981. Mr. Braswell has been director of the Company since September 1997.

     Darrayl E. Cannon, 50, has served as Vice President of Operations for Dialogic Corporation, a leading computer telephony company, since September 1995. Mr. Cannon has a total of 28 years experience in the computer industry. Mr. Cannon served from 1989 to 1995 in several positions at McDATA Corporation, a data communications company and subsidiary of EMC Corporation, including, Vice President Quality Assurance & Manufacturing, Vice President Development & Production and Business Unit Manager. From 1975 to 1989, Mr. Cannon held a variety of positions at NCR Corporation, including Director of NCR Power Systems, Director of Operations and Director of Manufacturing. Prior to 1975, Mr. Cannon was a design and manufacturing engineer for Magnavox Corporation. Mr. Cannon has been a director of the Company since May 1996.

     James A. Doran, 43, has been a senior audit manager with Hein & Associates, LLP, a public accounting firm, since July 1994. From 1993 to 1994 Mr. Doran was Senior Vice President and Chief Financial Officer and a director of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock was listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Mr. Doran has been a director of the Company since 1993.

     Charles E. Hewitson, 48, currently serves as President of OnCourse, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to February 1997, Mr. Hewitson served as Vice President and director, and was a principal shareholder, of CEI, with responsibility for human resources, finance, accounting and manufacturing. In addition, Mr. Hewitson served as Vice President of CEWI, from 1994 to February 1997. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors.

     Gregory C. Hewitson, 49, currently serves as President of Corporate Solutions, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to February 1997, Mr. Hewitson served as President, and was a principal shareholder, of CEI, with responsibility for developing and leading a sales and marketing team, directing a leadership team which dealt with daily operational issues and developing strategic plans for the growth of CEI. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board.

     Matthew J. Hewitson, 46, currently serves as President of Matt Hewitson Consulting, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to February 1997, Mr. Hewitson served as Secretary and Treasurer, and was a principal shareholder, of CEI, with responsibility for engineering, facilities, manufacturing and equipment. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board.

     Robert K. McNamara, 44, has served since August 1995 as a Managing Director for Broadview Associates, LLC, a merger and acquisition advisor serving the global information technology industry. Before joining Broadview, Mr. McNamara spent 10 years with Salomon Brothers Inc, an investment banking firm, most recently as vice president and head of its technology group. From September 1981 to June 1985 Mr. McNamara worked at Smith Barney, Harris Upham & Co., Inc., an investment banking firm, as vice president, focusing on the telecommunications equipment, computer peripherals and computer retailing market segments. McNamara has been a director of Nam Tai Electronics, Inc., a contract manufacturer that makes consumer electronics products with operations in Shenzhen, China since 1996. Mr. McNamara has been a director of the Company since February 1996.

     Richard L. Monfort, 44, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From June 1995 to March 1997, Mr. Monfort was engaged in private investing activities. From 1983 until 1989, he was President of Monfort, Inc., which was subsequently acquired by ConAgra, Inc. Mr. Monfort recently joined the board of the University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

     Lucille A. Reid, 57, a founder of the Company, served as the Company's Customer Support/Manufacturing Specifications Manager from October 1990 to August 1995 when she became Director of Manufacturing. Ms. Reid served as Director of Manufacturing until August 1996, when she retired from day-to-day operations of the Company. From 1982 to 1990 Mrs. Reid served as the Company's Manufacturing Manager. Before founding the Company in 1981, Mrs. Reid held various positions for 14 years at HP, her last position being Manufacturing Specifications Supervisor. Mrs. Reid's other positions at HP included Project Coordinator, Production Control Supervisor and Production Supervisor. Mrs. Reid has been a director of the Company since its inception.

     Masoud S. Shirazi, 47, has been the owner of Shirazi & Associates, P.C., a benefit and consulting firm in Greeley, Colorado, that specializes in benefit and estate planning since 1976. Mr. Shirazi serves as a director of Union Colony Bank. Mr. Shirazi has been a director of the Company since 1992.

     David W. Van Wert, 59, is President and Chief Executive Officer of Van Wert Associates Consulting, Inc., a management consulting firm he founded. From June 1993 to August 1995, Mr. Van Wert was President and Chief Operating Officer of Townsends, Inc., an agribusiness company based company in Millsboro, Delaware. In addition to founding and running his management consulting firm, Mr. Van Wert has held a variety of management and executive positions for 32 years in the meat and poultry processing industries. Mr. Van Wert has been a director of the Company since 1989.

OTHER EXECUTIVE OFFICER

     August P. Bruehlman, 42, has been the Company's Chief Administrative Officer since August 1996 and Secretary of the Company since February 1998. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities, human resources and information systems. Prior to 1988, subsequent to pursuing advanced degrees, he managed electronics and computer training in the private and public sectors.

NOMINEE TO BOARD OF DIRECTORS

     Robert Monaco, 36, currently serves as Vice President, General Manager and Assistant Secretary of Personal Electronics. Mr. Monaco co-founded Personal Electronics in 1991 and served as its Vice President until the Company acquired Personal Electronics in March 1998. Prior to 1991, Mr. Monaco was employed by Cabletron Systems in various capacities, most recently as its Director of Operations. In connection with the consummation of the Company's acquisition of Personal Electronics, which was 50% owned by Mr. Monaco, the Company agreed to take the actions necessary to nominate Mr. Monaco for election to the Company's Board of Directors at the Meeting. The Company's Bylaws provide that, if the number of directors is not evenly divisible by three, the additional directors will be first assigned to Class III. Accordingly, Mr. Monaco has been nominated for election as a Class III director to serve until the 2000 annual meeting of shareholders.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of April 30, 1998, as to the beneficial ownership of Common Stock by beneficial owners of more than five percent of the Company's Common Stock, each director, certain executive officers and by all directors and executive officers as group:


                                                                                   AFTER OFFERING(1)
                                                                            --------------------------------
                                    NUMBER OF SHARES OF        PERCENT OF   NUMBER OF SHARES OF   PERCENT OF
    NAME OF BENEFICIAL OWNER,          COMMON STOCK              COMMON        COMMON STOCK         COMMON
  DIRECTOR OR EXECUTIVE OFFICER     BENEFICIALLY OWNED          STOCK(2)    BENEFICIALLY OWNED      STOCK
  -----------------------------     -------------------        ----------   -------------------   ----------
Gerald J. Reid....................         489,426(3)              3.4%            239,426            1.5%
Lucille A. Reid...................         541,426(3)              3.7%            291,426            1.8%
Jack Calderon.....................         300,441(4)              2.1%            220,441            1.4%
Lloyd A. McConnell................         583,291(5)              4.0%            428,291            2.7%
Stuart W. Fuhlendorf..............         118,728(6)                *              83,728              *
James A. Doran....................          11,554(7)                *              11,554              *
Richard L. Monfort................         659,354(7)(8)           4.6%            659,354            4.2%
David W. Van Wert.................          58,574(7)(9)             *              58,574              *
Darrayl Cannon....................           7,000(10)               *               7,000              *
Robert K. McNamara................          17,000(10)(11)           *              17,000              *
Masoud S. Shirazi.................          34,154(7)                *              34,154              *
Charles E. Hewitson...............         555,406(3)              3.8%            530,406            3.4%
Gregory C. Hewitson...............         555,406(3)              3.8%            530,406            3.4%
Matthew J. Hewitson...............         555,406(3)              3.8%            530,406            3.4%
August P. Bruehlman...............          88,441(12)               *              68,441              *
Allen S. Braswell, Sr.............       1,385,939(13)             9.6%          1,385,939            8.8%
Allen S. Braswell, Jr.............         384,442(14)             2.7%            384,442            2.4%
Raymond Marshall..................         900,000(15)             6.2%            640,000            4.0%
Robert Monaco.....................         900,000(15)             6.2%            640,000            4.0%
All directors and executive
  officers as a group, including
  persons named above (19
  persons)........................       8,145,988(16)            57.2%          6,760,988           42.7%


---------------

  *  Less than one percent.

 (1) After giving effect to the issuance of 1,500,000 shares of the Company's Common Stock in the offering made hereby and the sale of shares of Common Stock by the Selling Shareholders. For a description of the Selling Shareholders and the number of shares offered by each Selling Shareholder, see "Selling Shareholders."

 (2) Based solely upon reports of beneficial ownership required filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, the Company does not believe that any other person beneficially owned, as of April 30, 1998, greater than five percent of the outstanding Common Stock of the Company.

 (3) Includes 1,875 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 125 shares vest each month until March 2001 under such plan.

 (4) Includes 197,941 shares of Common Stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 100,000 shares of

     Common Stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.

 (5) Includes 20,000 shares of Common Stock subject to currently exercisable options granted under the Company's Equity Incentive Plan, 70,000 shares of Common Stock that are beneficially owned by Mr. McConnell and are held in the August 1994 McConnell Charitable Remainder Trust and 250 shares of Common Stock owned by Mr. McConnell's wife.

 (6) Includes 109,200 shares of Common Stock subject to currently exercisable options granted under the Company's Equity Incentive Plan and 9,428 shares of Common Stock subject to options that are exercisable under the Company's 1993 Stock Option Plan.

 (7) Includes 10,854 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 229 shares vest each month until May 1999 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan.

 (8) Includes 100,000 shares of Common Stock owned by a partnership in which Mr. Monfort is the principal investor and 27,000 shares of Common Stock owned by two of Mr. Monfort's minor children.

 (9) Includes 15,720 shares of Common Stock owned jointly with Sally B. Van Wert, Mr. Van Wert's wife.

(10) Includes 7,000 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 333 shares vest each month until May 2000 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan.

(11) Includes 10,000 shares of Common Stock owned jointly with Irene Z. McNamara, Mr. McNamara's wife.

(12) Includes 75,000 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan and 12,941 shares subject to currently exercisable options granted under the Company's 1993 Stock Option Plan.

(13) Includes 1,374,939 shares held in the Allen S. Braswell, Sr. Grantor Retained Income Trust and 11,000 shares held in the Allen S. Braswell, Sr. Family Limited Partnership, of which Allen S. Braswell, Sr. is the general partner. Allen S. Braswell, Sr.'s address is 1 Willow Road, Unit B, Waynesville, NC 28786.

(14) Includes 374,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr. and his spouse, Alma L. Braswell, are the general partners, and 10,000 shares subject to currently exercisable, non-qualified stock options granted in connection with the Company's acquisition of the CTI Companies and does not include 1,374,939 shares held in the Allen S. Braswell, Sr. Grantor Retained Income Trust, of which Allen S. Braswell, Jr. and his brother, Bruce Braswell, are co-trustees. Allen S. Braswell, Jr.'s address is Circuit Test, Inc., 4601 Cromwell Avenue, Memphis, TN 38118.

(15) Mr. Marshall's and Mr. Monaco's address is Personal Electronics, Inc., 1 Perimeter Road, Manchester, NH 03130.

(16) Of such 8,145,988 shares, as of April 13, 1998, 591,301 represent shares of Common Stock subject to options that are currently exercisable or, within 60 days of April 30, 1998, will become exercisable.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of April 30, 1998 regarding the Selling Shareholders and the beneficial ownership of shares of Common Stock offered by the Selling Shareholders pursuant to this Prospectus.


                                                                                                    PERCENT OF
                                                                                                   COMMON STOCK
                                 NUMBER OF SHARES OF   NUMBER OF SHARES OF     NUMBER OF SHARES    BENEFICIALLY
                                    COMMON STOCK        COMMON STOCK TO BE    BENEFICIALLY OWNED   OWNED AFTER
  NAME OF SELLING SHAREHOLDER    BENEFICIALLY OWNED    SOLD IN THE OFFERING   AFTER THE OFFERING   THE OFFERING
  ---------------------------    -------------------   --------------------   ------------------   ------------
Robert Monaco(1)...............        900,000(4)            260,000               640,000             4.0%
Raymond Marshall(2)............        900,000(4)            260,000               640,000             4.0%
Gerald J. Reid(1)..............        489,426(4)            250,000               239,426             1.5%
Lucille A. Reid(1).............        541,426(4)            250,000               291,426             1.8%
Lloyd A. McConnell(1)..........        583,291(4)            155,000               428,291             2.7%
Charles E. Hewitson(1).........        555,406(4)             25,000               530,406             3.4%
Gregory C. Hewitson(1).........        555,406(4)             25,000               530,406             3.4%
Matthew J. Hewitson(1).........        555,406(4)             25,000               530,406             3.4%
Jack Calderon(1)...............        300,441(4)             80,000               220,441             1.4%
August P. Bruehlman(1).........         88,441(4)             20,000                68,441                *
Stuart W. Fuhlendorf(1)........        118,728(4)             35,000                83,728                *
Brent L. Hofmeister(3).........         24,628(5)             15,000                 9,628                *


---------------

 *  Less than one percent.

(1) For a description of positions held with the Company, see "Management."

(2) Mr. Marshall is a founder and Co-Manager of Personal Electronics.

(3) Mr. Hofmeister is the Company's Corporate Controller.

(4) For a description of the beneficial ownership of these shares of Common Stock and percent of Common Stock beneficially owned prior to the offering, see "Principal Shareholders."

(5) Includes 24,528 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

               DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

     The Company's authorized capital stock consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $.01 per share. As of May 27, 1998, there were 13,659,476 shares of Common Stock outstanding, held of record by 235 persons, and no Preferred Stock was outstanding. Upon completion of this offering, there will be 15,429,476 shares of Common Stock (including 170,000 shares expected to be issued upon the exercise of outstanding options by certain Selling Shareholders in connection with this Offering and excluding shares subject to other outstanding options and warrants) and no shares of Preferred Stock outstanding.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws and to Colorado law. See "Available Information."

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences for any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available for that purpose. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are, and the Common Stock to be sold in this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

     American Securities Transfer, Inc., is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock. Subject to the limitations prescribed by law, the Board of Directors is authorized to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The authority of the Board with respect to each series shall, to the extent allowed by the Colorado Corporate Code or any successor statute include, without limitation, the express authority to establish and fix the following: the number of shares and designation of any series of Preferred Stock and the dividend rights and terms, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund or reserve account terms of any series of Preferred Stock. Any such Preferred Stock could have economic and other rights senior to the Common Stock, so that the issuance of such Preferred Stock could adversely affect the market value of the Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company without any action by the shareholders. The Company has no current plans to issue any such shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of the Company's Articles of Incorporation and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by shareholders. See "Risk
Factors -- Anti-Takeover Provisions."

     The Company's Articles of Incorporation provide for a classified Board of Directors. For purposes of determining their terms, directors are divided as evenly as possible into three classes, with elections for each class every three years on a staggered basis. See "Management."

     In addition to the provisions described above, the Company's Articles of Incorporation and Bylaws provide (i) that vacancies on the Board of Directors may be filled only by the remaining directors (unless the Board approves the filling of such vacancies by the shareholders or there are no directors remaining, in which case the shareholders shall fill any such vacancies), (ii) that any action required or permitted to be taken by the shareholders of the Company may be taken only at a duly called annual or special meeting of the shareholders of the Company, and may not be taken by consent in writing or otherwise except upon the unanimous consent of all shareholders entitled to vote thereon, (iii) that special meetings of the Company's shareholders may be called only by the Company's Chairman of the Board, President or Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (iv) that the Company may not engage in certain business combinations with, in general, a person who is the beneficial owner of 10% or more of the Company's outstanding voting stock (with certain exceptions relating to persons who held Common Stock on December 9, 1993) without the authorization or approval, or the affirmative vote of holders of at least 80% of the outstanding shares and a majority of the shares not beneficially owned by the interested shareholder in each case voting together as a single class or the satisfaction of certain price, consideration and procedural requirements, (v) that the shareholders or the Company may adopt, amend, or repeal Bylaws only with the approval of holders of at least 80% of the shares, (vi) removal of any director requires the affirmative vote of the holders of at least 80% of the outstanding shares, (vii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee of the Board of Directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders, and (viii) that, except as otherwise required by law, no shareholder may nominate a person for election to the Board of Directors at a special meeting unless the special meeting is called for the election of directors and the shareholder satisfies the requirements for nominating directors. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. The affirmative vote of the holders of at least 80% of the outstanding shares is generally required to amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph or to provide for cumulative voting.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering made hereby, there will be 15,429,476 shares of Common Stock outstanding (including 170,000 shares expected to be issued upon the exercise of outstanding options by certain Selling Shareholders in connection with this Offering and excluding shares subject to outstanding options and warrants). Of these shares, all of the 3,000,000 shares to be sold in this offering and an additional 6,089,789 previously issued shares will be freely tradable without restriction under the Securities Act, by persons who are not "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,339,687 shares are "restricted securities" as that term is defined under the Securities Act or are held by affiliates of the Company and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 and Rule 701 under the Securities Act, and may not be sold except in accordance with the lockup agreement described below.

     The Company, its directors and executive officers and the Selling Shareholders have agreed (the "Lockup Agreement") with the Underwriters not to make certain sales or dispositions of shares of Common Stock or securities convertible or exercisable for Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. subject to certain exceptions. See "Underwriting." Smith Barney Inc. may, in its sole discretion at any time without notice, consent to an early termination of the Lockup Agreement with respect to some or all of the shares subject thereto.

     Upon termination of the 120-day lockup period, approximately 5,059,687 shares of Common Stock will be eligible for sale, subject to the requirements of Rule 144. An additional 1,280,000 shares of Common Stock will become eligible for sale, subject to the requirements of Rule 144, after March 31, 1999. In addition, the directors, officers and Selling Shareholders who have agreed to 120-day lockup periods hold currently exercisable options to purchase 445,829 shares of Common Stock, which may be sold following the expiration of the lockup period under the registration statements on Form S-8 described below.

     In general, under Rule 144 as currently in effect, if at least one year has elapsed since the later of the date of acquisition of "restricted securities" from the Company or from an "affiliate" of the Company, the acquiror or subsequent holder thereof will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale of such shares. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If (i) at least two years have elapsed since the later of the date of acquisition of any "restricted securities" from the Company or from an "affiliate" of the Company and (ii) the acquiror or subsequent holder thereof is deemed not to have been an "affiliate" of the Company at any time during the preceding three months, such person will be entitled to sell such shares under Rule 144 immediately without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

     The Company also has reserved 2,295,000 shares of Common Stock for issuance under the Stock Option Plans. Options to purchase 1,827,579 of such shares have been issued and are outstanding under the Stock Option Plans and 921,513 of such options have vested. The resale of 2,295,000 shares of Common Stock issuable upon exercise of such options has been registered on Form S-8. The Board of Directors of the Company has adopted an amendment to the Company's Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 2,500,000. This amendment will be voted on by the

Company's shareholders at the Meeting. If such amendment is approved by the shareholders, the Company intends to register the resale of these 2,500,000 shares of Common Stock on Form S-8. In addition, 43,800 shares are reserved for issuance upon the exercise of the options issued and outstanding under the Company's 1993 Stock Option Plan, which is now closed. The resale of such shares has also been registered by the Company on Form S-8. Another 80,000 shares are reserved for issuance upon the release of outstanding warrants that the Company issued to certain underwriters in connection with the initial public offering of the Company's Common Stock.

     In connection with the CTI Merger and the PE Merger, the Company issued an aggregate of 732,500 of non-qualified stock options, not under the Plans. Pursuant to the Employment Agreement between the Company and Jack Calderon, the Company's Chief Executive Officer, the Company issued Mr. Calderon 200,000 non-qualified stock options not under the Plans (of which 197,941 remain outstanding and 80,000 are expected to be issued upon the exercise of outstanding options in connection with this Offering). The resale of such shares has also been registered by the Company on Form S-8.

     Under the terms and subject to the conditions of certain registration rights agreements, certain of the Company's shareholders, including certain Selling Shareholders, and certain of their transferees, are entitled to rights with respect to registration under the Securities Act of their shares of Common Stock not sold in the offering made hereby. If the Company proposes to register any of its securities under the Securities Act, either for its account or for the account of other security holders, the Company is required, subject to certain conditions, to use its best efforts to include in such registration the registrable securities held by those shareholders entitled to registration rights. In addition, subject to certain conditions, such shareholders may require the Company to file registration statements under the Securities Act with respect to the registrable securities of the Company held by them. The Company's directors, officers, Selling Shareholders and certain other shareholders holding registration rights have waived such rights with respect to the registration of the Common Stock being offered hereby. Furthermore, each of the Company's directors officers and Selling Shareholders who have entered into Lockup Agreements have also effectively waived the ability to exercise any such registration rights until the expiration of the applicable lockup period.

     No assurances can be given with respect to the effect, if any, of future public sales of restricted shares of Common Stock or the availability of restricted shares of Common Stock for sale in the public market. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Smith Barney Inc., J.C. Bradford & Co., BancAmerica Robertson Stephens, and Needham & Company, Inc., are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:


                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Smith Barney Inc............................................  1,260,000
J.C. Bradford & Co..........................................    567,000
BancAmerica Robertson Stephens..............................    441,000
Needham & Company, Inc......................................    252,000
BT Alex. Brown Incorporated.................................    120,000
Advest, Inc. ...............................................    120,000
Pacific Crest Securities....................................    120,000
Stephens Inc. ..............................................    120,000
                                                              ---------
          Total.............................................  3,000,000
                                                              =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the above-listed shares of Common Stock if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Company has been advised by the Representatives that the several Underwriters propose initially to offer the above-listed shares to the public at the price to public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.45 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price and such concession may be changed.


     The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the initial 3,000,000 shares of Common Stock to be purchased by the several Underwriters. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in connection with the sale of the shares of Common Stock made hereby. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the additional shares as the number of shares of Common Stock set forth opposite such Underwriter's name in the table above bears to the total number of shares of Common Stock initially offered by the Underwriters.

     The Company has agreed with the Underwriters not to offer, sell or contract to sell, or otherwise directly or indirectly dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or announce the offering of, any other shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, for a period of 120 days following the date of this Prospectus. The Company may, however, issue Common Stock upon the exercise of options outstanding on the date of this Prospectus.

     The directors and executive officers of the Company and the Selling Shareholders of the Company have agreed with the Underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 120 days following the date of this Prospectus without the prior written consent of Smith Barney Inc., other than (i) any shares of Common Stock offered hereby, (ii) any option or warrant or the conversion of a security outstanding on the date of, and described in, this Prospectus, (iii) up to 24,000 shares, in the aggregate, issued upon the exercise of options held as of the date hereof by directors who retire from the Board of Directors at the Company's annual meeting of shareholders, scheduled to take place on or about June 4, 1998 and (iv) shares of Common Stock disposed of as bona fide gifts approved by Smith Barney Inc.

     In connection with the offering made hereby, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering made hereby than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering made hereby to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 450,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Smith Barney Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering made hereby), for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering made hereby but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     As permitted by Rule 103 under Regulation M, the Underwriters (and selling group members) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that a passive market maker (i) may not make net daily purchases of the Common Stock in excess of the greater of (1) 200 shares and (2) 30% of its average daily trading volume in such securities for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers, (iii) may not display bids of a size that exceed the lesser of (1) the minimum quotation size for the Common Stock and (2) the remaining purchase capacity under clause (i) above and (iv) must identify its bids as such.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the several Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters in connection with the sale of such securities will be passed on for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements of EFTC Corporation as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included and incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements and other information filed with the Commission. The Registration Statement filed by the Company with the Commission, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, are available at the web site that the Commission maintains at http:/www.sec.gov and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information concerning the Company are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Incorporated by reference in this Prospectus are (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (as amended by the Company's Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997), (ii) the Company's Current Reports on Form 8-K dated April 15, 1998 and May 15, 1998 filed previously with the Commission pursuant to
Section 13 of the Exchange Act and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to EFTC Corporation, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (telephone: (303) 451-8200).

                         INDEX TO FINANCIAL STATEMENTS

EFTC CORPORATION AND SUBSIDIARIES
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets -- December 31, 1997 and 1996
     and March 31, 1998 (Unaudited).........................   F-3
  Consolidated Statements of Operations -- Years Ended
     December 31, 1997, 1996 and 1995 and Three Months Ended
     March 31, 1998 and 1997 (Unaudited)....................   F-4
  Consolidated Statements of Shareholders' Equity -- Years
     Ended December 31, 1997, 1996 and 1995 and Three Months
     Ended March 31, 1998 and 1997 (Unaudited)..............   F-5
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1997, 1996 and 1995 and Three Months Ended
     March 31, 1998 and 1997 (Unaudited)....................   F-6
  Notes to Consolidated Financial Statements................   F-7
CIRCUIT TEST, INC. AND AFFILIATES
  Independent Auditors' Report..............................  F-19
  Combined Balance Sheets -- June 30, 1997 (Unaudited),
     December 31, 1996 and 1995.............................  F-20
  Combined Statements of Operations -- Six Months Ended June
     30, 1997 and 1996 (Unaudited) and Years Ended December
     31, 1996, 1995 and 1994................................  F-21
  Combined Statements of Stockholders' Equity -- Six Months
     Ended June 30, 1997 (Unaudited) and Years Ended
     December 31, 1996, 1995 and 1994.......................  F-22
  Combined Statements of Cash Flows -- Six Months Ended June
     30, 1997 and 1996 (Unaudited) and Years Ended December
     31, 1996, 1995 and 1994................................  F-23
  Notes to Combined Financial Statements....................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
EFTC Corporation:

     We have audited the accompanying consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EFTC Corporation and subsidiaries as December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Denver, Colorado
May 1, 1998

                       EFTC CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1997 AND 1996 AND MARCH 31, 1998 (UNAUDITED)

                                ASSETS (Note 4)

                                                                            DECEMBER 31
                                                      MARCH 31      ---------------------------
                                                        1998          1997(1)         1996(1)
                                                    ------------    ------------    -----------
                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................  $    592,576    $  1,877,010    $   406,903
  Trade receivables, less allowance for doubtful
     accounts of $466,000 in 1998, $474,000 in
     1997 and $20,000 in 1996.....................    28,866,890      25,412,340      4,460,249
  Inventories (note 3)............................    59,154,326      46,066,650      9,195,202
  Income taxes receivable.........................            --              --        616,411
  Deferred income taxes (note 6)..................       491,152         494,290        427,059
  Prepaid expenses and other......................     1,403,298         759,668        102,425
                                                    ------------    ------------    -----------
          Total current assets....................    90,508,242      74,609,958     15,208,249
                                                    ------------    ------------    -----------
Property, plant and equipment:
  Land, building and improvements.................     9,561,863       7,062,881      5,551,565
  Machinery and equipment.........................    19,673,740      14,354,997      5,657,104
  Furniture and fixtures..........................     6,490,255       4,105,731      1,756,588
  Construction in progress........................     7,326,080       4,791,288             --
                                                    ------------    ------------    -----------
                                                      43,051,938      30,314,897     12,965,257
  Less accumulated depreciation...................   (10,205,943)     (5,957,233)    (4,235,894)
                                                    ------------    ------------    -----------
          Net property, plant and equipment.......    32,845,995      24,357,664      8,729,363
                                                    ------------    ------------    -----------
Goodwill, net of accumulated amortization of
  $937,737 and $546,747 (note 2)..................    46,017,691      46,372,060             --
Other assets, net.................................     2,260,634       3,484,897         99,773
                                                    ------------    ------------    -----------
                                                    $171,632,562    $148,824,579    $24,037,385
                                                    ============    ============    ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................  $ 33,198,077    $ 23,579,663    $ 2,498,113
  Accrued compensation............................     3,279,971       2,365,034        682,881
  Income taxes payable............................       666,024         608,585          5,453
  Other accrued liabilities.......................     1,477,291       1,272,544        767,803
  Current portion of long-term debt and notes
     payable (note 4).............................     8,350,000       3,150,000      1,970,000
                                                    ------------    ------------    -----------
          Total current liabilities...............    46,971,363      30,975,826      5,924,250
                                                    ------------    ------------    -----------
Long-term debt, less current portion (note 4):
  Related party...................................     4,811,227       7,513,703      1,057,085
  Others..........................................    41,025,000      34,295,000      2,890,000
                                                    ------------    ------------    -----------
          Total long-term debt, net of current
            portion...............................    45,836,227      41,808,703      3,947,085
Deferred income taxes (note 6)....................       862,157         818,686        315,859
                                                    ------------    ------------    -----------
          Total liabilities.......................    93,669,747      73,603,215     10,187,194
                                                    ------------    ------------    -----------
Shareholders' equity (notes 4 and 7):
  Preferred stock, $.01 par value authorized
     5,000,000 shares; none issued or
     outstanding..................................            --              --             --
  Common stock, $.01 par value authorized
     45,000,000 shares; issued and outstanding
     13,649,676, 13,641,776 and 5,742,660 shares,
     respectively.................................       136,497         136,418         57,427
  Additional paid-in capital......................    69,475,544      68,040,433     10,169,180
  Retained earnings...............................     8,350,774       7,044,513      3,623,584
                                                    ------------    ------------    -----------
          Total shareholders' equity..............    77,962,815      75,221,364     13,850,191
                                                    ------------    ------------    -----------
Commitments and contingencies (notes 2, 5 and 8)
                                                    $171,632,562    $148,824,579    $24,037,385
                                                    ============    ============    ===========

---------------

(1) Restated for pooling of interests -- See Note 1.

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                             THREE MONTHS ENDED
                                                  MARCH 31,                   YEAR ENDED DECEMBER 31,
                                          -------------------------   ----------------------------------------
                                             1998         1997(1)       1997(1)        1996(1)       1995(1)
                                          -----------   -----------   ------------   -----------   -----------
                                                 (UNAUDITED)
Net sales...............................  $54,199,607   $16,041,342   $122,079,117   $60,910,316   $51,579,746
Cost of goods sold (note 11)............   44,296,692    13,941,282    102,166,332    56,276,756    46,436,719
                                          -----------   -----------   ------------   -----------   -----------
          Gross profit..................    9,902,915     2,100,060     19,912,785     4,633,560     5,143,027
Operating costs and expenses:
  Selling, general and administrative
     expenses (note 11).................    5,320,978     1,213,281     12,711,431     5,917,034     4,324,390
  Amortization of goodwill..............      390,990        22,808        546,747            --            --
  Impairment of fixed assets (note
     11)................................           --            --             --       725,869            --
  Merger costs (note 2).................    1,048,308            --             --            --            --
                                          -----------   -----------   ------------   -----------   -----------
          Operating income (loss).......    3,142,639       863,971      6,654,607    (2,009,343)      818,637
                                          -----------   -----------   ------------   -----------   -----------
Other income (expense):
  Interest expense......................     (908,407)     (212,327)    (2,410,860)     (575,673)     (432,269)
  Gain on sale of assets................        4,188         4,188      1,156,618        50,012        49,533
  Other, net............................       35,041        16,641        138,959        50,436        43,461
                                          -----------   -----------   ------------   -----------   -----------
                                             (869,178)     (191,498)    (1,115,283)     (475,225)     (339,275)
                                          -----------   -----------   ------------   -----------   -----------
    Income (loss) before income taxes...    2,273,461       672,473      5,539,324    (2,484,568)      479,362
Income tax expense (benefit) (note 6)...      934,630        73,119      2,118,395      (866,661)      130,284
                                          -----------   -----------   ------------   -----------   -----------
          Net income (loss).............  $ 1,338,831   $   599,354   $  3,420,929   $(1,617,907)  $   349,078
                                          ===========   ===========   ============   ===========   ===========
Pro
 forma information (unaudited) (note 1):
  Historical net income (loss)..........  $ 1,338,831   $   599,354   $  3,420,929   $(1,617,907)  $   349,078
  Pro forma adjustment to income tax
     expense (benefit)..................      316,636       179,368         40,797        (9,727)       (1,975)
                                          -----------   -----------   ------------   -----------   -----------
          Pro forma net income (loss)...  $ 1,022,195   $   419,986   $  3,380,132   $(1,608,180)  $   351,053
                                          ===========   ===========   ============   ===========   ===========
  Pro forma income (loss) per share:
     Basic..............................  $      0.07          0.06           0.40         (0.28)         0.06
                                          ===========   ===========   ============   ===========   ===========
     Diluted............................  $      0.07          0.06           0.38         (0.28)         0.06
                                          ===========   ===========   ============   ===========   ===========
  Weighted average shares outstanding:
     Basic..............................   13,644,587     6,657,667      8,502,160     5,742,139     5,762,261
                                          ===========   ===========   ============   ===========   ===========
     Diluted............................   14,399,804     6,657,667      8,954,525     5,742,139     5,762,261
                                          ===========   ===========   ============   ===========   ===========

---------------

(1) Restated for pooling of interests -- See Note 1.

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                         COMMON STOCK        ADDITIONAL                      TOTAL
                                     ---------------------     PAID-IN      RETAINED     SHAREHOLDERS'
                                       SHARES      AMOUNT      CAPITAL      EARNINGS        EQUITY
                                     ----------   --------   -----------   -----------   -------------
BALANCES AT JANUARY 1, 1995(1).....   5,691,110   $ 56,911   $ 9,998,035   $ 4,892,413    $14,947,359
Stock options exercised............      49,750        498       165,169            --        165,667
Net income.........................          --         --            --       349,078        349,078
                                     ----------   --------   -----------   -----------    -----------
BALANCES AT DECEMBER 31, 1995(1)...   5,740,860     57,409    10,163,204     5,241,491     15,462,104
Stock options exercised............       1,800         18         5,976            --          5,994
Net income.........................          --         --            --    (1,617,907)    (1,617,907)
                                     ----------   --------   -----------   -----------    -----------
BALANCES AT DECEMBER 31, 1996(1)...   5,742,660     57,427    10,169,180     3,623,584     13,850,191
Issuance of common stock in
  business combination (note 2)....   3,838,975     38,389    14,143,793            --     14,182,182
Issuance of common stock in
  secondary offering, net of costs
  (note 7).........................   3,506,841     35,069    38,917,065            --     38,952,134
Warrants issued in connection with
  subordinated debt (note 7).......          --         --       489,786            --        489,786
Stock options and warrants
  exercised, including tax benefit
  of $95,478
  (note 4).........................     553,300      5,533     4,320,609            --      4,326,142
Net income.........................          --         --            --     3,420,929      3,420,929
                                     ----------   --------   -----------   -----------    -----------
BALANCES AT DECEMBER 31, 1997(1)...  13,641,776    136,418    68,040,433     7,044,513     75,221,364
Conversion of notes payable to
  shareholders to equity (note
  2)...............................          --         --     1,397,922            --      1,397,922
Secondary offering costs...........          --         --       (40,676)           --        (40,676)
Stock options and warrants
  exercised (note 4)...............       7,900         79        45,295            --         45,374
Termination of S Corporation tax
  status of Personal Electronics...          --         --        32,570       (32,570)            --
Net income.........................          --         --            --     1,338,831      1,338,831
                                     ----------   --------   -----------   -----------    -----------
BALANCES AT MARCH 31, 1998
  (UNAUDITED)......................  13,649,676   $136,497   $69,475,544   $ 8,350,774    $77,962,815
                                     ==========   ========   ===========   ===========    ===========

---------------

(1)  Restated for pooling of interests -- See Note 1.

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                    THREE MONTHS ENDED
                                                        MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                --------------------------   ----------------------------------------
                                                    1998         1997(1)       1997(1)        1996(1)       1995(1)
                                                ------------   -----------   ------------   -----------   -----------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................  $  1,338,833   $   599,354   $  3,420,929   $(1,617,907)  $   349,074
  Adjustments to reconcile net income (loss)
    to net cash used by operating activities:
    Depreciation and amortization.............     1,358,070       375,729      2,676,267     1,358,314     1,786,076
    Deferred income tax expense (benefit).....        46,079       164,534        755,650      (322,268)      (15,745)
    Loss (gain) on sale and impairment of
      property, plant and equipment, net......        (4,188)       (4,188)    (1,149,638)      709,359      (155,621)
    Changes in operating assets and
      liabilities net of the effects of
      acquisitions:
      Trade receivables.......................    (3,454,550)   (1,032,324)   (16,444,265)      858,283    (1,267,306)
      Inventories.............................   (13,087,676)   (1,038,472)   (28,799,065)      694,730    (2,400,883)
      Income taxes receivable.................            --            --        616,411      (541,489)      (10,267)
      Income taxes payable....................        61,924       (19,415)       604,100            --            --
  Prepaid expenses and other current assets...      (643,629)      (98,608)      (235,478)      295,079      (347,137)
      Other assets............................     1,224,263        28,795     (2,409,343)       67,375       (96,971)
   Accounts payable and accrued liabilities...    10,733,612       851,010     11,550,845    (2,009,079)    1,160,180
                                                ------------   -----------   ------------   -----------   -----------
         Net cash used by operating
           activities.........................    (2,427,262)     (173,585)   (29,413,587)     (507,603)     (998,600)
                                                ------------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment...    (9,450,693)     (616,982)   (13,496,255)   (2,184,114)   (2,492,693)
  Proceeds from sale of property, plant and
    equipment.................................            --       239,706      2,419,820       345,538     3,739,344
  Payments for business combinations, net of
    cash acquired.............................       (36,621)   (7,279,601)   (30,997,426)           --            --
                                                ------------   -----------   ------------   -----------   -----------
         Net cash provided (used) by investing
           activities.........................    (9,487,314)   (7,656,877)   (42,073,861)   (1,838,576)    1,246,651
                                                ------------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
  Stock options and warrants exercised........        45,374        17,982      4,326,142         5,994       165,667
  Issuance of common stock for cash, net of
    costs.....................................       (40,676)           --     38,952,134            --            --
  Borrowings (payments) on lines of credit and
    short-term notes payable, net.............     5,000,000     1,810,377     15,595,000     1,800,000            --
  Proceeds from long-term debt................     7,605,000     6,700,000     83,345,391       459,566       249,913
  Principal payments on long-term debt........    (1,979,556)      (85,000)   (68,283,612)     (217,033)     (207,126)
  Deferred debt issuance costs................            --            --       (977,500)           --            --
                                                ------------   -----------   ------------   -----------   -----------
         Net cash provided (used) by financing
           activities.........................    10,630,142     8,443,359     72,957,555     2,048,527       208,454
                                                ------------   -----------   ------------   -----------   -----------
         Increase (decrease) in cash and cash
           equivalents........................    (1,284,434)      612,897      1,470,107      (297,652)      456,505
Cash and cash equivalents:
  Beginning of year...........................     1,877,010       406,903        406,903       704,555       248,050
                                                ------------   -----------   ------------   -----------   -----------
  End of year.................................  $    592,576   $ 1,019,800   $  1,877,010   $   406,903   $   704,555
                                                ============   ===========   ============   ===========   ===========
Supplemental disclosures of cash flow
  information --
  Cash paid during the period for:
    Interest..................................  $    977,670   $   124,963   $  2,022,881   $   567,321   $   419,927
                                                ============   ===========   ============   ===========   ===========
    Income taxes, net.........................  $    858,695   $        --   $    118,608   $        --   $   152,530
                                                ============   ===========   ============   ===========   ===========
  Common stock issued in business
    combinations..............................  $         --   $ 5,445,000   $ 14,182,182   $        --   $        --
                                                ============   ===========   ============   ===========   ===========
  Conversion of notes payable to shareholders
    to equity.................................  $  1,397,922   $        --   $         --   $        --   $        --
                                                ============   ===========   ============   ===========   ===========

---------------

(1) Restated for pooling of interests -- See Note 1.

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                                 MARCH 31, 1998

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business

     EFTC Corporation (the Company), is an independent provider of electronic manufacturing services to original equipment manufacturers in the aerospace and avionics, computer related, medical, industrial controls, communications equipment and electronic instrumentation industries. The Company's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, electro-mechanical devices and finished products. The Company also provides computer aided testing of printed circuit boards, subsystems and final assemblies, "hub based" repair and warranty services and quick turn prototype services.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of EFTC Corporation and its wholly-owned subsidiaries since the date of formation or acquisition, as described in note 2. All intercompany balances and transactions have been eliminated in consolidation.

     On March 31, 1998, EFTC Corporation acquired, through a merger, RM Electronics, Inc., doing business as Personal Electronics (Personal), in a business combination accounted for as a pooling of interests. EFTC issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Accordingly, the Company's consolidated financial statements have been restated for all periods presented to combine the financial position, results of operations and cash flows of Personal with those of the Company.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The consolidated financial statements, and related notes, as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows. The operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

  Inventories

     Inventories are stated at the lower of standard costs, which approximates weighted average cost, or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Depreciation is computed using straight-line and accelerated methods over estimated useful lives ranging from 31 to 39 years for buildings, and 5 to 10 years for furniture and fixtures and machinery and equipment.

                       EFTC CORPORATION AND SUBSIDIARIES

  Goodwill and Other Assets

     Goodwill is amortized using the straight-line method over 30 years. At December 31, 1997, other assets include acquired intellectual property consisting of circuit board assembly designs and specifications of $1.1 million which are being amortized over 10 years using the straight-line method, deferred financing costs of $926,000 which are being amortized over 5 years, and restricted cash of $653,000.

  Impairment of Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. In connection with the Company's restructuring in August 1996, the Company recorded a provision for impairment of certain fixed assets of $726,000.

  Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Revenue Recognition

     The Company recognizes revenue upon shipment of products to customers.

  Income (Loss) Per Share

     Income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128). SFAS 128 replaced the presentation of primary and fully diluted earnings
(loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for potential common shares and is computed by dividing income or loss available to common shareholders by the weighted average number common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. In 1997, diluted weighted average shares outstanding includes 452,365 potential shares, consisting of stock options and warrants, determined using the treasury stock method. Basic and diluted EPS are the same in 1996 and 1995 as all potential common shares were antidilutive. In addition, all share and per share amounts have been restated for the effects of a business combination accounted for as a pooling of interests, as discussed in note 2.

  Pro Forma Net Income

     To properly reflect the Company's pro forma net income, the net income of Personal, which was not subject to income taxes due to their S corporation status, has been tax effected and included as a pro forma adjustment to income tax expense in the accompanying consolidated statements of operations. This

                       EFTC CORPORATION AND SUBSIDIARIES
adjustment was computed as if the merged company had been a taxable entity subject to federal and state income taxes for all periods presented at the marginal tax rates applicable in such periods.

  Stock-based Compensation

     The Company accounts for its employee stock compensation plans as prescribed under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosures of net income and income per share, as required by Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-based Compensation, are included in note 7 to the consolidated financial statements.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with current year presentation.

(2) BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

     As discussed in note 1, on March 31, 1998, the Company merged with Personal in a business combination accounted for as a pooling of interests.

     Revenue, net income (loss) and pro forma net income (loss) of EFTC and Personal and the combined companies for the years ended December 31 are as follows:

         YEAR ENDED DECEMBER 31:           EFTC CORPORATION     PERSONAL       COMBINED
         -----------------------           ----------------    ----------    ------------
1997:
  Revenue................................    $113,243,983      $8,835,134    $122,079,117
  Net income.............................       3,316,321         104,608       3,420,929
  Pro forma net income...................       3,316,321          63,811       3,380,132
1996:
  Revenue................................      56,880,067       4,030,249      60,910,316
  Net loss...............................      (1,592,965)        (24,942)     (1,617,907)
  Pro forma net loss.....................      (1,592,965)        (15,215)     (1,608,180)
1995:
  Revenue................................      49,220,070       2,359,676      51,579,746
  Net income (loss)......................         354,138          (5,060)        349,078
  Pro forma net income (loss)............         354,138          (3,085)        351,053

     The Company incurred merger costs of $1,048,308, which were charged to operations in March 1998. Notes payable to shareholders of Personal in the amount of $1,397,922 were converted to equity upon consummation of the merger.

     On September 30, 1997, the Company acquired three affiliated companies, Circuit Test, Inc., Airhub Service Group L.C. and CTI International, L.C. (the CTI Companies), for approximately $35.7 million consisting of 1,858,975 shares of the Company's common stock and approximately $26.5 million in cash, which includes approximately $1.4 million of transaction costs and a $6 million payment made in November 1997 following a common stock offering (described in note 7). The Company recorded goodwill of approximately $38.9 million, in connection with the transaction. The acquisition was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition.

     In February 1998, the Company completed two transactions with AlliedSignal Inc. (AlliedSignal) pursuant to which the Company acquired certain inventory and equipment located in Ft. Lauderdale, Florida,

                       EFTC CORPORATION AND SUBSIDIARIES
subleased the facility where such inventory and equipment was located and employed certain persons formerly employed by AlliedSignal at that location. The Company also hired certain persons formerly employed by AlliedSignal in Arizona and agreed with AlliedSignal to provide the personnel and management services necessary to operate a related facility on behalf of AlliedSignal on a temporary basis. The Company acquired AlliedSignal's inventory and equipment located at the Arizona facility. The aggregate purchase price of all assets acquired by the Company from AlliedSignal was approximately $19.0 million. The Company has also agreed AlliedSignal one percent of gross revenue for all electronic assemblies and parts made for customers other than AlliedSignal at the Arizona or Florida facilities through December 31, 2001.

     On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon Corporation, and Current Electronics (Washington), Inc., a Washington Corporation (the CE Companies), for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash, which included approximately $600,000 of transaction costs. The Company recorded goodwill of approximately $8.0 million in connection with the acquisition. The acquisition was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition.

     The following unaudited pro forma information assumes that the acquisitions of the CTI Companies and the CE Companies had occurred on January 1, 1996, and is restated for the merger of Personal in 1998:

                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                              1997            1996
                                                          ------------    ------------
Revenue.................................................  $155,126,000    $119,940,000
Net income (loss).......................................     1,115,000      (2,134,000)
Net income (loss) per share -- diluted..................           .12            (.28)

     The above pro forma information is not necessarily indicative of future results.

(3) INVENTORIES

     Inventories are summarized as follows:

                                                                    DECEMBER 31,
                                                MARCH 31,     -------------------------
                                                  1998           1997           1996
                                               -----------    -----------    ----------
                                               (UNAUDITED)
Purchased parts and completed
  subassemblies..............................  $50,184,714    $38,723,546    $7,689,409
Work-in-progress.............................    8,164,861      6,950,855     1,256,570
Finished goods...............................      804,751        392,249       249,223
                                               -----------    -----------    ----------
                                               $59,154,326    $46,066,650    $9,195,202
                                               ===========    ===========    ==========

                       EFTC CORPORATION AND SUBSIDIARIES

(4) DEBT

     Long-term debt to related parties consists of the following:

                                                                              DECEMBER 31,
                                                            MARCH 31,    -----------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
                                                           (UNAUDITED)
    Subordinated Notes to director(a)....................  $4,861,227    $4,861,227   $       --
    Notes payable to Personal shareholders(b)............          --     2,702,476    1,057,085
                                                           ----------    ----------   ----------
              Subtotal...................................   4,861,227     7,563,703    1,057,085
    Less current maturities..............................     (50,000)      (50,000)          --
                                                           ----------    ----------   ----------
    Total long-term debt-related party, net of current
      portion............................................  $4,811,227    $7,513,703   $1,057,085
                                                           ==========    ==========   ==========

---------------

(a) During September 1997, the Company issued $15 million of subordinated notes (the Subordinated Notes) to a director and stockholder of the Company. The Subordinated Notes bear interest at LIBOR plus 2% (8.19% at December 31,
    1997) and are payable in four annual installments of $50,000 and one final payment of $14.8 million in September 2002. Payments on the Subordinated Notes are subordinate to the Company's senior bank debt. The Subordinated Notes also included warrants to acquire 500,000 shares of the Company's common stock at $8.00 per share. The warrants were issued in October 1997 and were valued at approximately $500,000 using the Black-Scholes pricing model. Such amount was recorded as debt discount and is being amortized to interest expense over the term of the Subordinated Notes. The warrants were exercised on October 9, 1997 for total proceeds of approximately $4 million. The Company repaid $10 million of this debt in December 1997 upon the completion of the common stock offering described in note 7 and the scheduled repayment was reduced by the pro rata amount of unamortized discount. Accordingly, no gain or loss was recognized on the extinguishment of the debt. The outstanding balance, net of discount, as of December 31, 1997 and March 31, 1998 was $4,861,227, of which $50,000 is included in the current portion of long-term debt.

(b) At December 31, 1997 and 1996, there were notes payable to Personal shareholders in the amount of $2,702,476 and $1,057,085, respectively. At March 31, 1998, notes payable to Personal shareholders in the amount of $1,397,922 were converted to equity.

     Long-term debt and notes payable to others consists of the following:

                                                                    DECEMBER 31,
                                                MARCH 31,     -------------------------
                                                  1998           1997           1996
                                               -----------    -----------    ----------
                                               (UNAUDITED)
Notes payable to banks(c)....................  $44,325,000    $37,395,000    $       --
Note payable to a bank with interest at 1%
  above prime rate adjusted annually, repaid
  in 1997....................................           --             --     3,060,000
Note payable to a bank with interest at 9.5%,
  due in April 1998(c).......................    5,000,000             --            --
                                               -----------    -----------    ----------
          Subtotal...........................   49,325,000     37,395,000     3,060,000
Less current portion.........................   (8,300,000)    (3,100,000)     (170,000)
                                               -----------    -----------    ----------
Long-term debt to others, net of current
  portion....................................  $41,025,000    $34,295,000    $2,890,000
                                               ===========    ===========    ==========

---------------

(c) In connection with the CTI Companies business combination and the AlliedSignal asset acquisition, the Company entered into a new loan agreement consisting of a $25 million revolving line of credit renewable on September 30, 2000, and a $20 million term loan maturing on September 30, 2002. The proceeds of the new loan agreement were used for (i) funding the CTI merger and (ii) repayment of the existing line

                       EFTC CORPORATION AND SUBSIDIARIES
    of credit and bridge facility and equipment loan. Borrowings under the agreement bear interest at a rate based on either LIBOR or the prime rate plus applicable margins ranging from 0.50% to 3.25% for the term facility (9.16% at December 31, 1997) and 0% to 2.75% for the revolving facility (approximately 9% at December 31, 1997). Borrowings on the revolving facility are subject to limitation based on the value of the available collateral. The loan agreement is collateralized by substantially all of the Company's assets and contains restrictive covenants relating to capital expenditures, limitation on investments, borrowings, payment of dividends and mergers and acquisitions, as well as the maintenance of certain financial ratios. The revolving facility requires a commitment fee of 0.5% per annum on any unused portion. As of December 31, 1997, the borrowing availability under the agreement was approximately $7.6 million. This credit facility may be withdrawn or canceled under certain conditions such as default or in the event the Company experiences a material adverse change in its financial condition.

          In March 1998, the Company issued Bank One a 15-day note in the principal amount of $5 million (the "Bank One Note") the proceeds of which were used to make payments to AlliedSignal in connection with the AlliedSignal Asset Purchase and for normal operating expenses. The existing loan agreement was then amended in April 1998, increasing the revolving line of credit to $40 million from $25 million. The Bank One Note was repaid in April 1998 after this amendment was completed. As of March 31, 1998, the total outstanding principal amount under the existing loan agreement was $44.3 million, comprised of a term loan of $19.3 million and an outstanding balance on the revolving loan of $25 million.

     Annual maturities of long-term debt, excluding the discount on the subordinated notes, are as follows at March 31, 1998:

1998............................................  $ 8,300,000
1999............................................    4,085,000
2000............................................    4,540,000
2001............................................    4,900,000
2002............................................   27,500,000
                                                  -----------
                                                  $49,325,000
                                                  ===========

(5) LEASES

     The Company has noncancelable operating leases for facilities and equipment that expire in various years through 2002. Lease expense on these operating leases amounted to $2,333,486, $1,215,623 and $578,958 for the years ended December 31, 1997, 1996 and 1995, respectively.

     At December 31, 1997, future minimum lease payments for operating leases are as follows:

1999.............................................  $2,173,150
2000.............................................   1,583,840
2001.............................................   1,049,980
2002.............................................     365,416
                                                   ----------
          Total future minimum lease payments....  $5,172,386
                                                   ==========

     In December 1995, the Company entered into a sale-leaseback transaction for equipment of approximately $3.6 million. The gain on this transaction totaled $106,088, which was deferred and is being amortized over the remaining life of the lease, which is approximately 6 years.

                       EFTC CORPORATION AND SUBSIDIARIES

(6) INCOME TAXES

     The current and deferred components of income tax expense (benefit) are as follows:

                                      THREE MONTHS ENDED
                                          MARCH 31,                YEAR ENDED DECEMBER 31,
                                     --------------------    -----------------------------------
                                       1998        1997         1997         1996         1995
                                     --------    --------    ----------    ---------    --------
                                         (UNAUDITED)
Current:
  Federal..........................  $835,238    $(91,415)   $1,210,858    $(549,846)   $142,263
  State............................    53,313          --       151,887        5,453       3,766
                                     --------    --------    ----------    ---------    --------
                                      888,551     (91,415)    1,362,745     (544,393)    146,029
                                     --------    --------    ----------    ---------    --------
Deferred:
  Federal..........................    43,471     154,662       599,245     (196,440)    (13,635)
  State............................     2,608       9,872       156,405     (125,828)     (2,110)
                                     --------    --------    ----------    ---------    --------
                                       46,079     164,534       755,650     (322,268)    (15,745)
                                     --------    --------    ----------    ---------    --------
                                     $934,630    $ 73,119    $2,118,395    $(866,661)   $130,284
                                     ========    ========    ==========    =========    ========

     Actual income tax expense (benefit) differs from the amounts computed using the statutory tax rate of 34% as follows:

                                     THREE MONTHS ENDED
                                         MARCH 31,                 YEAR ENDED DECEMBER 31,
                                   ----------------------    -----------------------------------
                                     1998         1997          1997         1996         1995
                                   ---------    ---------    ----------    ---------    --------
                                        (UNAUDITED)
Computed tax at the expected
  statutory rate.................  $ 772,977    $ 228,641    $1,883,370    $(844,753)   $162,983
Increase (decrease) in income
  taxes resulting from:
  State income taxes, net of
     federal benefit and state
     tax credits.................    113,673       18,157       148,565      (80,693)        839
  Amortization of nondeductible
     goodwill....................     40,526        6,497        84,927           --          --
  S Corporation (income) loss of
     Personal....................   (316,636)    (179,368)      (40,797)       9,727       1,975
  Non-deductible merger costs....    297,500           --            --           --          --
  Research and development tax
     credits.....................         --           --            --           --     (40,000)
  Other, net.....................     26,590         (808)       42,330       49,058       4,487
                                   ---------    ---------    ----------    ---------    --------
     Income tax expense
       (benefit).................  $ 934,630    $  73,119    $2,118,395    $(866,661)   $130,284
                                   =========    =========    ==========    =========    ========

     In 1997, the Company recognized $95,478 as an increase to additional paid-in capital for the income tax benefit resulting from the exercise of stock options by employees.

                       EFTC CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences at December 31, 1997 and 1996 that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
Deferred tax assets:
  Accrued vacation and/or bonuses...........................  $ 283,078    $  76,064
  Restructuring charges.....................................         --      186,434
  Deferred gain on sale leaseback...........................     27,583       36,088
  Deferred loss on asset writedown..........................     70,407           --
  State net operating loss carryforwards....................     15,200       95,420
  Allowance for doubtful accounts...........................    124,807        7,600
  Other.....................................................     86,405       25,453
                                                              ---------    ---------
          Total deferred tax assets.........................  $ 607,480    $ 427,059
                                                              =========    =========
Deferred tax liabilities:
  Amortization of deductible goodwill.......................  $(115,640)   $      --
  Accelerated depreciation and other basis differences for
     property, plant and equipment..........................   (816,236)    (315,859)
                                                              ---------    ---------
          Total deferred tax liabilities....................  $(931,876)   $(315,859)
                                                              =========    =========

     The above balances are classified in the accompanying consolidated balance sheets as of December 31, 1997 and 1996 and March 31, 1998 as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Net deferred tax asset -- current...........................  $494,290    $427,059
                                                              ========    ========
Net deferred tax liability -- noncurrent....................  $818,686    $315,859
                                                              ========    ========

     Management believes that it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets. At March 31, 1998, the components of deferred tax assets and liabilities have not changed significantly from December 31, 1997.

(7) SHAREHOLDERS' EQUITY

     In November 1997, the Company issued 3,506,841 shares of common stock in a public offering for proceeds of $39.5 million, net of issuance costs of approximately $3.1 million.

     The Company has three stock option or equity incentive plans: the 1989 Plan, the Equity Incentive Plan and the Non-employee Directors Plan. Options to purchase 180,000 shares of common stock at an exercise price of $3.33 have been granted under the 1989 Plan. These options generally vest over a five-year period and expire in April 2003. The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock units. Substantially all employees are eligible under this plan, which was amended to increase the maximum number of shares of common stock that can be granted under this plan to 1,995,000. The Non-employee Directors Plan provides for options to acquire shares of common stock to members of the Board of Directors who are not also employees. A total of 557,550 shares are available for grant under all plans at December 31, 1997.

                       EFTC CORPORATION AND SUBSIDIARIES

     The Company has also issued 930,441 nonqualified options to officers and employees. Options generally vest 7 years after the grant date, but vesting may accelerate based on increases in the market price of the Company's common stock.

     The following summarizes activity of the various stock option plans (described in note 7) and other stock options granted to employees for the three years ended December 31, 1997 and three months ended March 31, 1998:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                              NUMBER OF    EXERCISE PRICE
                                                               OPTIONS       PER SHARE
                                                              ---------    --------------
Balance at January 1, 1995..................................    313,550        $ 5.11
  Granted...................................................     69,500          5.30
  Exercised.................................................    (49,750)         3.33
  Canceled..................................................    (70,600)         6.37
                                                              ---------
Balance at December 31, 1995................................    262,700          5.87
  Granted...................................................    375,200          4.04
  Exercised.................................................     (1,800)         3.33
  Canceled..................................................    (75,600)         6.64
                                                              ---------
Balance at December 31, 1996................................    560,500          4.55
  Granted...................................................  2,004,000         11.63
  Exercised.................................................    (53,300)         4.34
  Canceled..................................................    (95,980)         6.07
                                                              ---------
Balance at December 31, 1997................................  2,415,220         10.37
  Granted...................................................    361,000         13.41
  Exercised.................................................     (7,900)         5.74
  Canceled..................................................     (5,000)        16.25
                                                              ---------
Balance at March 31, 1998 (unaudited).......................  2,763,320         10.77
                                                              =========

     The following table summarizes information regarding fixed stock options outstanding at December 31, 1997:

                                                             WEIGHTED
                                                              AVERAGE     WEIGHTED                 WEIGHTED
                                                             REMAINING    AVERAGE                  AVERAGE
                                                NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
          RANGE OF EXERCISE PRICES            OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
          ------------------------            -----------   -----------   --------   -----------   --------
$ 3.33 to $ 5.00............................     399,520        8.3        $ 3.98      356,426      $3.97
$ 5.01 to $10.00............................     774,200        8.9          6.45      487,464       6.02
$10.01 to $15.00............................     777,500        9.8         14.03           --         --
$15.01 to $16.25............................     464,000        9.8         16.25           --         --
                                               ---------                               -------
                                               2,415,220        9.3         10.37      843,890       5.15
                                               =========                               =======

     The Company applies the provisions of APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, because the Company grants options at fair value, no compensation cost has been recognized for its fixed stock option plans in 1998, 1997, 1996 and 1995.

                       EFTC CORPORATION AND SUBSIDIARIES

     If compensation cost for the Company's three stock-based compensation plans had been determined using the fair values at the grant dates for awards under those plans consistent with SFAS 123, the Company's pro forma net income (loss) and income (loss) per share would have been as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
                                                    1997          1996          1995
                                                 ----------    -----------    --------
Net income (loss):
  As reported..................................  $3,420,929    $(1,617,907)   $349,078
  Pro forma....................................   1,148,849     (1,756,201)    324,903
Income (loss) per share -- basic:
  As reported..................................         .40           (.28)        .06
  Pro forma....................................         .14           (.32)        .05
Income (loss) per share -- diluted:
  As reported..................................         .38           (.28)        .06
  Pro forma....................................         .13           (.32)        .05

     The weighted average fair values of options granted for the years ended December 31, 1997, 1996 and 1995 were $5.90, $4.15 and $4.92, respectively. In estimating the fair value of options, the Company used the Black-Scholes option-pricing model with the following assumptions.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
Dividend yield..............................................     0%       0%       0%
Expected volatility.........................................    70%      60%      60%
Risk-free interest rates....................................     6%       6%       6%
Expected lives (years)......................................     3        4        3

     The above pro forma disclosures are not necessarily representative of the effect on the historical net income for future periods because options vest over several years, and additional awards are made each year. In addition, compensation cost for options granted prior to January 1, 1995 and which vest after that date has not been considered.

     The Company also has 80,000 warrants outstanding which were issued to two underwriters in connection with the Company's initial public offering in 1994. The warrants are exercisable at $9.00 per share and expire in 1999. None of the warrants have been exercised as of March 31, 1998.

(8) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments at December 31, 1997 and 1996 are deemed to approximate their estimated fair values. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of notes payable and long-term debt approximate fair value because of the variable nature of the interest rates of these instruments.

(9) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan covering substantially all employees, whereby the Company matches 50% of an employee's contributions to a maximum of 2% of the employee's compensation. Additional profit sharing contributions to the plan are at the discretion of the Board of Directors. During the years ended December 31, 1997, 1996 and 1995, contributions from the Company to the plan were approximately $138,000, $106,000 and $90,000, respectively.

                       EFTC CORPORATION AND SUBSIDIARIES

(10) TRANSACTIONS WITH RELATED PARTIES

     Under an existing agreement, the CTI Companies were required to pay $500,000 upon change in control to an entity acting as a sales agent for the CTI Companies in which individuals who are stockholders, officers and directors of the Company have a majority ownership interest.

     In 1997, the Company leased three facilities from directors of the Company. Amounts paid to the directors totaled approximately $283,000.

     An investment banking firm, of which a director of the Company is the Managing Director, received a fee of approximately $900,000 as a representative of the CTI Companies in their acquisition by the Company. The same firm received a fee of approximately $640,000 in connection with the Personal merger.

(11) RESTRUCTURING

     In the third quarter of 1996, management initiated a plan to restructure the Company's manufacturing operations and various administrative functions, including a change in the manufacturing process and a reorganization of the sales department. Restructuring charges of $2,127,000 were charged to operations for the year ended December 31, 1996. The restructuring plan involved the termination of 142 employees consisting of approximately 90 direct manufacturing employees and 52 indirect overhead positions. The total severance related costs approximated $615,000. The Company changed its manufacturing strategy to focus on high-mix production and developed its Asynchronous Process Manufacturing
(APM) concept. Software development costs unrelated to the Company's new manufacturing strategy but related to previous manufacturing processes developed by consultants were written off in the approximate amount of $442,000. Inventory allowances, totaling approximately $344,000, were also recorded to provide for future losses to be incurred related to the separation of certain customers who did not meet the Company's new manufacturing strategy. In addition, due to changes in the manufacturing process which eliminated the use of various equipment, property, plant and equipment was written off in the amount of $726,000. The restructuring charge was allocated to cost of goods sold, selling, general and administrative expenses and impairment of fixed assets in the amounts of approximately $479,000, $922,000 and $726,000, respectively. The restructuring has been completed and no liabilities associated with the restructuring remained at December 31, 1997.

(12) BUSINESS AND CREDIT CONCENTRATIONS

     The Company operates in the electronic manufacturing services segment of the electronics industry. The Company's customers are primarily located in the United States and sales and accounts receivable are concentrated with customers principally in the computer peripherals and medical equipment industries. The Company has a policy to regularly monitor the credit worthiness of its customers and provides for uncollectible amounts if credit problems arise. Customers may experience adverse financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to the Company. In addition, the electronics manufacturing services industry has experienced component supply shortages in the past. Should future component shortages occur, the Company may experience reduced net sales and profitability.

                       EFTC CORPORATION AND SUBSIDIARIES

     Sales to significant customers as a percentage of total net sales were as follows:

                                                    THREE MONTHS
                                                       ENDED        YEAR ENDED DECEMBER 31,
                                                     MARCH 31,      -----------------------
                                                        1998        1997     1996     1995
                                                    ------------    -----    -----    -----
                                                    (UNAUDITED)
AlliedSignal......................................      38.6        25.3%      --%      --%
Exabyte...........................................       4.5        12.3     20.3       --
Ohmeda (BOC Group)................................       2.6         6.9     14.8     14.8
Hewlett Packard Company...........................       2.7         6.2     25.1     36.5
Kentrox...........................................       2.2         6.0       --       --

     The businesses acquired in the CTI Companies business combination focus on repair and warranty operations which are located at the principal locations of the overnight delivery hubs of two overnight package transportation providers and are integrated with the logistics operations of these transportation providers and participate in joint marketing programs to customers of these transportation providers. If the Company ceased to be allowed to share facilities and marketing arrangements with either or both of these major transportation providers, there can be no assurance that alternate arrangements could be made by the Company to preserve such advantages and the Company could lose significant numbers of repair customers. In addition, work stoppages or other disruptions in the transportation network may occur from time to time which may affect these transportation providers.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Circuit Test, Inc. and Affiliates:

     We have audited the accompanying combined balance sheets of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1(a), the companies included in the combined financial statements changed in 1996.

     Our audits were made for the purpose of forming an opinion on the combined financial statements taken as a whole. The combining information in the accompanying schedules is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The combining information has been subjected to the auditing procedures applied in the audits of the combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

                                            KPMG PEAT MARWICK LLP

Memphis, Tennessee
July 11, 1997

                       CIRCUIT TEST, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                ASSETS (NOTE 2)

                                                                                    DECEMBER 31,
                                                                JUNE 30,      -------------------------
                                                                  1997           1996           1995
                                                              ------------    -----------    ----------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   367,350     $ 1,490,336    $  758,087
  Accounts receivable, net of allowance for doubtful
    accounts of $544,830 in 1997, $544,830 in 1996 and
    $181,675 in 1995 (note 6)...............................    5,050,110       4,110,743     3,750,733
  Inventory.................................................    3,704,089       4,242,152     2,467,679
  Prepaid expenses and other current assets.................      391,814           8,847        21,599
                                                              -----------     -----------    ----------
        TOTAL CURRENT ASSETS................................    9,513,363       9,852,078     6,998,098
                                                              -----------     -----------    ----------
Property and equipment, at cost:
  Land, buildings and improvements..........................      605,409         605,409       685,134
  Leasehold improvements....................................      686,071         655,029       626,226
  Machinery and equipment...................................    3,459,098       2,845,745     1,731,370
  Furniture and fixtures....................................      425,946         382,440       280,011
  Vehicles..................................................      137,074         137,074       157,817
                                                              -----------     -----------    ----------
                                                                5,313,598       4,625,697     3,480,558
    Less accumulated depreciation and amortization..........    1,639,285       1,400,285     1,293,583
                                                              -----------     -----------    ----------
        NET PROPERTY AND EQUIPMENT..........................    3,674,313       3,225,412     2,186,975
Other assets, net...........................................      112,830          96,245        60,079
                                                              -----------     -----------    ----------
        TOTAL ASSETS........................................  $13,300,506     $13,173,735    $9,245,152
                                                              ===========     ===========    ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable (note 2)..............  $ 4,728,752     $ 4,256,293    $2,869,360
  Accounts payable..........................................    1,447,489       3,935,078     1,755,099
  Accrued expenses..........................................    2,599,119       1,069,762       949,866
  Due to related parties....................................     (137,391)        260,377       397,813
  Shareholder loans (note 3)................................      943,000       1,135,871       975,871
                                                              -----------     -----------    ----------
        TOTAL CURRENT LIABILITIES...........................    9,580,969      10,657,381     6,948,009
Long-term portion of notes payable (note 2).................      148,229         594,509       239,882
                                                              -----------     -----------    ----------
        TOTAL LIABILITIES...................................  $ 9,729,198     $11,251,890    $7,187,891
                                                              -----------     -----------    ----------
STOCKHOLDERS' EQUITY:
  Circuit Test, Inc. common stock, $.01 par value; 50,000
    shares authorized; 5 shares issued and outstanding......  $         1     $         1    $        1
  Circuit Test, Inc. non-voting common stock, $.01 par
    value; 50,000 shares authorized; 12,162 and 9,995 shares
    issued and outstanding at 1996 and 1995, respectively...          121             121            99
  Airhub Service Group, L.C. members' deficit:
    Allen S. Braswell, Jr...................................      (70,800)        (70,800)           --
    Circuit Test International Limited Partnership..........      (70,800)        (70,800)           --
  Circuit Test International L.C. members' equity:
    Allen S. Braswell, Jr...................................        4,330           4,330         4,330
    Circuit Test International Limited Partnership..........        4,330           4,330         4,330
  Additional paid-in capital................................      147,498         147,498        17,500
  Retained earnings.........................................    3,556,628       1,907,165     2,031,001
                                                              -----------     -----------    ----------
        TOTAL STOCKHOLDERS' EQUITY..........................    3,571,308       1,921,845     2,057,261
Commitments, contingencies and related party transactions
  (notes 3, 4 and 5)
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $13,300,506     $13,173,735    $9,245,152
                                                              ===========     ===========    ==========

            See accompanying notes to combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                    SIX MONTHS ENDED JUNE 30,           YEARS ENDED DECEMBER 31,
                                    --------------------------   --------------------------------------
                                        1997          1996          1996          1995          1994
                                    ------------   -----------   -----------   -----------   ----------
                                           (UNAUDITED)
Net revenues (note 6).............  $19,895,878    $9,754,621    $26,509,725   $16,183,590   $9,028,587
Costs of revenues.................   13,288,642     7,495,668     19,580,340    10,799,490    6,310,630
                                    -----------    ----------    -----------   -----------   ----------
          GROSS PROFIT............    6,607,236     2,258,953      6,929,385     5,384,100    2,717,957
Selling, general and
  administrative expenses.........    3,946,054     2,834,812      6,251,364     3,793,320    2,524,796
Interest expense, net.............      262,152       191,871        434,345       291,061      111,250
Other expense.....................       11,565            --          9,112            --           --
                                    -----------    ----------    -----------   -----------   ----------
          NET INCOME..............  $ 2,387,465    $ (767,730)   $   234,564   $ 1,299,719   $   81,911
                                    ===========    ==========    ===========   ===========   ==========

            See accompanying notes to combined financial statements

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                              CIRCUIT TEST
                                            CIRCUIT TEST, INC.         AIRHUB SERVICE GROUP, L.C.          INTERNATIONAL, L.C.
                                       ----------------------------   -----------------------------   -----------------------------
                                                 NON-                                 CIRCUIT TEST                    CIRCUIT TEST
                                       VOTING   VOTING   ADDITIONAL                   INTERNATIONAL                   INTERNATIONAL
                                       COMMON   COMMON    PAID-IN       ALLEN S.         LIMITED        ALLEN S.         LIMITED
                                       STOCK    STOCK     CAPITAL     BRASWELL, JR.    PARTNERSHIP    BRASWELL, JR.    PARTNERSHIP
                                       ------   ------   ----------   -------------   -------------   -------------   -------------
Balances at December 31, 1993........   $ 1      $ 99     $ 17,500      $     --        $     --         $4,300          $4,300
Distributions to stockholders........    --        --           --            --              --             --              --
Net income (loss)....................    --        --           --            --              --             --              --
                                        ---      ----     --------      --------        --------         ------          ------
Balances at December 31, 1994........     1        99       17,500            --              --          4,300           4,300
Net income (loss)....................    --        --           --            --              --             --              --
                                        ---      ----     --------      --------        --------         ------          ------
Balances at December 31, 1995........     1        99       17,500            --              --          4,330           4,330
Sale of stock........................    --        22      129,998            --              --             --              --
Allocation of net deficit to members
  at date of transfer................    --        --           --       (70,800)        (70,800)            --              --
Distributions to stockholders........    --        --           --            --              --             --              --
Net income (loss)....................    --        --           --            --              --             --              --
                                        ---      ----     --------      --------        --------         ------          ------
Balances at December 31, 1996........     1       121      147,498       (70,800)        (70,800)         4,330           4,330
Distributions to stockholders........    --        --           --            --              --             --              --
Net income (loss)....................    --        --           --            --              --             --              --
                                        ---      ----     --------      --------        --------         ------          ------
Balances at June 30, 1997............   $ 1      $122     $147,498      $(70,800)       $(70,800)        $4,330          $4,330
                                        ===      ====     ========      ========        ========         ======          ======


                                                                   RELATED EARNINGS
                                       ------------------------------------------------------------------------
                                                       AIRHUB       CIRCUIT TEST                      TOTAL
                                         CIRCUIT       SERVICE     INTERNATIONAL,                 STOCKHOLDERS'
                                       TEST, INC.    GROUP, L.C.        L.C.           TOTAL         EQUITY
                                       -----------   -----------   --------------   -----------   -------------
Balances at December 31, 1993........  $ 2,227,684    $      --      $ (505,291)    $ 1,772,393    $ 1,748,653
Distributions to stockholders........   (1,073,022)          --              --      (1,073,022)    (1,073,022)
Net income (loss)....................      372,735           --        (290,824)         81,911         81,911
                                       -----------    ---------      ----------     -----------    -----------
Balances at December 31, 1994........    1,527,397           --        (796,115)        731,282        757,542
Net income (loss)....................      355,566     (141,600)      1,085,753       1,299,719      1,299,719
                                       -----------    ---------      ----------     -----------    -----------
Balances at December 31, 1995........    1,882,963     (141,600)        289,638       2,031,001      2,057,261
Sale of stock........................           --           --              --              --        130,020
Allocation of net deficit to members
  at date of transfer................           --      141,600              --         141,600             --
Distributions to stockholders........           --           --        (500,000)       (500,000)      (500,000)
Net income (loss)....................     (189,383)    (107,545)        531,492         234,564        234,564
                                       -----------    ---------      ----------     -----------    -----------
Balances at December 31, 1996........    1,693,580     (107,545)        321,130       1,907,165      1,921,845
Distributions to stockholders........           --      (31,000)       (707,000)       (738,000)      (738,000)
Net income (loss)....................      935,079      665,943         786,443       2,387,465      2,387,465
                                       -----------    ---------      ----------     -----------    -----------
Balances at June 30, 1997............  $ 2,628,658    $ 385,798      $  400,572     $ 3,415,028    $ 3,571,308
                                       ===========    =========      ==========     ===========    ===========

            See accompanying notes to combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                           ------------------------    ------------------------------------
                                                              1997          1996          1996         1995         1994
                                                           -----------   ----------    ----------   ----------   ----------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $ 2,387,465   $ (767,730)   $  234,564   $1,299,719   $   81,911
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization........................      234,999      185,815       344,203      296,669      252,579
    Increase in accounts receivable, net.................     (939,367)    (568,323)     (360,010)  (2,381,058)    (430,908)
    (Increase) decrease in inventory.....................      538,063      361,836    (1,774,473)  (1,073,683)    (560,235)
    Decrease (increase) in prepaid expenses and other
      assets.............................................     (399,552)    (291,280)      (23,414)     (15,620)     102,603
    (Decrease) increase in accounts payable..............   (2,487,589)    (412,555)    2,179,979    1,327,841      265,409
    (Decrease) increase in accrued expenses..............    1,529,357      429,501       119,896      482,517      133,998
    Change in due to (from) related parties..............     (397,768)          --      (137,436)    (114,321)     242,458
                                                           -----------   ----------    ----------   ----------   ----------
        NET CASH PROVIDED BY (USED IN) OPERATING
          ACTIVITIES.....................................      465,608   (1,063,735)      583,309     (177,936)      87,815
                                                           -----------   ----------    ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net..............................     (683,902)    (629,041)   (1,382,640)    (621,754)    (368,538)
                                                           -----------   ----------    ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and other
    obligations..........................................     (166,692)     702,851     1,901,560    1,434,578    1,257,802
  Proceeds from sale of stock............................           --           --       130,020           --           --
  Distributions to stockholders..........................     (738,000)    (500,000)     (500,000)          --   (1,073,022)
                                                           -----------   ----------    ----------   ----------   ----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES........     (904,692)     202,851     1,531,580    1,434,578      184,780
                                                           -----------   ----------    ----------   ----------   ----------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS....................................   (1,122,986)  (1,551,925)      732,249      634,888      (95,943)
Cash and cash equivalents at beginning of period.........    1,490,336      691,856       758,087      123,199      219,142
                                                           -----------   ----------    ----------   ----------   ----------
Cash and cash equivalents at end of period...............  $   367,350   $ (860,068)   $1,490,336   $  758,087   $  123,199
                                                           ===========   ==========    ==========   ==========   ==========
Supplemental disclosure of cash flow information --
  Interest paid..........................................  $   262,152   $  191,871    $  418,000   $  291,000   $  164,000
                                                           ===========   ==========    ==========   ==========   ==========

            See accompanying notes to combined financial statements

                       CIRCUIT TEST, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                DECEMBER 31, 1996, 1995 AND 1994 AND SIX MONTHS
                          ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and Principles of Combination

     Circuit Test, Inc. and affiliates (the Company) are primarily engaged in the business of repairing computer components and related peripherals.

     The combined financial statements include the financial statements of Circuit Test, Inc., located in Tampa, Florida, and affiliates Circuit Test International, L.C., located in Memphis, Tennessee and Airhub Service Group, L.C., located in Louisville, Kentucky. The financial statements are combined because of common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

     On February 28, 1996, Airhub Service Group, L.C., a Kentucky limited liability company, was formed with two 50%/50% members. In a tax-free transfer, the net liabilities of Circuit Test International, L.C.'s Kentucky division were transferred to Airhub Service Group, L.C. on March 1, 1996. Management has elected to include Airhub Service Group, L.C. in its 1996 combined financial statements. The 1995 Airhub Service Group, L.C. financial statements represent the Kentucky division balances.

     The members of a limited liability company have no personal liability related to the company other than to the extent of their equity balances. Both members have equal economic and voting interests. Unless previously terminated, Airhub Services Group, L.C. will continue in existence until February 28, 2026 and Circuit Test International, L.C. will continue in existence until August 13, 2022.

     During November 1995, the Company decided to close one of its two Tampa facilities. This facility was closed in early 1996 upon the expiration of the Company's facility lease. The Company's affiliate near Boston, Massachusetts, Disk Maintenance, Inc., was closed in August 1996 subsequent to the expiration of the facility lease. During 1996, owners of the Company opened a facility in Brazil.

     In connection with the closing of the Tampa facility, the Company incurred costs of approximately $490,000 and $223,000 in 1996 and 1995, respectively.

     In prior years, the financial statements of Disk Maintenance, Inc. were included in the combined financial statements. Management has elected to omit Disk Maintenance, Inc. from the 1996 combination due to its closure. The accompanying 1995 and 1994 combined financial statements have been restated to reflect the change in reporting entity. Net income (loss) for 1996, 1995 and 1994 would have been $(439,357), $1,124,608 and $468,993, respectively, had Disk Maintenance, Inc. been included in the combination.

  (b) Revenue Recognition

     Revenues are recognized when products are shipped.

  (c) Accounting Estimates

     Management is required to make estimates and assumptions during the preparation of the combined financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the combined financial statements. They also affect the reported amounts of net income. Actual results could differ from these estimates and assumptions.

                       CIRCUIT TEST, INC. AND AFFILIATES

  (d) Cash and Cash Equivalent

     The Company considers all highly liquid investments with original maturities of six months or less to be cash equivalents.

  (e) Inventory

     Inventory consists primarily of computer parts and components and is valued at the lower of cost or market. Cost is determined using the weighted average method. In October 1996, the Company entered into an agreement with a third party which included the purchase of inventory in the amount of $1,188,000, with payments to be made according to a predetermined schedule during 1997. Such purchased inventory remaining on hand was approximately $1,028,000 at December 31, 1996 (note 7).

  (f) Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

     Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the assets.

  (g) Pre-Opening Expenses

     Circuit Test International, L.C. began operations in January 1993 and is amortizing pre-opening expenses, which are included in other assets (net balance of approximately $8,510 at June 30, 1997, $17,600 at December 31, 1996 and $36,900 at December 31, 1995) using the straight-line method over 60 months.

  (h) Income Taxes

     Circuit Test, Inc. has elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code. Circuit Test International, L.C. and Airhub Service Group, L.C. have each elected to be treated as a limited liability company. Under these elections, the stockholders or partners are individually responsible for reporting their share of taxable income or loss. Accordingly, no provision for federal or state income taxes has been reflected in the accompanying combined financial statements.

  (i) Gain-Sharing Bonuses

     The Company has a gain-sharing bonus plan whereby employees are rewarded for attaining quality and profit goals. Gain-sharing bonuses paid for the six months ended June 30, 1997 and years ended December 31, 1996, 1995 and 1994 were $321,026, $309,174, $220,431 and $81,932, respectively.

  (j) Reclassifications

     Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

                       CIRCUIT TEST, INC. AND AFFILIATES

(2) NOTES PAYABLE

     Notes payable at June 30, 1997 and December 31, 1996 and 1995 consist of the following:

                                                                      DECEMBER 31,
                                                  JUNE 30,      ------------------------
                                                    1997           1996          1995
                                                 -----------    ----------    ----------
                                                 (UNAUDITED)
$4,000,000 revolving bank line of credit;
  borrowings bear interest at the lender's
  prime rate (8.5% at June 30, 1997), interest
  payable monthly with principal due on demand;
  collateralized by substantially all assets of
  the Company and guaranteed by certain of the
  Company's stockholders.......................  $3,693,900     $3,747,418    $2,545,129
$1,000,000 nonrevolving bank line of credit;
  advances bear interest at either the lender's
  prime rate or a prevalent fixed rate at the
  time of the advance (8.5% at June 30, 1997);
  master note payable on demand with individual
  advances payable in three years consisting of
  monthly principal and interest payments;
  collateralized by substantially all of the
  Company's machinery, equipment, fixtures and
  furniture and guaranteed by certain of the
  Company's stockholders.......................   1,024,857        861,790       138,241
$525,000 bank term loan; bears interest at the
  lender's prime rate (8.5% at June 30, 1997);
  monthly principal and interest payments
  through June 1, 1998; collateralized by
  substantially all of the Company's machinery,
  equipment, fixtures and furniture and
  guaranteed by certain of the Company's
  stockholders.................................     151,267        233,333       408,303
Other..........................................       6,957          8,261        17,569
                                                 ----------     ----------    ----------
Total notes payable............................   4,876,981      4,850,802     3,109,242
Less current maturities of notes payable.......   4,728,752      4,256,293     2,869,360
                                                 ----------     ----------    ----------
Long-term portion of notes payable.............  $  148,229     $  594,509    $  239,882
                                                 ==========     ==========    ==========

     The various loan agreements limit borrowings based on eligible collateral and subject the Company to certain covenants regarding financial maintenance and ratios. At December 31, 1996, the Company was not in compliance with certain of the covenants. On July 9, 1997 the lender waived the instances of non-compliance.

(3) SHAREHOLDER LOANS AND OBLIGATIONS

     At June 30, 1997, the Company has loans payable to a stockholder of $160,000, at 8.5% and $783,000 at 6.5%. At December 31, 1996, the Company has
loans payable to a stockholder of $352,871 at 8.5% and $783,000 at 6.5%. At December 31, 1995, balances on these loans were $192,871 and $783,000.

     Stockholders of the Company have personal revolving lines of credit totaling $975,000, with $157,000, $779,500 and $107,600 outstanding at June 30,
1997 and December 31, 1996 and 1995, respectively. The credit lines are payable on demand and are guaranteed by the Company.

                       CIRCUIT TEST, INC. AND AFFILIATES

(4) LEASES

     The Company is obligated for two capital leases that will expire in 1998.

     The Company leases one of its Tampa facilities from a stockholder at a rate of $5,080 per month under an operating lease. Rent expense for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $30,480, $0, $25,520, $65,232 and $62,701, respectively.

     The Company has a noncancelable operating lease with a third party for facility rental. The Company is charged $1.06 per square foot per month for office space and warehouse space occupied by certain equipment. Rent expense was $264,454 and $36,000 for the six months ended June 30, 1997 and 1996, respectively, and $206,776 and $28,800 for the years ended December 31, 1996 and 1995, respectively.

     The Company also has several noncancelable operating leases with third parties, primarily for facility rental, that expire over the next three years. Rent expense for these facilities for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $176,969, $108,252, $384,181, $296,810 and $147,350, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 1997 are as follows:

1997........................................................  $  511,219
1998........................................................     291,685
1999........................................................     283,865
2000........................................................     282,432
2001........................................................     141,216
                                                              ----------
                                                              $1,510,417

(5) COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     The Company pays sales commissions to a company in which certain Company stockholders have a majority ownership interest. Commissions paid for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were $12,600, $16,680, $27,240, $29,517 and $68,681, respectively.

     Certain corporate charges paid by Circuit Test, Inc. are allocated, based on a percentage of net revenues, to affiliates included in the combined financial statements and another related party which is not included in the combination. The amounts charged to the related party for 1996, 1995 and 1994 were approximately $162,000, $247,000 and $287,000, respectively.

     In the normal course of business, the Company is party to certain litigation. Management of the Company is of the opinion that the ultimate outcome of such matters will not have a material adverse impact on the Company's combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

(6) SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The Company's customers are primarily manufacturers of computers and related peripherals and integrated transportation and logistics companies. Certain customers of the Company comprise a significant portion of accounts receivable and net revenues as of and for the years ended December 31, 1996, 1995 and 1994. These customers are summarized as follows:

                                                                           PERCENTAGE
                                                              CUSTOMERS     OF TOTAL
                                                              ---------    ----------
Accounts receivable:
  December 31, 1996.........................................      4            65%
  December 31, 1995.........................................      4            57%
  December 31, 1994.........................................      4            72%
Net revenues:
  Year ended December 31, 1996..............................      4            81%
  Year ended December 31, 1995..............................      4            71%
  Year ended December 31, 1994..............................      4            79%

     The net revenues concentration numbers include one customer which accounted for 46% of net revenues during 1996, 36% during 1995 and 39% during 1994.

(7) SUBSEQUENT EVENT

     In May 1997, a third party requested to terminate an agreement that the Company had entered into to purchase certain assets and other rights. A new agreement was reached that resulted in a reduction in purchase price for the assets previously purchased. In June 1997, the Company reduced the assets which are included in inventory and the corresponding payable to the third party by approximately $1,000,000.

     On July 9, 1997, the Company entered into an Agreement and Plan of Merger (Agreement) with EFTC Corporation (EFTC). The Agreement provides that EFTC will acquired the Company through the merger of the Company with and into EFTC (Merger). In the Merger, subject to adjustment and certain exceptions, stockholders of Circuit Test, Inc. will have the right to receive 1,858,974 shares of EFTC common stock and the members of Airhub Service Group, L.C. and Circuit Test International, L.C. will receive approximately $19,500,000 and have certain liabilities assumed by EFTC. Stockholders and members of the Company will also participate in an earnout based on future earnings. The obligations of the Company and EFTC to consummate the Merger are subject to various conditions, including the condition that the holders of a majority of the outstanding shares of common stock of EFTC vote to approve the Agreement. If the necessary stockholder vote is obtained and all other conditions to the Merger are satisfied, the Merger is expected to be completed on or before October 30, 1997.

                       CIRCUIT TEST, INC. AND AFFILIATES

                COMBINING SCHEDULE -- BALANCE SHEET INFORMATION
                               DECEMBER 31, 1996

                                     ASSETS

                                                             AIRHUB
                                               CIRCUIT       SERVICE        CIRCUIT TEST
                                              TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                              ----------   -----------   -------------------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................  $ (169,421)  $  634,756        $1,025,001        $ 1,490,336
  Accounts receivable, net..................   1,074,345    1,268,588         1,767,810          4,110,743
  Inventory.................................     223,380    2,706,234         1,312,538          4,242,152
  Prepaid expenses and other current
     assets.................................       2,843           --             6,004              8,847
  Intercompany accounts.....................     533,288     (400,846)         (132,442)                --
                                              ----------   ----------        ----------        -----------
          TOTAL CURRENT ASSETS..............   1,664,435    4,208,732         3,978,911          9,852,078
                                              ----------   ----------        ----------        -----------
PROPERTY AND EQUIPMENT, AT COST:
  Land, buildings and improvements..........     605,409           --                --            605,409
  Leasehold improvements....................          --           --           655,029            655,029
  Machinery and equipment...................   1,030,977      680,431         1,134,337          2,845,745
  Furniture and fixtures....................     121,255      111,680           149,505            382,440
  Vehicles..................................     137,074           --                --            137,074
                                              ----------   ----------        ----------        -----------
                                               1,894,715      792,111         1,938,871          4,625,697
  Less accumulated depreciation and
     amortization...........................   1,026,834       65,590           307,861          1,400,285
                                              ----------   ----------        ----------        -----------
          NET PROPERTY AND EQUIPMENT........     867,881      726,521         1,631,010          3,225,412
Other assets, net...........................      24,553           --            71,692             96,245
                                              ----------   ----------        ----------        -----------
                                              $2,556,869   $4,935,253        $5,681,613        $13,173,735
                                              ==========   ==========        ==========        ===========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of notes payable.......  $  121,498   $1,943,867        $2,190,928        $ 4,256,293
  Accounts payable..........................     243,389    2,575,667         1,116,022          3,935,078
  Accrued expenses..........................     260,647      454,507           354,608          1,069,762
  Due to (from) related parties.............    (306,765)     (12,455)          579,597            260,377
  Shareholder loans.........................     352,871           --           783,000          1,135,871
                                              ----------   ----------        ----------        -----------
          TOTAL CURRENT LIABILITIES.........     671,640    4,961,586         5,024,155         10,657,381
Long-term portion of notes payable..........      44,029      222,812           327,668            594,509
                                              ----------   ----------        ----------        -----------
          TOTAL LIABILITIES.................     715,669    5,184,398         5,351,823         11,251,890
                                              ----------   ----------        ----------        -----------
STOCKHOLDERS' EQUITY:
  Common stock..............................         122           --                --                122
  Members' equity...........................          --     (141,600)            8,600           (132,940)
  Additional paid-in capital................     147,498           --                --            147,498
  Retained earnings (deficit)...............   1,693,580     (107,545)          321,130          1,907,165
                                              ----------   ----------        ----------        -----------
          TOTAL STOCKHOLDERS' EQUITY........   1,841,200     (249,145)          329,790          1,921,845
                                              ----------   ----------        ----------        -----------
                                              $2,556,869   $4,935,253        $5,681,613        $13,173,735
                                              ==========   ==========        ==========        ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                COMBINING SCHEDULE -- BALANCE SHEET INFORMATION
                               DECEMBER 31, 1995

                                     ASSETS

                                                              AIRHUB
                                                CIRCUIT       SERVICE        CIRCUIT TEST
                                               TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                               ----------   -----------   -------------------   ----------
CURRENT ASSETS:
  Cash and cash equivalents..................  $  210,987    $  38,372        $  508,728        $  758,087
  Accounts receivable, net...................   1,332,405      449,172         1,969,156         3,750,733
  Inventory..................................   1,034,222       97,280         1,336,177         2,467,679
  Prepaid expenses and other current
     assets..................................       2,843           --            18,756            21,599
  Intercompany accounts......................     112,463           --          (112,463)               --
                                               ----------    ---------        ----------        ----------
          TOTAL CURRENT ASSETS...............   2,692,920      584,824         3,720,354         6,998,098
                                               ----------    ---------        ----------        ----------
PROPERTY AND EQUIPMENT, AT COST:
  Land, buildings and improvements...........     685,134           --                --           685,134
  Leasehold improvements.....................     208,505       29,378           388,343           626,226
  Machinery and equipment....................     998,188       89,710           643,472         1,731,370
  Furniture and fixtures.....................     170,160       28,022            81,829           280,011
  Vehicles...................................     157,817           --                --           157,817
                                               ----------    ---------        ----------        ----------
                                                2,219,804      147,110         1,113,644         3,480,558
  Less accumulated depreciation and
     amortization............................   1,140,678        4,268           148,637         1,293,583
                                               ----------    ---------        ----------        ----------
          NET PROPERTY AND EQUIPMENT.........   1,079,126      142,842           965,007         2,186,975
          Other assets, net..................      24,553           --            35,526            60,079
                                               ----------    ---------        ----------        ----------
                                               $3,796,599    $ 727,666        $4,720,887        $9,245,152
                                               ==========    =========        ==========        ==========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable........  $  925,306    $ 448,241        $1,495,813        $2,869,360
  Accounts payable...........................     340,298      379,400         1,035,401         1,755,099
  Accrued expenses...........................     299,316       43,832           606,718           949,866
  Due to (from) related parties..............     (25,011)      (2,207)          425,031           397,813
  Shareholder loans..........................     192,871           --           783,000           975,871
                                               ----------    ---------        ----------        ----------
          TOTAL CURRENT LIABILITIES..........   1,732,780      869,266         4,345,963         6,948,009
          Long-term portion of notes
            payable..........................     163,256           --            76,626           239,882
                                               ----------    ---------        ----------        ----------
          TOTAL LIABILITIES..................   1,896,036      869,266         4,422,589         7,187,891
                                               ----------    ---------        ----------        ----------
STOCKHOLDERS' EQUITY:
  Common stock...............................         100           --                --               100
  Members' equity............................          --           --             8,660             8,660
  Additional paid-in capital.................      17,500           --                --            17,500
  Retained earnings (deficit)................   1,882,963     (141,600)          289,638         2,031,001
                                               ----------    ---------        ----------        ----------
          TOTAL STOCKHOLDERS' EQUITY.........   1,900,563     (141,600)          298,298         2,057,261
                                               ----------    ---------        ----------        ----------
                                               $3,796,599    $ 727,666        $4,720,887        $9,245,152
                                               ==========    =========        ==========        ==========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996

                                                    AIRHUB       CIRCUIT TEST
                                      CIRCUIT       SERVICE     INTERNATIONAL,   ELIMINATING
                                     TEST, INC.   GROUP, L.C.        L.C.          ENTRIES      COMBINED
                                     ----------   -----------   --------------   -----------   -----------
Net revenues.......................  $4,590,711   $8,211,422     $13,854,357      $(146,765)   $26,509,725
Costs of revenues..................   3,348,588    6,421,699       9,956,818       (146,765)    19,580,340
                                     ----------   ----------     -----------      ---------    -----------
          GROSS PROFIT.............   1,242,123    1,789,723       3,897,539             --      6,929,385
Selling, general and administrative
  expenses.........................   1,348,581    1,799,830       3,102,953             --      6,251,364
Interest expense, net..............     100,587       70,664         263,094             --        434,345
Other (income) expense.............     (17,662)      26,774              --             --          9,112
                                     ----------   ----------     -----------      ---------    -----------
          NET INCOME (LOSS)........  $ (189,383)  $ (107,545)    $   531,492      $      --    $   234,564
                                     ==========   ==========     ===========      =========    ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                                                      AIRHUB       CIRCUIT TEST
                                        CIRCUIT       SERVICE     INTERNATIONAL,   ELIMINATING
                                       TEST, INC.   GROUP, L.C.        L.C.          ENTRIES      COMBINED
                                       ----------   -----------   --------------   -----------   -----------
Net revenues.........................  $7,668,419    $ 302,531      $8,356,249      $(143,609)   $16,183,590
Costs of revenues....................   5,593,172      238,617       5,111,310       (143,609)    10,799,490
                                       ----------    ---------      ----------      ---------    -----------
          GROSS PROFIT...............   2,075,247       63,914       3,244,939             --      5,384,100
Selling, general and administrative
  expenses...........................   1,591,408      198,810       2,003,102             --      3,793,320
Interest expense, net................     128,273        6,704         156,084             --        291,061
                                       ----------    ---------      ----------      ---------    -----------
          NET INCOME (LOSS)..........  $  355,566    $(141,600)     $1,085,753      $      --    $ 1,299,719
                                       ==========    =========      ==========      =========    ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1994

                                                             CIRCUIT TEST
                                               CIRCUIT      INTERNATIONAL,    ELIMINATING
                                              TEST, INC.         L.C.          ENTRIESE      COMBINED
                                              ----------    --------------    -----------   ----------
Net revenues................................  $7,032,786      $2,069,931       $(74,130)    $9,028,587
Costs of revenues...........................   4,891,004       1,493,756        (74,130)     6,310,630
                                              ----------      ----------       --------     ----------
          GROSS PROFIT......................   2,141,782         576,175             --      2,717,957
Selling, general and administrative
  expenses..................................   1,721,680         803,116             --      2,524,796
Interest expense, net.......................      47,367          63,883             --        111,250
                                              ----------      ----------       --------     ----------
          NET INCOME (LOSS).................  $  372,735      $ (290,824)      $     --     $   81,911
                                              ==========      ==========       ========     ==========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996

                                                                AIRHUB      CIRCUIT TEST
                                                  CIRCUIT       SERVICE     INTERNATIONAL
                                                TEST, INC.    GROUP, L.C.       L.C.         COMBINED
                                                -----------   -----------   -------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:........   $  (189,383)  $  (107,545)   $  531,492     $   234,564
  Net income (loss)
  Adjustments to reconcile net income (loss)
    to net cash flows provided by (used in)
    operating activities:
    Depreciation and amortization............       162,822        59,287       122,094         344,203
    (Increase) decrease in accounts
       receivables, net......................       258,060      (819,416)      201,346        (360,010)
    (Increase) decrease in inventory.........       810,842    (2,608,954)       23,639      (1,774,473)
    Increase in prepaids and other assets....            --            --       (23,414)        (23,414)
    Increase (decrease) in accounts
       payable...............................       (96,909)    2,196,267        80,621       2,179,979
    Increase (decrease) in accrued
       expenses..............................       (38,669)      410,675      (252,110)        119,896
    Change in due to (from) related
       parties...............................      (281,754)      (10,248)      154,566        (137,436)
    Change in intercompany account...........    (1,017,309)    1,019,433        (2,124)             --
                                                -----------   -----------    ----------     -----------
         NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES..............      (392,300)      139,499       836,110         583,309
                                                -----------   -----------    ----------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES -- capital expenditures,
  net........................................        48,423      (642,966)     (788,097)     (1,382,640)
                                                -----------   -----------    ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and other
    obligations..............................      (166,551)    1,099,851       968,260       1,901,560
  Proceeds from sale of stock................       130,020            --            --         130,020
  Distributions to stockholders..............            --            --      (500,000)       (500,000)
                                                -----------   -----------    ----------     -----------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES..............       (36,531)    1,099,851       468,260       1,531,580
                                                -----------   -----------    ----------     -----------
         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS..................      (380,408)      596,384       516,273         732,249
                                                -----------   -----------    ----------     -----------
Cash and cash equivalents at beginning of
  year.......................................       210,987        38,372       508,728         758,087
                                                -----------   -----------    ----------     -----------
Cash and cash equivalents at end of year.....      (169,421)      634,756     1,025,001       1,490,336
                                                ===========   ===========    ==========     ===========
Supplemental disclosure of cash information--
  Interest paid..............................   $    98,000   $    71,000    $  249,000     $   418,000
                                                ===========   ===========    ==========     ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                                                             AIRHUB
                                               CIRCUIT       SERVICE        CIRCUIT TEST
                                              TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                              ----------   -----------   -------------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $ 355,566     $(141,600)       $ 1,085,753       $ 1,299,719
  Adjustments to reconcile net income (loss)
     to net cash flows provided by (used in)
     operating activities:
     Depreciation and amortization..........    203,597         8,368             84,704           296,669
     Increase in accounts receivables,
       net..................................   (370,082)     (449,172)        (1,561,804)       (2,381,058)
     (Increase) decrease in inventory.......    242,180       (97,280)        (1,218,583)       (1,073,683)
     (Increase) decrease in prepaids and
       other assets.........................    (17,798)           --              2,178           (15,620)
     Increase in accounts payable...........     36,453       379,400            911,988         1,327,841
     Increase in accrued expenses...........     49,573        43,832            389,112           482,517
     Change in due to (from) related
       parties..............................   (255,947)       (2,207)           143,833          (114,321)
     Change in intercompany account.........    (11,439)           --             11,439                --
                                              ---------     ---------        -----------       -----------
          NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES............    232,103      (258,659)          (151,380)         (177,936)
                                              ---------     ---------        -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
  capital expenditures, net.................     42,130      (151,210)          (512,674)         (621,754)
                                              ---------     ---------        -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  net proceeds from notes payable and other
     obligations............................   (219,440)      448,241          1,205,777         1,434,578
                                              ---------     ---------        -----------       -----------
          NET INCREASE IN CASH AND CASH
            EQUIVALENTS.....................     54,793        38,372            541,723           634,888
Cash and cash equivalents at beginning of
  year......................................    156,194            --            (32,995)          123,199
                                              ---------     ---------        -----------       -----------
Cash and cash equivalents at end of year....  $ 210,987     $  38,372        $   508,728       $   758,087
                                              =========     =========        ===========       ===========
Supplemental disclosure of cash
  information -- Interest paid..............  $ 128,000     $   7,000        $   156,000       $   291,000
                                              =========     =========        ===========       ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1994

                                                                      CIRCUIT TEST
                                                        CIRCUIT      INTERNATIONAL,
                                                      TEST, INC.          L.C.          COMBINED
                                                      -----------    --------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $   372,735      $(290,824)      $    81,911
  Adjustments to reconcile net income (loss) to net
     cash flows provided by (used in) operating
     activities:
     Depreciation and amortization..................      195,200         57,739           252,579
     Increase in accounts receivables, net..........     (211,334)      (219,574)         (430,908)
     Increase in inventory..........................     (511,571)        48,664          (560,235)
     (Increase) decrease in prepaids and other
       assets.......................................      106,122         (3,519)          102,603
     Increase in accounts payable...................      165,421         99,988           265,409
     Increase (decrease) in accrued expenses........      (20,694)       154,692           133,998
     Change in due to (from) related parties........      239,655          2,803           242,458
     Change in intercompany account.................     (101,024)       101,024                --
                                                      -----------      ---------       -----------
          NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES..............................      234,510       (146,695)           87,815
                                                      -----------      ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES -- capital
  expenditures, net.................................      (37,560)      (330,978)         (368,538)
                                                      -----------      ---------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and other
     obligations....................................      871,140        386,662         1,257,802
  Distributions to stockholders.....................   (1,073,022)            --        (1,073,022)
                                                      -----------      ---------       -----------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES..............................     (201,882)       386,662           184,780
                                                      -----------      ---------       -----------
          NET DECREASE IN CASH AND CASH
            EQUIVALENTS.............................       (4,932)       (91,011)          (95,943)
Cash and cash equivalents at beginning of year......      161,126         58,016           219,142
                                                      -----------      ---------       -----------
Cash and cash equivalents at end of year............  $   156,194      $ (32,995)      $   123,199
                                                      ===========      =========       ===========
Supplemental disclosure of cash information --
  Interest paid.....................................  $    54,000      $ 110,000       $   164,000
                                                      ===========      =========       ===========

                 See accompanying independent auditors' report.

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ---------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Cautionary Statement Regarding Forward-
  Looking Statements and Forecasts.....    8
Risk Factors...........................    8
Use of Proceeds........................   14
Price Range of Common Stock............   14
Dividend Policy........................   14
Capitalization.........................   15
Selected Consolidated Historical
  Financial Data.......................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business and Properties................   26
Certain Relationships and Related
  Transactions.........................   34
Management.............................   35
Principal Shareholders.................   39
Selling Shareholders...................   41
Description of Capital Stock and Other
  Securities...........................   41
Shares Eligible for Future Sale........   43
Underwriting...........................   44
Legal Matters..........................   46
Experts................................   46
Available Information..................   46
Incorporation of Certain Documents by
  Reference............................   47
Index to Financial Statements..........  F-1

             ======================================================
             ======================================================
                                3,000,000 SHARES

                                EFTC CORPORATION

                                  COMMON STOCK

                             EFTC CORPORATION LOGO
                                  ------------

                                   PROSPECTUS


                                  JUNE 1, 1998


                                  ------------

                              SALOMON SMITH BARNEY

                              J.C. BRADFORD & CO.

                         BANCAMERICA ROBERTSON STEPHENS

                            NEEDHAM & COMPANY, INC.
             ======================================================